As filed with the Securities and Exchange Commission on October 26, 2012

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MusclePharm Corporation

(Exact name of registrant as specified in its charter)

Nevada	2834	77-0664193
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification Number)

4721 Ironton Street, Building A

Denver, Colorado 80239

Telephone: (303) 396-6100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brad J. Pyatt

Co-Chairman, Chief Executive Officer and President

MusclePharm Corporation

5348 Vegas Drive

Las Vegas, Nevada 89108

Telephone: (702) 953-1890

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Reid A. Godbolt, Esq.	Yvan-Claude Pierre, Esq.
Jones & Keller, P.C.	Daniel I. Goldberg, Esq.
1999 Broadway, Suite 3150	Reed Smith LLP
Denver, Colorado 80202	599 Lexington Avenue
Telephone: (303) 573-1600	New York, New York 10022
Facsimile: (303) 573-8133	Telephone: (212) 549-5400
Facsimile: (212) 521-5450

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of Securities to be Registered	Aggregate Offering Price (1) $	Registration Fee (2) $
Common Stock, par value $0.001 per share (2)(3)	$19,550,000	$2,667
Representative’s Common Stock Purchase Warrant		(4)
Shares of Common Stock underlying Representative’s Common Stock Purchase Warrant (2)(5)	$1,062,500	$145
Total	$20,612,500	$2,812

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price.

(2)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)	Includes shares the underwriters have the option to purchase to cover over-allotments, if any.

(4)	No fee pursuant to Rule 457(g) under the Securities Act.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on an estimated proposed maximum aggregate offering price of $1,062,500 or 125% of $850,000 (5% of $17,000,000).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 26, 2012

Shares
Common Stock

MusclePharm Corporation is offering        shares of its common stock pursuant to this prospectus. We expect to effect a 1-for-650 reverse stock split of our common stock prior to offering these securities. Information in this prospectus is provided on a post-reverse stock split basis giving effect to such 1-for-650 reverse stock split as if it had occurred prior to the date hereof unless otherwise indicated.

Our common stock is presently quoted on the OTCBB under the symbol “MSLP.OB”. We have applied to list our common stock on The NASDAQ Capital Market under the symbol “MSPH”. On October 25, 2012, the last reported sale price for our common stock on the OTC QB was $3.45 per share after giving pro forma effect to the 1-for-650 reverse stock split of our common stock.

Our business and an investment in our securities involve a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price
Underwriting discounts and commissions (1)
Proceeds, before expenses, to us

(1)	The underwriters will receive compensation in addition to the underwriting discount. See “Underwriting” beginning on page 61 of this prospectus for a description of compensation payable to the underwriter.

The underwriters may also purchase up to an additional       shares of common stock from us at the public offering price, less the underwriting discount, within 45 days from the date of this prospectus to cover over-allotments, if any.

The underwriters expect to deliver the shares against payment therefor on or about , 2012.

Aegis Capital Corp

The date of this prospectus is             , 2012

MUSCLEPHARM®

FUELING ATHLETES SAFELY®

AWARD OF EXCELLENCE
WINNER
MUSCLEPHARM®
PACKAGING
OF THE YEAR
2012
PRESENTED BY BODYBUILDING.COM
AWARD OF EXCELLENCE
WINNER
MUSCLEPHARM®
BRAND
OF THE YEAR
2012
PRESENTED BY BODYBUILDING.COM
AWARD OF EXCELLENCE
WINNER
ASSAULT™
PRE-WORKOUT
OF THE YEAR
2012
PRESENTED BY BODYBUILDING.COM
UFC
FIGHT
STACK
COMBAT
ASSAULT
RE-CON
ARMOR-V

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell shares of our common stock. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each case included elsewhere in this prospectus.

Unless otherwise stated or the context requires otherwise, references in this prospectus to “MusclePharm”, the “Company”, “we”, “us”, or “our” refer to MusclePharm Corporation. Unless otherwise stated or the context requires otherwise, information in this prospectus gives effect to the 1-for-650 reverse stock split that we intend to effect prior to offering these securities.

MusclePharm Corporation

Business Overview

We develop, market and sell athlete-focused, high quality nutritional supplements primarily to specialty resellers. Our products have been formulated to enhance active fitness regimens, including muscle building, weight loss and maintaining general fitness. Our nutritional supplements are available for purchase in over 10,000 U.S. retail outlets, including Dick’s Sporting Goods, GNC, Vitamin Shoppe and Vitamin World. We also sell our products to over 100 online channels, including bodybuilding.com, amazon.com, gnc.com and vitacost.com. Internationally, our nutritional supplements are sold in over 110 countries, and we expect that international sales will be a significant part of our sales for the foreseeable future.

We started formulating our nutritional supplements in 2008 for consumption by active individuals, high performance athletes and fitness enthusiasts. We launched our sales and marketing programs in late 2008 through our internal sales executives and staff targeting specialty retail distributors.

Our wide-range variety of nutritional supplements, include Assault™, Combat Powder™, MusclePharm Musclegel®, MusclePharm Shred Matrix®, and Re-Con®. These products are comprised of amino acids, herbs, and proteins tested by our scientists for the overall health of athletes. We developed these nutritional supplements to enhance the effects of workouts, repair muscles, and nourish the body for optimal physical fitness.

Our Growth and Core Marketing Strategy

Our primary growth strategy is to:

•	increase our product distribution and sales through increased market penetrations both domestically and internationally;

•	increase our margins by focusing on streamlining our operations and seeking operating efficiencies in all areas of our operations;

•	continue to conduct additional testing of the safety and efficacy of our products and formulate new products; and

•	increase awareness of our products by increasing our marketing and branding opportunities through endorsements, sponsorships and brand extensions.

Our core marketing strategy is to brand MusclePharm as the “must have” fitness brand for workout enthusiasts and elite athletes. We seek to be known as the athlete’s company, run by athletes who create their products for other athletes both professional and otherwise. We believe that our marketing mix of endorsers, sponsorships and providing sample products for our retail resellers to use is an optimal strategy to increase sales.

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Recent Developments

We have recently experienced significant growth in our product sales. Our net sales for the years ended December 31, 2010 and 2011 were $3.2 million and $17.2 million, respectively. Our net sales for the six months ended June 30, 2011 and 2012 were $6.4 million and $32.0 million, respectively.

Conversion of Warrants into Common Stock

In late September 2012, we issued 670,364 shares of our common stock to several accredited investors pursuant to conversions of warrants to purchase an aggregate of 946,438 shares of common stock of the Company.

As a result of these warrant conversions and other extinguishments of derivative liabilities during the quarter ended September 30, 2012, our pro forma adjusted capitalization as of June 30, 2012 reflects a decrease in stockholders’ deficit from approximately $11,417,000 to approximately $6,815,000 and a reduction in our derivative liabilities as of June 30, 2012 from approximately $7,909,000 to approximately $25,000. All of these stock issuances, warrant conversions and extinguishments of derivative liabilities will be reflected in our financial statements as of and for the three and nine months ended September 30, 2012.

Proportionate Reverse Stock Split and Increase in Number of Authorized Shares of Common Stock

On October 15, 2012, our board of directors approved (i) a 1-for-650 reverse stock split of our common stock, including a proportionate reduction in the number of authorized shares of our common stock from 2.5 billion shares to 3,846,153 shares of common stock, which we intend to effect prior to the offering of these securities; and (ii) an amendment to our articles of incorporation to increase the number of authorized common stock (post reverse stock-split) from 3,846,153 to 100 million, and recommended the proposal for approval to the holders having the power to vote with respect to the common stock.

On October 18, 2012, the holders of our Series B Preferred Stock, who hold approximately 50.99% of the total voting power of all issued and outstanding voting capital of the Company, approved the amendment to the articles of incorporation by written consent in lieu of a meeting in accordance with Nevada law. See “Description of Securities” beginning on page 57 of this prospectus.

Selected Risks Associated With Our Business

Our business is subject to numerous risks described in the section entitled “Risk Factors” and elsewhere in this prospectus. You should carefully consider these risks before making an investment. Some of these risks include:

•	Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing;

•	Our business and operations are experiencing rapid growth. If we fail to effectively manage our growth, our business and operating results could be harmed;

•	Our failure to respond appropriately to competitive challenges, changing consumer preferences and demand for new products could significantly harm our customer relationships and product sales;

•	Our management has determined that our disclosure controls and procedures are ineffective which could result in material misstatements in our financial statements;

•	If we fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to disclosure controls and procedures, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult;

•	Our industry is highly competitive, and our failure to compete effectively could adversely affect our market share, financial condition and future growth;

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•	We rely on a limited number of customers for a substantial portion of our sales, and the loss of or material reduction in purchase volume by any of these customers would adversely affect our sales and operating results;

•	Adverse publicity or consumer perception of our products and any similar products distributed by others could harm our reputation and adversely affect our sales and revenues;

•	We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel, hire qualified personnel, we may not be able to grow effectively;

•	If we are unable to retain key personnel, our ability to manage our business effectively and continue our growth could be negatively impacted;

•	If we are unable to retain key personnel, our ability to manage our business effectively and continue our growth could be negatively impacted;

•	Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations;

•	We may be exposed to material product liability claims, which could increase our costs and adversely affect our reputation and business;

•	Our insurance coverage or third party indemnification rights may not be sufficient to cover our legal claims or other losses that we may incur in the future;

•	Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products and brand;

•	We may be subject to intellectual property rights claims, which are costly to defend, could require us to pay damages and could limit our ability to sell some of our products;

•	An increase in product returns could negatively impact our operating results and profitability;

•	We have no manufacturing capacity and anticipate continued reliance on third-party manufacturers for the development and commercialization of our products;

•	A shortage in the supply of key raw materials could increase our costs or adversely affect our sales and revenues;

•	We may issue additional shares of preferred stock in the future that may adversely impact your rights as holders of our common stock;

•	Our common stock is quoted on the OTCBB which may have an unfavorable impact on our stock price and liquidity;

•	Liability of directors for breach of duty of care is limited;

•	Because we will have broad discretion and flexibility in how the net proceeds from this offering are used, we may use the net proceeds in ways in which you disagree;

•	Future financings through debt securities and preferred stock may restrict our operations;

•	Our common stock price may be volatile and could fluctuate widely in price, which could result in substantial losses for investors;

•	If our common stock remains subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected;

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•	Because certain of our stockholders control a significant number of shares of our common stock, they may have effective control over actions requiring stockholder approval;

•	If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline;

•	A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline and may impair our ability to raise capital in the future;

•	You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future;

•	We intend to effect a 1-for-650 reverse stock split of our outstanding common stock immediately prior to this offering. The reverse stock split may not increase our stock price sufficiently and we may not be able to list our common stock on The NASDAQ Capital Market, in which case this offering will not be completed;

•	Even if the reverse stock split achieves the requisite increase in the market price of our common stock, we cannot assure you that we will be able to continue to comply with the minimum bid price requirement of The NASDAQ Capital Market;

•	Even if the reverse stock split increases the market price of our common stock, there can be no assurance that we will be able to comply with other continued listing standards of The NASDAQ Capital Market;

•	The reverse stock split may decrease the liquidity of the shares of our common stock; and

•	Following the reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Corporate Information

We were incorporated in the state of Nevada on August 4, 2006, under the name “Tone in Twenty” for the purpose of engaging in the business of providing personal fitness training using isometric techniques. On February 18, 2010, Tone in Twenty acquired all of the issued and outstanding equity and voting interests of Muscle Pharm, LLC, a Colorado limited liability company, in exchange for 26,000,000 shares of its common stock. As a result of this transaction, Muscle Pharm, LLC became a wholly owned subsidiary of Tone in Twenty, and Tone in Twenty changed its name to “MusclePharm Corporation.” Our principal executive offices are located at 4721 Ironton Street, Building A, Denver, Colorado 80239 and our telephone number is (303) 396-6100. Our website address is http://www.musclepharm.com. The information on, or that can be accessed through, our website is not part of this prospectus.

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Summary of the Offering

Common stock offered by us	shares of common stock (up to shares if the underwriter exercises its over-allotment option in full).

Common stock to be outstanding after this offering	shares ( shares if the underwriter exercises its over-allotment option in full).

Use of proceeds	We intend to use the net proceeds received from this offering to retire $3.5 of debt due on completion of this offering and for working capital and general corporate purposes. See “Use of Proceeds” on page 18 of this prospectus.

Risk factors	See “Risk Factors” beginning on page 7 of this prospectus and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

OTC Bulletin Board trading symbol	MSLP.OB

Proposed symbol and listing	We have applied for listing of our common stock on The NASDAQ Capital Market under the symbol “MSPH”.

Unless we indicate otherwise, all information in this prospectus:

•	reflects a 1-for-650 reverse stock split of our issued and outstanding shares of common stock, options and warrants to be effected prior to offering these securities and the corresponding adjustment of all common stock price per share and stock option and warrant exercise price data;

•	is based on 3,527,178 shares of common stock issued and outstanding as of October 25, 2012;

•	assumes no exercise by the underwriters of their option to purchase up to an additional shares of common stock to cover over-allotments, if any;

•	excludes shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of per share as of , 2012; and

•	excludes shares of common stock underlying the warrants to be issued to the underwriters in connection with this offering.

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SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables sets forth our (i) summary statement of operations data for the years ended December 31, 2011 and 2010 and the six months ended June 30, 2012 and 2011 (unaudited) and (ii) summary consolidated balance sheet data as of June 30, 2012 (unaudited), derived from our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus. The summary consolidated financial data for the six months ended June 30, 2012 and 2011 and as of June 30, 2012 are not indicative of results to be expected for the full year. Our financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States. All share amounts and per share amounts reflect the expected 1-for-650 reverse stock split that we intend to effect prior to offering these securities. The results indicated below are not necessarily indicative of our future performance.

You should read this information together with the sections entitled “Capitalization”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2012	2011	2011	2010
	(unaudited)
Statement of Operations:
Sales – net	$31,990,020	$6,431,678	$17,212,636	$3,202,687
Loss from operations	(2,391,634)	(2,980,993)	(16,220,160)	(18,251,836)
Other income (expense)	(7,461,755)	(9,467,552)	(7,060,790)	(1,317,501)
Net income (loss)	(9,853,389)	(12,448,545)	(23,280,950)	(19,569,337)
Series C preferred stock dividend	-	-	(293)	-
Other comprehensive income	40,719	-	-	-
Total comprehensive income (loss)	(9,812,670)	(12,448,545)	(23,280,657)	(19,569,337)
Net income (loss) per share of common stock – basic and diluted	$(4.92)	$(46.41)	$(53.76)	$(309.18)
Weighted average number of shares of common stock outstanding – basic and diluted	2,001,880	268,254	433,053	63,295

	As of June 30, 2012
	Actual	Pro Forma, As Adjusted (1)
	(unaudited)	(unaudited)
Balance Sheet Data:
Cash	$291,971
Cash – restricted	52,744
Total assets	4,725,828
Working Capital (Deficit)	(12,668,017)
Long term debt	114,682
Stockholders’ deficit	$(11,013,113)

(1)	Pro forma, as adjusted amounts give effect to (i) the issuance of common stock and warrants from July 1, 2012 through and immediately prior to the date of this prospectus and (ii) the sale of the common stock in this offering at the assumed public offering price of $ per share of common stock, which is based on the closing price of our common stock on , 2012, and after deducting underwriting discounts and commissions and other estimated offering expenses payable by us.

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RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. Our business, financial condition and results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Risks Related to Our Business and Industry

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

As reflected in the accompanying unaudited interim consolidated financial statements, we incurred a net loss of approximately $9.9 million for the six months ended June 30, 2012, and we had a working capital deficit and stockholders’ deficit of approximately $12.7 million and $11.0 million respectively, at June 30, 2012. Also as reflected in the accompanying financial statements we incurred a net loss of approximately $23.3 million and used net cash in operations of approximately $5.8 million for the year ended December 31, 2011, and had a working capital deficit and stockholders’ deficit of approximately $13.7 million and $13.0 million respectively, at December 31, 2011. These factors raise substantial doubt about our ability to continue as a going concern.

In their report dated April 13, 2012, except for note 1 as to which the date is June 28, 2012, our independent auditors stated that our financial statements for the period ended December 31, 2011, were prepared assuming that we would continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern.

Our ability to continue operations is dependent on management’s plans to raise more capital, which include this offering, until such time that funds provided by operations are sufficient to fund working capital requirements.

In addition to the net proceeds from this offering, we could require additional funding to finance the growth of our future operations as well as to achieve our strategic objectives. There can be no assurance that future financing will be available in amounts or terms acceptable to us, if at all.

Our business and operations are experiencing rapid growth. If we fail to effectively manage our growth, our business and operating results could be harmed.

We have experienced and expect to continue to experience rapid growth in our operations, which has placed, and will continue to place, significant demands on our management, and our operational and financial infrastructure. If we do not effectively manage our growth, we may fail to attain operational efficiencies we are seeking, timely deliver products to our customers in sufficient volume or the quality of our products could suffer, which could negatively affect our operating results. To effectively manage this growth, we expect we will need to hire additional persons, particularly in sales and marketing, and we will need to continue to improve significantly our operational, financial and management controls and our reporting systems and procedures. These additional employees, systems enhancements and improvements will require significant capital expenditures and management resources. Failure to implement these proposed growth objectives would likely hurt our ability to manage our growth and our financial position.

Our failure to respond appropriately to competitive challenges, changing consumer preferences and demand for new products could significantly harm our customer relationships and product sales.

The nutritional sports supplement industry is characterized by intense competition for product offerings and rapid and frequent changes in consumer demand. Our failure to predict accurately product trends could negatively impact our products and cause our revenues to decline.

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Our success with any particular product offering (whether new or existing) depends upon a number of factors, including our ability to:

•	deliver products in a timely manner in sufficient volumes;

•	accurately anticipate customer needs and forecast accurately to our manufacturers in an expanding business;

•	differentiate our product offerings from those of our competitors;

•	competitively price our products; and

•	develop new products.

Products often have to be promoted heavily in stores or in the media to obtain visibility and consumer acceptance. Acquiring distribution for products is difficult and often expensive due to slotting and other promotional charges mandated by retailers. Products can take substantial periods of time to develop consumer awareness, consumer acceptance and sales volume. Accordingly, some products may fail to gain or maintain sufficient sales volume and as a result may have to be discontinued. In a highly competitive marketplace it may be difficult to have retailers open stock-keeping units (sku’s) for new products.

Our management has determined that our disclosure controls and procedures are ineffective which could result in material misstatements in our financial statements.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. As of December 31, 2011, our management determined that our disclosure controls and procedures were ineffective due to weaknesses in our financial closing process.

We intend to implement remedial measures designed to address the ineffectiveness of our disclosure controls and procedures. If these remedial measures are insufficient to address the ineffectiveness of our disclosure controls and procedures, or if material weaknesses or significant deficiencies in our internal control are discovered or occur in the future and the ineffectiveness of our disclosure controls and procedures continues, we may fail to meet our future reporting obligations on a timely basis, our consolidated financial statements may contain material misstatements, we could be required to restate our prior period financial results, our operating results may be harmed, we may be subject to class action litigation, and if we gain a listing on The NASDAQ Capital Market, our common stock could be delisted from that exchange. Any failure to address the ineffectiveness of our disclosure controls and procedures could also adversely affect the results of the periodic management evaluations regarding the effectiveness of our internal control over financial reporting and our disclosure controls and procedures that are required to be included in our annual report on Form 10-K. Internal control deficiencies and ineffective disclosure controls and procedures could also cause investors to lose confidence in our reported financial information. We can give no assurance that the measures we plan to take in the future will remediate the ineffectiveness of our disclosure controls and procedures or that any material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or adequate disclosure controls and procedures or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our consolidated financial statements.

If we fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to disclosure controls and procedures, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult.

If we fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to disclosure controls and procedures, or, if we discover additional material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock could drop significantly. In addition, we cannot be certain that additional material weaknesses or significant deficiencies in our internal controls will not be discovered in the future.

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Our industry is highly competitive, and our failure to compete effectively could adversely affect our market share, financial condition and future growth.

The nutritional supplement industry is highly competitive with respect to:

•	price;

•	shelf space and store placement;

•	brand and product recognition;

•	new product introductions; and

•	raw materials.

Most of our competitors are larger more established and possess greater financial, personnel, distribution and other resources than we have. We face competition in the health food channel from a limited number of large nationally known manufacturers, private label brands and many smaller manufacturers of dietary supplements.

We rely on a limited number of customers for a substantial portion of our sales, and the loss of or material reduction in purchase volume by any of these customers would adversely affect our sales and operating results.

For the six months ended June 30, 2012, two of our customers accounted for approximately 46% of our sales. Our largest customer for the six months ended June 30, 2012, accounted for 35% of our sales. For the year ended December 31, 2011, two customers accounted for approximately 55% of sales and our largest customer represented 41% of our sales. For the year ended December 31, 2010, three customers accounted for approximately 67% of our sales and the largest customer accounted for 45% of our sales. The loss of any of our major customers, a significant reduction in purchases by any major customer, or, any serious financial difficulty of a major customer, could have a material adverse effect on our sales and results of operations.

Adverse publicity or consumer perception of our products and any similar products distributed by others could harm our reputation and adversely affect our sales and revenues.

We believe we are highly dependent upon positive consumer perceptions of the safety and quality of our products as well as similar products distributed by other sports nutrition supplement companies. Consumer perception of sports nutrition supplements and our products in particular can be substantially influenced by scientific research or findings, national media attention and other publicity about product use. Adverse publicity from these sources regarding the safety, quality or efficacy of nutritional supplements and our products could harm our reputation and results of operations. The mere publication of news articles or reports asserting that such products may be harmful or questioning their efficacy could have a material adverse effect on our business, financial condition and results of operations, regardless of whether such news articles or reports are scientifically supported or whether the claimed harmful effects would be present at the dosages recommended for such products.

We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel, hire qualified personnel, we may not be able to grow effectively.

Our performance largely depends on the talents and efforts of highly skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization, particularly sales and marketing. Competition in our industry for qualified employees is intense. In addition, our compensation arrangements, such as our bonus programs, may not always be successful in attracting new employees or retaining and motivating our existing employees. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

If we are unable to retain key personnel, our ability to manage our business effectively and continue our growth could be negatively impacted.

Our management employees include Brad J. Pyatt, L. Gary Davis, John H. Bluher, Jeremy R. DeLuca and Cory J. Gregory. These key management employees are primarily responsible for our day-to-day operations, and we believe our success depends in large part on our ability to retain them and to continue to attract additional qualified individuals to our management team. Currently, we have executed employment agreements with our key management employees. The loss or limitation of the services of any of our key management employees or the inability to attract additional qualified personnel could have a material adverse effect on our business and results of operations.

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Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations.

Our operating results may fluctuate as a result of a number of factors, many of which may be outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly, year-to-date, and annual expenses as a percentage of our revenues may differ significantly from our historical or projected rates. Our operating results in future quarters may fall below expectations. Each of the following factors may affect our operating results:

•	our ability to deliver products in a timely manner in sufficient volumes;

•	our ability to recognize product trends;

•	our loss of one or more significant customers;

•	the introduction of successful new products by our competitors; and

•	adverse media reports on the use or efficacy of nutritional supplements.

Because our business is changing and evolving, our historical operating results may not be useful to you in predicting our future operating results.

The continuing effects of the most recent global economic crisis may impact our business, operating results, or financial condition.

The global economic crisis that began in 2008 has caused disruptions and extreme volatility in global financial markets and increased rates of default and bankruptcy, and has impacted levels of consumer spending. These macroeconomic developments could negatively affect our business, operating results, and financial condition. For example, if consumer spending decreases, this may result in lower sales.

We may be exposed to material product liability claims, which could increase our costs and adversely affect our reputation and business.

As a marketer and distributor of products designed for human consumption, we could be subject to product liability claims if the use of our products is alleged to have resulted in injury. Our products consist of vitamins, minerals, herbs and other ingredients that are classified as dietary supplements and in most cases are not subject to pre-market regulatory approval in the United States or internationally. Previously unknown adverse reactions resulting from human consumption of these ingredients could occur.

We have not had any product liability claims filed against us, but in the future we may be subject to various product liability claims, including among others that our products had inadequate instructions for use, or inadequate warnings concerning possible side effects and interactions with other substances. The cost of defense can be substantially higher than the cost of settlement even when claims are without merit. The high cost to defend or settle product liability claims could have a material adverse effect on our business and operating results.

Our insurance coverage or third party indemnification rights may not be sufficient to cover our legal claims or other losses that we may incur in the future.

We maintain insurance, including property, general and product liability, and workers’ compensation to protect ourselves against potential loss exposures. In the future, insurance coverage may not be available at adequate levels or on adequate terms to cover potential losses, including on terms that meet our customer’s requirements. If insurance coverage is inadequate or unavailable, we may face claims that exceed coverage limits or that are not covered, which could increase our costs and adversely affect our operating results.

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Our intellectual property rights are valuable, and any inability to protect them could reduce the value of our products and brand.

We have invested significant resources to protect our brands and intellectual property rights. However, we may be unable or unwilling to strictly enforce our intellectual property rights, including our trademarks, from infringement. Our failure to enforce our intellectual property rights could diminish the value of our brands and product offerings and harm our business and future growth prospects.

We may be subject to intellectual property rights claims, which are costly to defend, could require us to pay damages and could limit our ability to sell some of our products.

Our industry is characterized by vigorous pursuit and protection of intellectual property rights, which has resulted in protracted and expensive litigation for several companies. Third parties may assert claims of misappropriation of trade secrets or infringement of intellectual property rights against us or against our end customers or partners for which we may be liable.

As our business expands, the number of products and competitors in our markets increases and product overlaps occur, infringement claims may increase in number and significance. Intellectual property lawsuits are subject to inherent uncertainties due to the complexity of the technical issues involved, and we cannot be certain that we would be successful in defending ourselves against intellectual property claims. Further, many potential litigants have the capability to dedicate substantially greater resources than we can to enforce their intellectual property rights and to defend claims that may be brought against them. Furthermore, a successful claimant could secure a judgment that requires us to pay substantial damages or prevents us from distributing products or performing certain services.

An increase in product returns could negatively impact our operating results and profitability.

We permit the return of damaged or defective products and accept limited amounts of product returns in certain instances. While such returns have historically been nominal and within management’s expectations and the provisions established, future return rates may differ from those experienced in the past. Any significant increase in damaged or defective products or expected returns could have a material adverse effect on our operating results for the period or periods in which such returns materialize.

We have no manufacturing capacity and anticipate continued reliance on third-party manufacturers for the development and commercialization of our products.

We do not currently operate manufacturing facilities for production of our products. We lack the resources and the capabilities to manufacture our products on a commercial scale. We do not intend to develop facilities for the manufacture of products in the foreseeable future. We rely on third-party manufacturers to produce bulk products required to meet our sales needs. We plan to continue to rely upon contract manufacturers to manufacture commercial quantities of our products.

Our contract manufacturers’ failure to achieve and maintain high manufacturing standards, in accordance with applicable regulatory requirements, or the incidence of manufacturing errors, could result in consumer injury or death, product shortages, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously harm our business. Contract manufacturers often encounter difficulties involving production yields, quality control and quality assurance, as well as shortages of qualified personnel. Our existing manufacturers and any future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business. In the event of a natural disaster, business failure, strike or other difficulty, we may be unable to replace a third-party manufacturer in a timely manner and the production of our products would be interrupted, resulting in delays, additional costs and reduced revenues.

A shortage in the supply of key raw materials could increase our costs or adversely affect our sales and revenues.

All of our raw materials for our products are obtained from third-party suppliers. Since all of the ingredients in our products are commonly used, we have not experienced any shortages or delays in obtaining raw materials. If circumstances changed, shortages could result in materially higher raw material prices or adversely affect our ability to have a product manufactured. Price increases from a supplier would directly affect our profitability if we are not able to pass price increases on to customers. Our inability to obtain adequate supplies of raw materials in a timely manner or a material increase in the price of our raw materials could have a material adverse effect on our business, financial condition and results of operations.

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Because we are subject to numerous laws and regulations, and we may become involved in litigation from time to time, we could incur substantial judgments, fines, legal fees and other costs.

Our industry is highly regulated. The manufacture, labeling and advertising for our products are regulated by various federal, state and local agencies as well as those of each foreign country to which we distribute. These governmental authorities may commence regulatory or legal proceedings, which could restrict the permissible scope of our product claims or the ability to manufacture and sell our products in the future. The U.S. Food and Drug Administration, or FDA, regulates our products to ensure that the products are not adulterated or misbranded. Failure to comply with FDA requirements may result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions. Our advertising is subject to regulation by the Federal Trade Commission, or FTC, under the Federal Trade Commission Act. In recent years the FTC has initiated numerous investigations of dietary supplement and weight loss products and companies. Additionally, some states also permit advertising and labeling laws to be enforced by private attorney generals, who may seek relief for consumers, seek class action certifications, seek class wide damages and product recalls of products sold by us. Any of these types of adverse actions against us by governmental authorities or private litigants could have a material adverse effect on our business, financial condition and results of operations.

Other Risks and Risks Relating to this Offering

We may, in the future, issue additional shares of common stock, which would reduce investors’ percent of ownership and may dilute our share value.

Our articles of incorporation, as amended, authorize the issuance of 2,500,000,000 shares of common stock, 5,000,000 shares of Series A Convertible Preferred Stock, 51 shares of Series B Preferred Stock and 500 shares of Series C Convertible Preferred Stock. The future issuance of common stock and preferred stock may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any common stock or preferred stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

We may issue additional shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Our articles of incorporation, as amended, authorize us to issue shares of preferred stock in various classes. Currently, we have 51 shares of Series B Preferred Stock issued and outstanding, which has voting control of the Company. Each share of our Series A Preferred Stock is convertible into 200 shares of our common stock. In addition, our board of directors will has the authority to fix and determine the relative rights and preferences of preferred stock, as well as the authority to issue additional shares, without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred stock, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as a holder of common stock.

Our common stock is quoted on the OTCBB which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTCBB. The OTCBB is a significantly more limited market than the New York Stock Exchange or the NASDAQ Stock Market. The quotation of our shares on the OTCBB may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

Liability of directors for breach of duty of care is limited.

Under Section 78.138(7) of the Nevada Revised Statutes, all Nevada corporations limit the liability of directors and officers, including acts not in good faith. Our stockholders’ ability to recover damages for fiduciary breaches may be reduced by this statute. In addition, we are obligated to indemnify our directors and officers regarding stockholder suits which they successfully defend as set forth in Section 78.7502 of the Nevada Revised Statutes.

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Because we will have broad discretion and flexibility in how the net proceeds from this offering are used, we may use the net proceeds in ways in which you disagree.

We currently intend to use the net proceeds from this offering to repay $3.5 million of debt due upon completion of this offering, for working capital and other general corporate purposes. See “Use of Proceeds” on page 18 of this prospectus. Other than the debt payments, we have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying these proceeds. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

Future financings through debt securities and preferred stock may restrict our operations.

If additional funds are raised through a credit facility or the issuance of debt securities or preferred stock, lenders under the credit facility or holders of these debt securities or preferred stock would likely have rights that are senior to the rights of holders of our common stock, and any credit facility or additional securities could contain covenants that would restrict our operations.

Our common stock price may be volatile and could fluctuate widely in price, which could result in substantial losses for investors.

The market price of our common stock has historically been and is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

•	new products and services by us or our competitors;

•	additions or departures of key personnel;

•	intellectual property disputes;

•	sales of our common stock;

•	our ability to integrate operations, technology, products and services;

•	our ability to execute our business plan;

•	operating results below expectations;

•	loss of any strategic relationship;

•	industry developments;

•	economic and other external factors; and

•	period-to-period fluctuations in our financial results.

If our common stock remains subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

Unless our securities are listed on a national securities exchange, or we have net tangible assets of $5.0 million or more and our common stock has a market price per share of $5.00 or more, transactions in our common stock will be subject to the SEC’s “penny stock” rules. If our common stock remains subject to the “penny stock” rules promulgated under the Exchange Act, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected.

Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

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•	receive the purchaser’s written agreement to the transaction prior to sale;

•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

As a result, if our common stock becomes or remains subject to the penny stock rules, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

Because certain of our stockholders control a significant number of shares of our common stock, they may have effective control over actions requiring stockholder approval.

As of October 25, 2012, our directors, executive officers and principal stockholders, and their respective affiliates, beneficially own approximately 21.7% of our outstanding shares of common stock. Also, two of our executive officers own 51 shares of our Series B Preferred Stock, which has voting control of the Company. As a result, these stockholders, acting together, would have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, acting together, would have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership might harm the market price of our common stock by:

•	delaying, deferring or preventing a change in corporate control;

•	impeding a merger, consolidation, takeover or other business combination involving us; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

We have not paid dividends on our common stock in the past and do not expect to pay dividends on our common stock for the foreseeable future. Any return on investment may be limited to the value of our common stock.

No cash dividends have been paid on our common stock. We expect that any income received from operations will be devoted to our future operations and growth. We do not expect to pay cash dividends on our common stock in the near future. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on an investor’s investment will only occur if our stock price appreciates. Investors in our common stock should not rely on an investment in our company if they require dividend income.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline and may impair our ability to raise capital in the future.

Our common stock is traded on the OTCBB and, despite certain increases of trading volume from time to time, there have been periods when it could be considered “thinly-traded”, meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent. Finance transactions resulting in a large amount of newly issued shares that become readily tradable, or other events that cause current stockholders to sell shares, could place downward pressure on the trading price of our stock. In addition, the lack of a robust resale market may require a stockholder who desires to sell a large number of shares of common stock to sell the shares in increments over time to mitigate any adverse impact of the sales on the market price of our stock.

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If our stockholders sell, or the market perceives that our stockholders intend to sell for various reasons, including the ending of restrictions on resale of substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options, the market price of our common stock could fall. Sales of a substantial number of shares of our common stock may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. We may become involved in securities class action litigation that could divert management’s attention and harm our business.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of up to   shares offered in this offering at an assumed public offering price of $ per share, and after deducting the underwriter’s discounts and commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $ per share. In addition, in the past, we issued options and warrants to acquire shares of common stock. To the extent these options are ultimately exercised, you will sustain future dilution. We may also acquire or license other technologies or finance strategic alliances by issuing equity, which may result in additional dilution to our stockholders.

Risks Related to Our Reverse Stock Split

We intend to effect a 1-for-650 reverse stock split of our outstanding common stock immediately prior to this offering. However, the reverse stock split may not increase our stock price sufficiently and we may not be able to list our common stock on The NASDAQ Capital Market, in which case this offering will not be completed.

We expect that the 1-for-650 reverse stock split of our outstanding common stock will increase the market price of our common stock so that we will be able to meet the minimum bid price requirement of the Listing Rules of The NASDAQ Capital Market. However, the effect of a reverse stock split upon the market price of our common stock cannot be predicted with certainty, and the results of reverse stock splits by companies in similar circumstances have been varied. It is possible that the market price of our common stock following the reverse stock split will not increase sufficiently for us to be in compliance with the minimum bid price requirement. If we are unable meet the minimum bid price requirement, we may be unable to list our shares on The NASDAQ Capital Market, in which case this offering will not be completed.

Even if the reverse stock split achieves the requisite increase in the market price of our common stock, we cannot assure you that we will be able to continue to comply with the minimum bid price requirement of The NASDAQ Capital Market.

Even if the reverse stock split achieves the requisite increase in the market price of our common stock to be in compliance with the minimum bid price of The NASDAQ Capital Market, there can be no assurance that the market price of our common stock following the reverse stock split will remain at the level required for continuing compliance with that requirement. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. If the market price of our common stock declines following the effectuation of a reverse stock split, the percentage decline may be greater than would occur in the absence of a reverse stock split. In any event, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and jeopardize our ability to meet or maintain The NASDAQ Capital Market’s minimum bid price requirement. In addition to specific listing and maintenance standards, The NASDAQ Capital Market has broad discretionary authority over the initial and continued listing of securities, which it could exercise with respect to the listing of our common stock.

Even if the reverse stock split increases the market price of our common stock, there can be no assurance that we will be able to comply with other continued listing standards of The NASDAQ Capital Market.

Even if the market price of our common stock increases sufficiently so that we comply with the minimum bid price requirement, we cannot assure you that we will be able to comply with the other standards that we are required to meet in order to maintain a listing of our common stock on The NASDAQ Capital Market. Our failure to meet these requirements may result in our common stock being delisted from The NASDAQ Capital Market, irrespective of our compliance with the minimum bid price requirement.

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The reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by the reverse stock split given the reduced number of shares that will be outstanding following the reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split. In addition, the reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Following the reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. These risks and uncertainties, along with others, are described above under the heading “Risk Factors” beginning on page 7 of this prospectus. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

This prospectus also includes estimates of market size and industry data that we obtained from industry publications and surveys and internal company sources. The industry publications and surveys used by management to determine market size and industry data contained in this prospectus have been obtained from sources believed to be reliable.

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USE OF PROCEEDS

We estimate that our net proceeds from the sale of the common stock offered pursuant to this prospectus will be approximately $          million, or approximately $          million if the underwriters exercise in full their option to purchase          additional shares, based upon the public offering price of $          per share and after deducting the underwriting discount and the estimated offering expenses that are payable by us.

We currently intend to use the net proceeds that we receive in this offering as follows: (i) $3.6 million for working capital; (ii) $3.4 million for repayment of our outstanding debt balance principal amount of debt held by non-affiliated parties, which will be due upon completion of this offering (as set forth below), (iii) to pay interest of approximately $0.1 million, representing interest payable, (iv) $1.4 million for aged accounts payable; (v) $6.0 million for inventory and related items; (vi) $2.0 million for international marketing development; and (vii) and the remainder for general corporate purposes.

Our outstanding indebtedness that will be repaid is as follows:

Principal Amount ($000’s)	Interest Rate (per annum)	Maturity Date
1,703	15%	October 2013
270	12%	July 2013
401	15%	July 2013
451	15%	August 2013
200	15%	April 2013
158	15%	May 2013
117	15%	June 2013
40	15%	September 2013

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PRICE RANGE OF COMMON STOCK

Our shares of common stock were cleared for trading under the symbol “TTWZ:OB” on the OTCBB on November 24, 2008, and later began trading on the OTCBB under the symbol “MSLP:OB” on April 22, 2010. Prior to this period, there was minimal trading in our common stock. The following table shows the reported high and low bid quotations per share for our common stock based on information provided by the OTCBB. These prices reflect the expected 1-for-650 reverse stock split that we intend to effect prior to the date of this prospectus.

	High	Low
2012
Fourth Quarter (though October 25, 2012)	$4.68	$2.93
Third Quarter	13.00	3.25
Second Quarter	19.50	7.80
First Quarter	24.05	3.90

2011
Fourth Quarter	16.90	4.55
Third Quarter	25.35	9.10
Second Quarter	52.65	16.25
First Quarter	84.50	23.40

2010
Fourth Quarter	585.00	32.50
Third Quarter	669.50	266.50
Second Quarter (beginning April 22, 2010)	767.00	617.50
First Quarter (1)	-	-

(1)	Prior to April 22, 2010, our common stock was not traded on the OTCBB or any other exchange.

Quotations on the OTCBB reflect bid and ask quotations, may reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions. In periods prior to April 22, 2010, there was no volume in our common stock.

As of October 25, 2012, there were approximately 420 holders of record of our common stock. This figure does not take into account those stockholders whose certificates are held in street name by brokers and other nominees. We estimate that such holders number approximately 3,700.

DIVIDEND POLICY

We have never declared dividends on our common stock, and currently do not plan to declare dividends on shares of our common stock in the foreseeable future. We expect to retain our future earnings, if any, for use in the operation and expansion of our business. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as earnings levels, capital requirements, our overall financial condition and any other factors deemed relevant by our board of directors.

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DILUTION

If you invest in our common stock, your interest will be immediately and substantially diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after giving effect to this offering.

Our pro forma net tangible book value as of June 30, 2012 was $(     ) or $(     ) per share of common stock, based upon [   ] shares outstanding, after giving effect to issuances of common stock from July 1, 2012 through and immediately prior to the date of this offering. After giving effect to the sale of the shares in this offering at the assumed public offering price of $ per share, at June 30, 2012, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at June 30, 2012 would have been approximately , or $ per share. This represents an immediate increase in pro forma net tangible book value of approximately $ per share to our existing stockholders, and an immediate dilution of $    per share to investors purchasing shares in the offering.

Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after this offering.

The following table illustrates the per share dilution to investors purchasing shares in the offering:

Assumed public offering price per share				$
Pro forma net tangible book value per share as of June 30, 2012	$	(____	)
Increase in net tangible book value per share attributable to this offering
Pro forma as adjusted net tangible book value per share after this offering
Dilution in pro forma net tangible book value per share to new investors

The information above assumes that the underwriters do not exercise their over-allotment option. If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value will increase to $ per share, representing an immediate increase to existing stockholders of $ per share and an immediate dilution of $ per share to new investors. If any shares are issued upon exercise of outstanding options or warrants, new investors will experience further dilution.

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CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2012:

•	on an actual basis;

•	on a pro forma basis to give effect to the issuance of common stock from July 1, 2012 through and immediately prior to the date of this prospectus; and

•	on a pro forma, as adjusted basis to give effect to (i) the issuance of common stock from July 1, 2012 through and immediately prior to the date of this prospectus, and (ii) the sale of the shares in this offering at the assumed public offering price of $ per share, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us.

You should consider this table in conjunction with “Use of Proceeds”, “Description of Securities” and our financial statements and the notes to those financial statements included elsewhere in this prospectus.

	As of June 30, 2012 (1)
	Actual	Pro Forma	Pro Forma As Adjusted
	(unaudited)
Stockholders’ equity (deficiency)
Preferred stock, $0.001 par value, Series A Convertible Preferred Stock, 5,000,000 shares authorized, none issued and outstanding	-	-
Preferred stock, $0.001 par value, Series B Preferred Stock; 51 shares authorized, issued and outstanding	-	-
Preferred stock, $0.001 par value, Series C Convertible Preferred Stock; 500 shares authorized, 190 and none, respectively, issued and outstanding	-	-
Common stock, $0.001 par value, 3,846,153 shares authorized, 2,179,394 and 2,138,730 issued and outstanding at June 30, 2012 actual; 3,527,178 and 3,486,514 issued and outstanding, June 30, 2012 pro forma; and [ ] and [ ] issued and outstanding, June 30, 2012 pro forma as adjusted	2,179	3,527
Treasury Stock, at cost; 40,664 shares	(460,978)	(460,978)
Additional paid-in capital	44,415,038	54,186,615
Deficit accumulated during the development stage	(55,010,071)	(60,584,476)
Accumulated other comprehensive income	40,719	40,719
Total stockholders’ equity (deficiency)	(11,013,113)	(6,814,593)	$

(1)	The par value per share of our common stock will not change as a result of the expected 1-for-650 reverse stock split.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements and Industry Data” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. All share amounts and per share amounts in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” reflect the expected 1-for-650 reverse stock split that we intend to effect prior to offering these securities.

Plan of Operation

We develop, market and sell athlete-focused, high quality nutritional supplements primarily to specialty resellers. Our propriety and award winning products address active lifestyles including muscle building, weight loss, and maintaining general fitness through a daily nutritional supplement regimen. Our products are sold in over 110 countries and available in over 10,000 U.S. retail outlets, including Dick’s Sporting Goods, GNC, Vitamin Shoppe and Vitamin World. We also sell our products in over 100 online channels, including bodybuilding.com, amazon.com, gnc.com and vitacost.com. Internationally, our nutritional supplements are sold in approximately 110 countries, and we expect that international sales will be a significant part of our sales for the foreseeable future.

Our primary growth strategy is to:

(1)	increase our product distribution and sales through increased market penetrations both domestically and internationally;

(2)	increase our margins by focusing on streamlining our operations and seeking operating efficiencies in all areas of our operations;

(3)	continue to conduct additional testing of the safety and efficacy of our products and formulate new products; and

(4)	increase awareness of our products by increasing our marketing and branding opportunities through endorsements, sponsorships and brand extensions.

Our core marketing strategy is to brand MusclePharm as the “must have” fitness brand for workout enthusiasts and elite athletes. We seek to be known as the athlete’s company, run by athletes who create their products for other athletes both professional and otherwise. We believe that our marketing mix of endorsers, sponsorships and providing sample products for our retail resellers to use is an optimal strategy to increase sales.

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Results of Operations

Six months ended June 30, 2012 compared to the six months ended June 30, 2011.

	Six Months Ended June 30,
	2012	2011
	(unaudited)
Sales – net	$31,990,020	$6,431,678
Cost of sales	25,837,767	4,914,361
Gross profit	6,152,253	1,517,317
General and administrative expenses	8,543,887	4,498,310
Loss from operations	(2,391,634)	(2,980,993)
Other income (expense)	(7,461,755)	(9,467,552)
Net income (loss)	(9,853,389)	(12,448,545)
Other comprehensive income	40,719	-
Total comprehensive income (loss)	$(9,812,670)	$(12,448,545)
Net loss per share – basic and diluted	$(4.92)	$(46.41)
Weighted average number of common shares outstanding during the period – basic and diluted	2,001,880	268,254

Sales

Sales increased approximately $25.6 million or 397%, to approximately $32.0 million for the six months ended June 30, 2012, compared to approximately $6.4 million for the six months ended June 30, 2011. The increase in sales was primarily attributable to increased brand awareness, and our continued efforts to expand sales by adding more customers. We have focused on a marketing plan to penetrate the market. As such, new promotional efforts have been made to increase sales by adding new customers and expanding our product line. We have continued to add new products to meet our customer’s needs. The inclusion of new gel squeeze tubes in various flavors has increased sales and more customers are now adding the MusclePharm Musclegel® to their shelf line. We have added new sales staff familiar with international sales, and this effort is now beginning to show results through increased sales in the international markets. Overall, as a direct result of our aggressive marketing plan, our products are currently being offered in more retail stores, both domestic and international, and our products are receiving better shelf placement. All of these efforts resulted in increased sales.

Cost of Sales

Cost of sales for the six months ended June 30, 2012, was approximately $25.8 million compared to approximately $4.9 million for the six months ended June 30, 2011, an increase of 526%. Cost of sales as a percent of revenue increased from 76% for the six months ended June 30, 2011 to 81% of revenue for the six months ended June 30, 2012. This increase was the result of adding Canadian shipping, and product cost for the second quarter of 2012 that had not previously existed, and an overall increase in shipping costs. There was also a slight increase in product damages in the six months ended June 30, 2012 compared to the six months ended June 30, 2011.

Gross Profit

Gross profit for the six months ended June 30, 2012 was approximately $6.2 million an increase of approximately $4.6 million over the six months ended June 30, 2011, or an increase of 282%. Meanwhile the gross profit percentage decreased to approximately 19% during the six months ended June 30, 2012 from 24% for the six months ended June 30, 2011 mainly as a result of providing deeper discounts for customer’s purchases in the second quarter of the six months ended June 30, 2012.

General and Administrative Expenses

General and administrative expenses for the six months ended June 30, 2012, increased to approximately $8.5 million or approximately $4.0 million or 90%, compared to the six months ended June 30, 2011. The increased sales for 2012 had corresponding increases in the general and administrative expenses compared to the six months ended June 30, 2011, mainly for foreign transaction fees and Canadian operations, while the general and administrative costs rose correspondingly to the increase in sales.

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Other major increases were approximately $1.8 million in advertising, $.9 million in increases for stock based compensation $.8 million in salaries and benefits, $.2 million in travel, $.2 million in depreciation and $.1 million in office expenses.

Loss from Operations

The loss from operations for the six months ended June 30, 2012 was approximately $2.4 million as compared to a loss of approximately $2.98 million for the six months ended June 30, 2011.

Other Expenses

Other net expenses for the six months ended June 30, 2012 were approximately $7.5 million compared to approximately $9.5 million for the six months ended June 30, 2011. The components of other expenses are shown in the table below:

	Six Months Ended June 30,
	2012	2011
Derivative expense	(2,486,451)	(4,057,859)
Change in fair value of derivative liabilities	1,496,874	634,770
Loss on settlement of accounts payable and debt	(2,941,826)	(2,542,073)
Interest expense	(3,547,202)	(3,502,390)
Foreign currency transaction loss	(1,573)	-
Other income	18,423	-
Total other expense – net	(7,461,755)	(9,467,552)

The decrease in this expense category of approximately $2.0 million was mainly attributed to the changes in fair value of derivative contracts and derivative expense approximately $2.4 million.

Net Loss

Net loss for the six months ended June 30, 2012, was approximately $9.9 million, or $(4.92) per share compared to approximately $12.4 million or loss per share of $(46.41) for the six months ended June 30, 2011.

Other Comprehensive Income

We recognized approximately $.014 million of other comprehensive income related to translation adjustments for transactions entered into in Canadian Dollars and translated to U.S. Dollars for the six months ended June 30, 2012.

Year ended December 31, 2011 compared to the year ended December 31, 2010.

	Year Ended December 31,
	2011	2010
Sales – net	$17,212,636	$3,202,687
Cost of sales	14,845,069	2,804,274
Gross profit	2,367,567	398,413
General and administrative expenses	18,587,727	18,650,249
Loss from operations	(16,220,160)	(18,251,836)
Other income (expense)	(7,060,790)	(1,317,501)
Net income (loss)	(23,280,950)	(19,569,337)
Net loss per share – basic and diluted	$(53.76)	$(309.18)
Weighted average number of common shares outstanding during the period – basic and diluted	433,053	63,295

Revenues

Our net revenues were approximately $17.2 million for the year ended December 31, 2011, compared approximately $3.2 million for the year ended December 31, 2010, an increase of 531%. Sales during the year ended December 31, 2011 increased due to our increased advertising and promotion efforts, as well as the change in our manufacturers, which provided more consistent shipments to customers. The sales increase was also the result of the significant capital spent on marketing with distributors and marketing and brand recognition with endorsements and sponsorships.

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Cost of Sales

Cost of sales for the year ended December 31, 2011 was approximately $14.8 million or 86% of revenue, compared to approximately $2.8 million or 88% of revenue for the year ended December 31, 2010. This slight decrease was due to efficiencies from the larger scale of our operations.

General and Administrative Expenses

Operating expenses for the year ended December 31, 2011 decreased slightly to $18.6 million, compared to $18.7 million for the year ended December 31, 2010, due primarily to an increase in stock based compensation of approximately $3.7 million, an increase in depreciation expense of approximately $0.2 million and an increase in travel, meetings and entertainment of approximately $0.3 million due to our increased activity, offset by a decrease in investment advisory services of approximately $2.4 million, a decrease in research and development costs of approximately $1.2 million and the decrease of advertising expense of $0.9 million.

Operating Loss

Operating loss for the year ended December 31, 2011 was approximately $16.2 million, compared to approximately $18.3 million for the year ended December 31, 2010.

Interest Expense

Interest expense for the year ended December 31, 2011 was approximately $3.7 million, compared to approximately $0.5 million for the year ended December 31, 2010, due primarily to amortization of the debt discounts and debt issue costs in the year ended December 31, 2011 of $3.5 million and approximately $0.2 million in interest charges incurred on our debt instruments in the year ended December 31, 2011.

Other Expenses

Other expenses for the year ended December 31, 2011 were approximately $7.0 million, compared to approximately $1.3 million for the year ended December 31, 2010, an increase of 538%. The $5.7 million increase in other expenses was primarily due to an increase in derivative expense of approximately $4.7 million, an increase in interest expense of approximately $3.2 million and increases in the losses on settlement of accounts payable of approximately $3.4 million, offset by changes in the fair value of derivative liabilities of approximately $5.3 million and licensing income of approximately $0.2 million.

Net Loss

Net loss for the year ended December 31, 2011 was approximately $23.3 million, or $(53.76) per share, compared to the net loss of approximately $19.6 million or $(309.18) per share, for the year ended December 31, 2010. Inflation did not have a material impact on our operations for the years ended December 31, 2011 and 2010.

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Liquidity and Capital Resources

The following table summarizes total current assets, liabilities and working capital deficit at June 30, 2012, compared to December 31, 2011:

	At June 30, 2012	At December 31, 2011	Increase/(Decrease)
	(unaudited)
Current Assets	2,956,242	4,016,833	(1,060,591)
Current Liabilities	15,624,259	17,710,100	(2,085,841)
Working Capital (Deficit)	(12,668,017)	(13,693,267)	1,025,250

Our primary source of operating cash has been through the sale of equity and the issuance of convertible secured promissory notes and other short term debt as discussed below.

At June 30, 2012, we had cash of approximately $.3 million and working capital deficit of approximately $12.7 million compared to cash of approximately $.7 million and a working capital deficit of approximately $13.7 million at December 31, 2011.

Cash provided by operating activities was approximately $.4 million for the six months ended June 30, 2012, compared to cash used in operating activities of approximately $2.6 million for the six months ended June 30, 2011. The increase of approximately $3.0 million for the six months ended June 30, 2012, compared to the six months ended June 30, 2011, was primarily due to increased payables and deferred revenues of approximately $1.0 million.

Cash used in investing activities increased to approximately $.6 million from approximately $.3 million for the six months ended June 30, 2012 and 2011, due to slightly higher spending on fixed assets. Future investments in property and equipment, as well as further development of our Internet presence will largely depend on available capital resources.

Cash flows used in financing activities were approximately $.3 million for the six months ended June 30, 2012, compared to cash flows provided by financing activities of approximately $3.4 million for six months ended June 30, 2011. The approximately $3.7 million decrease was due to the approximately $4.1 million increase in repayments of debt.

	Six Months Ended June 30,
	2012	2011
Cash Flows From Financing Activities
Proceeds from issuance of debt	$4,073,950	$3,648,083
Repayment of debt	(4,058,442)	-
Debt issuance costs	(106,950)	(204,093)
Repurchase of common stock	(460,978)	-
Proceeds from issuance of common stock and warrants	285,760	-
Net Cash (Used In) Provided By Financing Activities	$(266,660)	$3,443,990

Going Concern

As reflected in the accompanying unaudited interim consolidated financial statements, we had a net loss of approximately $9.9 million for the six months ended June 30, 2012, and had a working capital deficit and stockholders’ deficit of $12.7 million and approximately $11.0 million at June 30, 2012 and 2011, respectively. These factors raise substantial doubt about our ability to continue as a going concern.

Our ability to continue our operations is dependent on management’s plans, which include the raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes, sale of aged debt to third parties in exchange for stock, until such time that funds provided by operations are sufficient to fund working capital requirements. We may need to incur liabilities with certain related parties to sustain our existence.

We will require additional funding to finance the growth of our current and expected future operations as well as to achieve our strategic objectives. We believe our current available cash along with anticipated revenues will be insufficient to meet our cash needs for the near future. There can be no assurance that financing will be available in amounts or terms acceptable to us, if at all.

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We anticipate that the net proceeds from this offering will fund our operations for approximately [ ] months.

In response to these capital issues, management has taken the following actions:

•	seeking additional third party debt and/or equity financing;

•	continue with the implementation of the business plan; and

•	allocate sufficient resources to continue with advertising and marketing efforts.

Financing

Our primary source of operating cash has been through the sale of equity and the issuance of secured and unsecured promissory notes. We continue to explore potential sales expansion opportunities in order to boost sales, while leveraging distribution systems to consolidate lower costs. We need to continue to raise capital in order execute the business plan.

Off-Balance Sheet Arrangements

•	In August 2010, we leased office space under a non-cancelable operating lease, expiring in December 2015 for our headquarters in Denver, Colorado.

•	In February 2012, we leased office space under a non-cancelable operating lease, expiring in February 2013 for a warehouse in Idaho.

•	In April 2012, we leased office space under a non-cancelable operating lease, expiring in March 2012 for an office in Canada.

•	In June 2012, we leased office space under a non-cancelable operating lease, beginning in July 2012 and expiring in August 2015 for a Tennessee warehouse.

Future minimum annual lease payments for the above leases are approximately as follows:

2012 (6 months)	$157,000
2013	375,000
2014	402,000
2015	306,000
Total minimum lease payments	$1,240,000

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future non-conforming events. Accordingly, the actual results could differ significantly from estimates.

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Risks and Uncertainties

We operate in an industry that is subject to rapid change and intense competition. Our operations are subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks, including the potential risk of business failure.

Principles of Consolidation

All intercompany accounts and transactions have been eliminated in consolidation.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable represents trade obligations from customers that are subject to normal trade collection terms. The accounts receivable are sent directly to our third party manufacturer and netted with any outstanding liabilities to the manufacturer. Liabilities to the manufacturer totaled approximately $2.4 million at June 30, 2012, and are included in accounts payable and accrued liabilities. We periodically evaluate the collectability of our accounts receivable and consider the need to establish an allowance for doubtful accounts based upon historical collection experience and specific customer information. Accordingly, the actual amounts could vary from the recorded allowances. There is also a review of customer discounts at the period end and an accrual made for discounts earned but not yet received by quarter end.

Fair Value of Financial Instruments

We measure assets and liabilities at fair value based on an expected exit price which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. We believe the authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

•	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2: Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3: Unobservable inputs reflecting our assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

The following are the major categories of liabilities measured at fair value on a recurring basis as of June 30, 2012 and December 31, 2011, using quoted prices in active markets for identical liabilities (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3):

	As of June 30, 2012	As of December 31, 2011
Derivative liabilities (Level 2)	$7,908,860	$7,061,238

Our financial instruments consisted primarily of accounts receivable, prepaids, accounts payable and accrued liabilities, debt and customer deposits. Our debt approximates fair value based upon current borrowing rates available to us for debt with similar maturities. The carrying amounts of our financial instruments generally approximated their fair values as of June 30, 2012 and December 31, 2011, respectively, due to the short-term nature of these instruments.

Revenue Recognition

We record revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) product has been shipped or delivered, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

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Depending on individual customer agreements, sales are recognized either upon shipment of products to customers or upon delivery. For all of our Canadian sales, which represented 2.0% and 0% of sales for the six month periods ended June 30, 2012 and 2011, respectively, and for one of our largest domestic customers, which represented 11% and 11% of our sales for the six month periods ended June 30, 2012 and 2011, respectively, and 11% of our sales for the six months ended June 30, 2012, revenue is recognized upon delivery.

We have determined that advertising related credits that were granted to customers fell within the guidance of ASC No. 605-50-55 (“Revenue Recognition” – Customer Payments and Incentives – Implementation Guidance and Illustrations). The guidance indicates that, absent evidence of benefit to the vendor, appropriate treatment requires netting these types of payments against revenues and not expensing as advertising expense.

We record store support, giveaways, sales allowances and discounts as a direct reduction of sales.

We have an informal seven day right of return for our products. There were nominal returns for the year ended December 31, 2011 and for the three and six months ended June 30, 2012.

Foreign Currency

We began operations in Canada in April 2012. The Canadian Dollar was determined to be the functional currency as the majority of the transactions related to the day to day operations of the business are exchanged in Canadian Dollars. At the end of the period, the financial results of the Canadian operation are translated into the United States Dollar, which is the reporting currency, and added to the U.S. operations for consolidated company financial results. The revenue and expense items are translated using the average rate for the period and the assets and liabilities at the end of period rate. Transactions that have completed the accounting cycle and resulted in a gain or loss related to translation are recorded in realized gain or loss due to foreign currency translation under other income expense on the income statement. Transactions that have not completed their accounting cycle but appear to have gain or loss due to the translation process are recorded as unrealized gain or loss due to translation and held in the equity section on the balance sheet until such date the accounting cycle of a transaction is complete and the actual realized gain or loss is recognized.

Accounts Receivable

We perform ongoing evaluations of our customers’ financial condition and generally do not require collateral. Our management reviews accounts receivable periodically and reduces the carrying amount by a valuation allowance that reflects management’s best estimate of amounts that may not be collectible. Allowances, if any, for uncollectible accounts receivable are determined based upon information available and historical experience.

Beneficial Conversion Feature

For conventional convertible debt where the rate of conversion is below market value, we record a “beneficial conversion feature” (“BCF”) and related debt discount.

When we record a BCF, the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument. The discount is amortized to interest expense over the life of the debt.

Derivative Liabilities

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and measurement of their fair value for accounting purposes. In determining the appropriate fair value, we use the Black-Scholes option-pricing model. In assessing the convertible debt instruments, our management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, we continue our evaluation process of these instruments as derivative financial instruments.

Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives. In addition, the fair value of freestanding derivative instruments such as warrants, are also valued using the Black-Scholes option-pricing model.

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Debt Issue Costs and Debt Discount

We may pay debt issue costs, and record debt discounts in connection with raising funds through the issuance of convertible debt. These costs are amortized over the life of the debt to interest expense. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

Original Issue Discount

For certain convertible debt issued, we provide the debt holder with an original issue discount. The original issue discount is recorded to debt discount and additional paid in capital at an amount not to exceed gross proceeds raised, reducing the face amount of the debt and is amortized to interest expense over the life of the debt.

Share-Based Payments

Generally, all forms of share-based payments, including stock option grants, warrants, restricted stock grants and stock appreciation rights are measured at their fair value on the awards’ grant date, based on estimated number of awards that are ultimately expected to vest. Share-based compensation awards issued to non- employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable.

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2011-04 “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. Generally Accepted Accounting Principles (“GAAP”) and International Financial Reporting Standards (“IFRS”). ASU 2011-04 includes common requirements for measurement of and disclosure about fair value between U.S. GAAP and IFRS. ASU 2011-04 requires reporting entities to disclose additional information for fair value measurements categorized within Level 3 of the fair value hierarchy. In addition, ASU 2011-04 requires reporting entities to make disclosures about amounts and reasons for all transfers in and out of Level 1 and Level 2 fair value measurements. The new and revised disclosures are effective for interim and annual reporting periods beginning after December 15, 2011.

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BUSINESS

General

MusclePharm Corporation, a Nevada corporation (“MusclePharm”, the “Company”, “we”, “us”, or “our”) was incorporated in the state of Nevada on August 4, 2006, under the name “Tone in Twenty” for the purpose of engaging in the business of providing personal fitness training using isometric techniques. On February 18, 2010, Tone in Twenty acquired all of the issued and outstanding equity and voting interests of Muscle Pharm, LLC, a Colorado limited liability company, in exchange for 26,000,000 shares of its common stock. As a result of this transaction, Muscle Pharm, LLC became a wholly owned subsidiary of Tone in Twenty, and Tone in Twenty changed its name to “MusclePharm Corporation.” Our principal executive offices are located at 4721 Ironton Street, Building A, Denver, Colorado 80239 and our telephone number is (303) 396-6100.

We develop, market and sell athlete-focused, high quality nutritional supplements primarily to specialty resellers. Our products have been formulated to enhance active fitness regimens, including muscle building, weight loss and maintaining general fitness. Our nutritional supplements are available for purchase in over 10,000 U.S. retail outlets, including Dick’s Sporting Goods, GNC, Vitamin Shoppe and Vitamin World. We also sell our products to over 100 online channels, including bodybuilding.com, amazon.com, gnc.com and vitacost.com. Internationally, our nutritional supplements are sold in approximately 110 countries, and we expect that international sales will be a significant portion of our sales for the foreseeable future.

We started formulating our nutritional supplements in 2008 for consumption by active individuals, high performance athletes and fitness enthusiasts. We launched our sales and marketing programs in late 2008 through our internal sales executives and staff targeting specialty retail distributors.

We supply our nutritional supplements to elite athletes on teams in the National Football League, Major League Baseball and the National Basketball Association, as well as Ultimate Fighting Championship fighters. While these endorsers and professional sports teams use our products, no endorsement by any of them as to the merits of the securities offered by this prospectus should be inferred.

Our products were created through our six-stage process using the expertise of distinguished nutritional scientists we have retained and they are typically field tested using a pool of several elite athletes on various teams in the National Football League, Major League Baseball and National Basketball Association, as well as Ultimate Fighting Championship fighters. We do not directly manufacturer or ship our products to most of our customers. Rather, we outsource our manufacturing to non-affiliated third parties who fulfill our orders and ship product directly to our customers.

We have recently experienced significant growth in our product sales. Our net sales for the years ended December 31, 2010 and 2011 were $3.2 million and $17.2 million, respectively. Our net sales for the six months ended June 30, 2011 and 2012 were $6.4 million and $32.0 million, respectively. Additionally, during the second quarter of 2012, we commenced operations in Ontario, Canada, through our subsidiary Canada MusclePharm Enterprises Corp.

At the 2012 Bodybuilding.com Supplement Awards, we received three Awards of Excellence; we received (i) the “Brand of the Year” award, (ii) the “Packaging of the Year” award, and (iii) the “Pre-Workout Supplement of the Year” award for AssaultTM.

Our headquarters in Denver, Colorado has a state-of-the-art over 30,300 square feet medical and clinical testing department, complete with equipment for measuring and conducting athletic clinical studies and supporting athletes. Our medical and clinical professionals consist of several nationally recognized medical doctors and nutritional experts who oversee our product research, formulation, efficacy analysis and testing.

Recent Developments – Conversion of Warrants into Common Stock

In late September 2012, we issued 670,364 shares of our common stock to several accredited investors pursuant to conversions of warrants to purchase an aggregate of 946,438 shares of common stock of the Company.

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As a result of these warrant conversions and other extinguishments of derivative liabilities during the quarter ended September 30, 2012, our pro forma adjusted capitalization as of June 30, 2012 reflects a decrease in stockholders’ deficit from approximately $11,417,000 to approximately $6,815,000 and our derivative liabilities as of June 30, 2012 from approximately $7,909,000 to approximately $25,000. All of these stock issuances, warrant conversions and extinguishments of derivative liabilities will be reflected in our financial statements as of and for the three and nine months ended September 30, 2012.

Sales and Distribution

We sell our products both domestically and internationally. Domestically, we use three distribution systems:

1.	We sell our products domestically to several distributors who operate over 100 online channels. Approximately 41% of our sales in 2011 were to a domestic internet website, bodybuilding.com, a leading online retailer of sports nutrition products in the United States. As of October 18, 2012, we had the second best-selling brand on bodybuilding.com for 2012 to date and had two products in top ten best sellers, and eight products in the top 50 selling products out of over 8,000 stock keeping units (“sku’s”) from over 500 companies.

2.	We sell through traditional brick and mortar stores, and our products are carried in Dick’s Sporting Goods, GNC stores, Vitamin Shoppe outlets and Vitamin World retail stores.

3.	Our regional sales teams throughout the United States support our wholesale distributors such as Europa Sports Products, selling in up to 10,000 smaller domestic retail or regional stores. We also work with other distributors who have placed our products in smaller retail stores and gyms across the United States.

Internationally, we are continuing our sales expansion in Latin America, the Middle East, Europe, Russia, and the UK, and using Sportika Export as our international distributor that services approximately 110 countries. In addition, we recently launched a corporate partnership with a division of Eurpac Services, Inc. to distribute our supplements to approximately 130 U.S. military bases and 360 military stores throughout the world. We expect that international sales will represent a significant portion of our sales for 2012 and thereafter.

Our Growth Strategy

Our primary growth strategy is to:

•	increase our product distribution and sales through increased market penetrations both domestically and internationally;

•	increase our margins by focusing on streamlining our operations and seeking operating efficiencies in all areas of our operations;

•	continue to conduct additional testing of the safety and efficacy of our products and formulate new products; and

•	increase awareness of our products by increasing our marketing and branding opportunities through endorsements, sponsorships and brand extensions.

Core Marketing Strategy

Our core marketing strategy is to brand MusclePharm as the “must have” fitness brand for workout enthusiasts and elite athletes. We seek to be known as the athlete’s company, run by athletes who create their products for other athletes both professional and otherwise. We believe that our marketing mix of endorsers, sponsorships and providing sample products for our retail resellers to use is an optimal strategy to increase sales.

Sponsorships and Promotions

In 2011, we became the official supplement provider and sponsor of the Ultimate Fighting Championship, or UFC. Our sponsorship includes prominent logo placement on the fighting mat, and our branding can be seen on FOX Television Stations, FX Networks, FUEL TV and Pay-Per-View television worldwide. The UFC fighters we sponsor feature our brand on their uniforms and we also extensively advertise at the UFC events.

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We are also currently engaged in various in-store promotions, including point-of-purchase stands, aisle displays in retail outlets, as well as sample demonstrations in Dick’s Sporting Goods, GNC, Vitamin World and Vitamin Shoppe.

In 2011, we launched an advanced website in seeking to tap into the social networking world and to further our brand and consumer awareness. The information in our website is not part of this prospectus. We have included our website address as a factual reference and do not intend it to be an active link to our website. Also, we currently have over 250,000 fans combined between our company and executive officer Facebook and Twitter accounts.

Industry Overview

We operate within the large and growing U.S. nutritional supplements industry. According to Nutrition Business Journal’s 2012 Supplement Business Report, our industry generated over $30 billion in sales in 2011 and $28.1 billion in 2010, and is projected to grow at an average annual rate of approximately 6.0% through 2020.

According to Nutrition Business Journal, sports nutrition products represented approximately 12% of the total sales in the U.S. nutritional supplements industry in 2011, and the category is expected to grow at a 9.1% compound annual growth rate (or CAGR) from 2012 to 2020, representing the fastest growing product category in the nutritional supplements industry.

We believe there are several key demographic, healthcare and lifestyle trends driving the continued growth of our industry. These trends include:

•	Increasing awareness of nutritional supplements across major age and lifestyle segments of the U.S. population. We believe that awareness of the benefits of nutritional supplements is growing among active, younger populations, providing the foundation for our future consumer base. In addition, the average age of the U.S. population is increasing and data from the United States Census Bureau indicates that the number of Americans age 65 or older is expected to increase by approximately 36% from 2010 to 2020. We believe that these consumers are likely to increasingly use nutritional supplements and generally have higher levels of disposable income to pursue healthier lifestyles.

•	Increased focus on fitness and healthy living. We believe that consumers are trying to lead more active lifestyles and become increasingly focused on healthy living, nutritional and supplemental. According to the Nutrition Business Journal’s 2012 Supplement Business Report, 20% of the U.S. adult population (or 47 million people) were regular or heavy users of vitamins in 2011. We believe that growth in our industry will continue to be driven by consumers who increasingly embrace health and wellness as an important part of their lifestyles.

Participants in our industry include specialty retailers, supermarkets, drugstores, mass merchants, multi-level marketing organizations, online retailers, mail-order companies and a variety of other small participants. The nutritional supplements sold through these channels are divided into four major product categories: vitamins, minerals and health supplements; sports nutrition products; diet products; and other wellness products. Most supermarkets, drugstores and mass merchants have narrow nutrition supplement product offerings limited primarily to simple vitamins and herbs, with less knowledgeable sales associates than specialty retailers.

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Our Products

We currently offer 20 athlete-focused, high quality nutritional supplement products. None of our products are formulated to contain substances that have been the subject of publicized health concerns by the medical community such as ephedra, androstene, androstenedione, aspartame, steroids or human growth hormones. Our products are comprised of amino acids, herbs and proteins tested by our recognized scientists, and intended to be safe and effective for the overall health of athletes. Moreover, our nutritional supplements are intended to enhance the effects of workouts, repair muscles, and nourish the human body for optimal physical fitness. The following is a brief description of our current products:

Product Name	Description and/or Intended Benefits

Amino1TM	Hydration sports recovery drink with amino acids, coconut water powder and electrolytes

Armor-VTM	Advanced multi-vitamin complex; multiple vitamins and minerals along with immune system support

AssaultTM	Fuel power for long-lasting energy to enhance focus and build lean muscle mass

Battle FuelTM	Herbal formula to increase aggression and boost testosterone

BCAATM	Promote muscle development and maintenance through several amino acid complexes

Bizzy Diet StackTM	Diet supplement stack

Bullet ProofTM	Promote deep sleep; optimize recovery; and stimulate growth hormone/testosterone output

Casein	Slow digesting protein with added digestive enzymes and pro-biotic blend

CLA CoreTM	Support body composition, aid in weight loss and increase metabolic rates

Combat PowderTM	High protein supplement; enhance digestion of nutrients and maximize response to intense training

Creatine	Promote strength, power and endurance

Fish Oil	Blend of nutritional oils

GetSwole StackTM	Lean muscle mass combined products

Glutamine	Assist in recovery time, enhance muscle growth

Hybrid N.O.TM	Increase muscle fullness

Live Shredded StackTM	Support lean muscle mass maintenance

MusclePharm Musclegel®	Protein and nutrition supplement, contains several different proteins

Re-Con®	Promote post-workout growth and repair; replenish nutrients

MusclePharm Shred Matrix®	Multi-level weight-loss system; increase metabolism, suppress hunger, burn fat

ZMA MaxTM	Mineral support formula to increase testosterone and support deep sleep and healthy libido function

MusclePharm Apparel

We granted an exclusive indefinite license to market, manufacture, design and sell our existing apparel line. The licensee paid an initial fee of $250,000 in June, 2011 and will pay us a 10% net royalty based on the licensee’s net income at the end of each fiscal year. As of June 30, 2012, we had not earned any royalty revenue under this licensing arrangement.

Quality in Our Products

In seeking quality in our products, we require that before a product is brought to market, all:

•	supplements are supported with publicly available scientific research and references;

•	our manufacturers carry applicable manufacturing licenses;

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•	ingredients are combined so that their effectiveness is not impaired;

•	ingredients are in dosage levels that fall within tolerable upper intake levels established for healthy people by the Institute of Medicine of the National Academies;

•	products do not contain any substances banned by major sporting organizations such as the World Anti-Doping Agent, or WADA, NFL or MLB, or adulterated ingredients such as ephedra, androstenedione, aspartame, steroids or human growth hormones;

•	formulations have a minimum two-year shelf life; and

•	tablets, capsules and soft gels are designed to readily dissolve in the body to facilitate absorption.

Future Products

New products are derived from a number of sources, including our management, trade publications, scientific and health journals, consultants and distributors. Prior to introducing new products, we investigate product formulations as they relate to regulatory compliance and other issues. We expect to formulate between 10 to 20 new products within the next 12 to 18 months after the date of this prospectus.

Research and Development

Each of our products is the end result of a six stage process involving recognized nutrition scientists, doctors and professional athletes. Our expenses for research and development for the years ended December 31, 2010 and 2011, were approximately $1.3 million and $.1 million, respectively, and $.1 million for the six months ended June 30, 2012.

Management Information, Internet and Telecommunication Systems

The ability to efficiently manage distribution, compensation, inventory control, and communication functions through the use of sophisticated and dependable information processing systems is critical to our success.

We continue to invest in applications and integrations to improve and optimize business processes and to increase performance company wide.

Product Returns

We provide an informal seven day right of return for our products. Historically, product returns as a percentage of our net sales have been nominal.

Trademarks and Patents

We regard our trademarks and other proprietary rights as valuable assets and believe that protecting our key trademarks is crucial to our business strategy of building strong brand name recognition. These trademarks are crucial elements of our business, and have significant value in the marketing of our products.

Our policy is to pursue registrations for all of the trademarks associated with our products. Federally registered trademarks have a perpetual life, provided that they are maintained and renewed on a timely basis and used correctly as trademarks, subject to the rights of third parties to attempt to cancel a trademark if priority is claimed or there is confusion of usage. We rely on common law trademark rights to protect our unregistered trademarks. Common law trademark rights generally are limited to the geographic area in which the trademark is actually used, while a United States federal registration of a trademark enables the registrant to stop the unauthorized use of the trademark by any third party anywhere in the United States. Furthermore, the protection available, if any, in foreign jurisdictions may not be as extensive as the protection available to us in the United States.

Although we seek to ensure that we do not infringe on the intellectual property rights of others, there can be no assurance that third parties will not assert intellectual property infringement claims against us.

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We have obtained U.S. registration on trademarks for 20 of our products. We have abandoned or not pursued efforts to register marks identifying other items in our product line for various reasons including the inability of some names to qualify for registration. We also received federal trademark registration for 20 names or expressions that we use or intend to use to distinguish ourselves from others. All trademark registrations are protected for an initial period of five years and then are renewable after five years if still in use and every 10 years thereafter.

We have filed for a provisional patent to protect technology used in certain of our products, including MusclePharm Musclegel® and Re-Con®. The patent was filed in the United States as a Patent Cooperation Treaty (PCT) application to secure patent protection worldwide. We currently expect the International Search Report (ISR)/Written Opinion to issue in December 2012 and publication at the International Bureau in February 2013.

We also have filed for protection of various marks throughout the world and are committed to a significant long-term strategy to build and protect the MusclePharm brand globally. The “MusclePharm” mark is pending registration in 14 countries. The mark has been granted final trademark registration in three countries, and we believe the remaining registrations will be granted within the next several months.

The “MP” logo has been filed and registration granted in one country. The application for protection of the logo is expected to be filed in the near future in 26 additional countries. Going forward, we expect to seek trademark registration for our best-selling international products.

Competition

We compete with many companies engaged in selling nutritional supplements. The sports nutrition business is highly competitive. Most of our competitors have significantly more financial and human resources than we do, and have operating histories longer than ours. We seek to differentiate our products and marketing from our competitors based on our product quality, the use of sports celebrity endorsers and through our marketing program. Competition is based primarily on quality and assortment of products, marketing support, and availability of new products. Currently, our main competitors are three private companies: Optimum Nutrition, Inc., or Optimum, Iovate Health Sciences, Inc., or IHS, and Bio-Engineered Supplements and Nutrition, Inc., or BSN. Optimum is a wholly owned subsidiary of Glanbia Nutritionals, Inc., an international nutritional ingredients group. Optimum owns and operates two brands of nutritional supplements (Optimum Nutrition and American Body Building), providing a line of products across multiple categories. IHS is a nutritional supplement company that delivers a range of products to the nutritional marketplace. Headquartered in Oakville, Ontario, Canada, IHS’s line of products can be found in major retail stores and include such brands as Hydroxy-Cut™, Cell-Tech™, Six Star Nutrition™. BSN is also a sports nutrition leader whose top products include No-Explode™ and Syntha Six Protein™.

The retail market for nutritional supplements is characterized by a few dominant national companies, including GNC, Vitamin World, Vitamin Shoppe, and Great Earth Vitamin Stores. Others have a presence within local markets, such as Vitamin Cottage in Denver, Colorado. Four companies dominate the online channel—bodybuilding.com, vitamins.com (owned by Puritan’s Pride), GNC.com and vitaminshoppe.com, the latter two having retail sales locations as well.

Major competitors in the sports nutrition and weight-loss markets consist of companies such as EAS, Inc., Weider Nutrition International, Inc. and Twinlab Corporation, which dominate the market with such products as Myoplex (EAS), Body Shaper (Weider) and Ripped Fuel (Twinlab).

We also compete with a number of large direct selling firms selling nutritional, diet, health, personal care and environmental products, and numerous small competitors. The principal direct selling competitors are Amway Corporation, Nature’s Bounty, Inc., Sunrider Corporation, New Vision USA, Inc., Herbalife International of America, Inc., USANA, Inc., and Melaleuca, Inc.

We intend to compete by aggressively marketing our brand, emphasizing our relationships with professional athletes, and maximizing our relationships with those athletes, retail outlets and industry publications that align with our vision.

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Our Manufacturers

We are committed to producing and selling highly efficacious products that are trusted for their quality and safety. To date, our products have been outsourced to a third party manufacturer where the products are manufactured in full compliance with the current good manufacturing practice, or cGMP, standards set by the U.S. Food and Drug Administration, or FDA.

We use four non-affiliated principal manufacturers for the components of our products, and multiple vendors for packaging and labeling. We have an agreement in place with our primary manufacturer. This agreement was designed to support our growth and ensure consistence in production and quality. Our primary manufacturer purchases all needed raw materials from suppliers. Additionally, our primary manufacturer is responsible for acquisition and storage of all product inventory (at both on and off-site facilities). We do not take title to our products until time of shipment to retailers. The three non-primary manufacturers are governed by purchase order terms and can be terminated at any time.

Our relationship with any of our manufactures may be terminated upon proper notice. We have established relationships with other manufacturers that we believe can satisfy our needs if our relationship with any manufacturer terminates.

Product Delivery

All of our products are shipped by our manufacturers directly to our retailers. Our manufacturers collect sales tax on products based upon the address of the consumer to whom products are sent regardless of how the order is placed.

Regulatory Matters

Government Regulation and Statutes

Product Regulation

Domestic

The manufacture, packaging, labeling, advertising, promotion, distribution and sale of our products are subject to regulation by one or more federal agencies, including the FDA, Consumer Product Safety Commission, or CPSC, and the U.S. Department of Agriculture, or USDA. Advertising and other forms of promotion and methods of marketing are subject to regulation primarily by the U.S. Federal Trade Commission, or FTC, which regulates these activities under the Federal Trade Commission Act, or FTCA. The foregoing matters regarding our products are also regulated by various state and local agencies as well as those of each foreign country to which we distribute our products.

The Dietary Supplement Health and Education Act of 1994, or DSHEA, amended the Federal Food, Drug, and Cosmetic Act, or FFDC Act, to establish a new framework governing the composition, safety, labeling, manufacturing and marketing of dietary supplements. All of the products we market are regulated as dietary supplements under the FFDC Act.

Generally, under the FFDC Act, dietary ingredients that were marketed in the United States prior to October 15, 1994 may be used in dietary supplements without notifying the FDA. “New” dietary ingredients (i.e., dietary ingredients that were “not marketed in the United States before October 15, 1994”) must be the subject of a new dietary ingredient notification submitted to the FDA unless the ingredient has been “present in the food supply as an article used for food” without being “chemically altered”. A new dietary ingredient notification must provide the FDA with evidence of a “history of use or other evidence of safety” establishing that use of the dietary ingredient “will reasonably be expected to be safe”. A new dietary ingredient notification must be submitted to the FDA at least 75 days before it is initially marketed. The FDA may determine that a new dietary ingredient notification does not provide an adequate basis to conclude that the ingredient is reasonably expected to be safe. Such a determination could prevent the marketing of the dietary ingredient. The FDA recently issued draft guidance governing the notification for new dietary ingredients. Although FDA guidance is not mandatory, and companies are free to use an alternative approach if the approach satisfies the requirements of applicable laws and regulations, FDA guidance is a strong indication of the FDA’s “current thinking” on the topic discussed in the guidance, including its position on enforcement. At this time, it is difficult to determine whether the draft guidance, if finalized, would have a material impact on our operations. However, if the FDA were to enforce the applicable statutes and regulations in accordance with the draft guidance as written, this manner of enforcement could require us to incur additional expenses, which could be significant, and negatively impact our business in several ways, including, but not limited to, enjoining the manufacturing of our products until the FDA determines that we are in compliance and can resume manufacturing, which could increase our liability and reduce our growth prospects.

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The Dietary Supplement Labeling Act of 2011, which was introduced in July 2011 (S1310), would amend the FFDC Act to, among other things, (i) require dietary supplement manufacturers to register the dietary supplements that they manufacture with the FDA (and provide a list of the ingredients in and copies of the labels and labeling of the supplements), (ii) mandate the FDA and the Institute of Medicine (a non-governmental, nonprofit organization that provides advice to the public and decision makers, such as the FDA, concerning health issues) to identify dietary ingredients that cause potentially serious adverse effects, (iii) require warning statements for dietary supplements containing potentially unsafe ingredients and (iv) require that the FDA define the term “conventional food”. If the bill is reintroduced and enacted, it could restrict the number of dietary supplements available for sale, increase our costs, liabilities and potential penalties associated with manufacturing and selling dietary supplements, and reduce our growth prospects.

The Dietary Supplement Safety Act (S3002) was introduced in February 2010 and would repeal the provision of DSHEA that permits the sale of all dietary ingredients sold in dietary supplements marketed in the United States prior to October 15, 1994, and instead permit the sale of only those dietary ingredients included on a list of Accepted Dietary Ingredients to be issued and maintained by the FDA. The bill also would allow the FDA to: impose a fine of twice the gross profits earned by a distributor on sales of any dietary supplement found to violate the law; require a distributor to submit a yearly report on all non-serious adverse event reports received during the year to the FDA; and allow the FDA to recall any dietary supplement it determines with “a reasonable probability” would cause serious adverse health consequences or is adulterated or misbranded. The bill also would require any dietary supplement distributor to register with the FDA and submit a list of the ingredients in and copies of the labels of its dietary supplements to the FDA and thereafter update such disclosures yearly and submit any new dietary supplement product labels to the FDA before marketing any dietary supplement product. If this bill is reintroduced and enacted, it could severely restrict the number of dietary supplements available for sale and increase our costs and potential penalties associated with selling dietary supplements.

The FDA or other agencies could take actions against products or product ingredients that in its determination present an unreasonable health risk to consumers that would make it illegal for us to sell such products. In addition, the FDA could issue consumer warnings with respect to the products or ingredients in such products at the point they are sold to end users. Such actions or warnings could be based on information received through FFDC Act-mandated reporting of serious adverse events. The FDA in recent years has applied these procedures to require that consumers be warned to stop using certain dietary supplements. For businesses that have been subjected to these regulatory actions, sales have been reduced and the businesses have been required to pay refunds for recalled products.

In general, we seek representations and warranties, indemnification and/or insurance from our vendors. However, even with adequate insurance and indemnification, any claims of non-compliance could significantly damage our reputation and consumer confidence in our products. In addition, the failure of such products to comply with applicable regulatory and legislative requirements could prevent us from marketing the products or require us to recall or remove such products from the market, which in certain cases could materially and adversely affect our business, financial condition and results of operations.

Under the current provisions of the FFDC Act, there are four categories of claims that pertain to the regulation of dietary supplements. First are health claims that describe the relationship between a nutrient or dietary ingredient and a disease or health related condition and can be made on the labeling of dietary supplements if supported by significant scientific agreement and authorized by the FDA in advance via notice and comment rulemaking. Second are nutrient content claims which describe the nutritional value of the product and may be made if defined by the FDA through notice and comment rulemaking and if one serving of the product meets the definition. Third are statements of nutritional support or product performance. The FFDC Act permits “statements of nutritional support” to be included in labeling for dietary supplements without FDA pre-market approval. These statements must be submitted to the FDA within 30 days of marketing and may describe how a particular dietary ingredient affects the structure, function or general well-being of the body, or the mechanism of action by which a dietary ingredient may affect body structure, function or well-being, but may not expressly or implicitly represent that a dietary supplement will diagnose, cure, mitigate, treat or prevent a disease. A company that uses a statement of nutritional support in labeling must possess scientific evidence substantiating that the statement is truthful and not misleading. The fourth category are drug claims, representations that a product is intended to diagnose, mitigate, treat, cure or prevent a disease, are prohibited from use in the labeling of dietary supplements, and we make no drug claims regarding our products.

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We may make claims for our dietary supplement products regarding three of the four categories, that are statements of nutritional support, health claims and nutrient content claims when authorized by the FDA, or that otherwise are allowed by law. The FDA’s interpretation of what constitutes an acceptable statement of nutritional support may change in the future, thereby requiring that we revise our labeling. These regulatory activities include those discussed above concerning products marketed before October 15, 1994 or afterwards, and the requirements of 75 days advance notice to the FDA before marketing products containing new dietary ingredients. There is no assurance that the FDA will accept the evidence of safety for any new dietary ingredients that we may wish to market, and the FDA’s refusal to accept that evidence could prevent the marketing of the new dietary ingredients and dietary supplements containing a new dietary ingredient. If the FDA determines that a particular statement of nutritional support is an unacceptable drug claim, conventional food claim or an unauthorized version of a “health claim”, or, if the FDA determines that a particular claim is not adequately supported by existing scientific data or is false or misleading, we would be prevented from using the claim.

In addition, DSHEA provides that so-called “third-party literature”, e.g., a reprint of a peer-reviewed scientific publication linking a particular dietary ingredient with health benefits, may be used “in connection with the sale of a dietary supplement to consumers” without the literature being subject to regulation as labeling. The literature: (1) must not be false or misleading; (2) may not “promote” a particular manufacturer or brand of dietary supplement; (3) must present a balanced view of the available scientific information on the subject matter; (4) if displayed in an establishment, must be physically separate from the dietary supplements; and (5) should not have appended to it any information by sticker or any other method. If the literature fails to satisfy each of these requirements, we may be prevented from disseminating such literature with our products, and any dissemination could subject our product to regulatory action as an illegal drug.

Our dietary supplements must also comply with the Dietary Supplement and Nonprescription Drug Consumer Protection Act, which became effective on December 22, 2007. This law amends the FFDC Act to mandate that we report to the FDA any reports of serious adverse events that we receive. Under the law, an “adverse event” is any health-related event associated with the use of a dietary supplement that is adverse, and a “serious adverse event” is any adverse event that results in death, a life-threatening experience, inpatient hospitalization, a persistent or significant disability or incapacity, or a congenital anomaly or birth defect, or requires, based on reasonable medical judgment, a medical or surgical intervention to prevent one of these outcomes. Serious adverse event reports received through the address or phone number on the label of a dietary supplement, as well as all follow-up reports of new medical information received within one year after the initial report, must be submitted to the FDA no later than 15 business days after the report is received. The law also requires recordkeeping for reports of non-serious adverse events as well as serious adverse events for six years following the event, and these records are subject to FDA inspection.

In June 2007, pursuant to the authority granted by the FFDC Act as amended by DSHEA, the FDA published detailed current good manufacturing practice, or cGMP, regulations that govern the manufacturing, packaging, labeling and holding operations of dietary supplement manufacturers. The cGMP regulations, among other things, impose significant recordkeeping requirements on manufacturers. The cGMP requirements are in effect for all manufacturers, and the FDA is conducting inspections of dietary supplement manufacturers pursuant to these requirements. There remains considerable uncertainty with respect to the FDA’s interpretation of the regulations and their actual implementation in manufacturing facilities. The failure of a manufacturing facility to comply with the cGMP regulations renders products manufactured in such facility “adulterated”, and subjects such products and the manufacturer to a variety of potential FDA enforcement actions.

The FDA has also announced its intention to promulgate new cGMPs specific to dietary supplements, to fully enforce DSHEA and monitor compliance with the Bioterrorism Act of 2002. We intend to comply with the new cGMPs once they are adopted. The new cGMPs, predicted to be finalized shortly, would be more detailed and stringent than the cGMPs that currently apply to dietary supplements and may, among other things, require dietary supplements to be prepared, packaged, produced and held in compliance with regulations similar to the cGMP regulations for drugs. There can be no assurance that, if the FDA adopts cGMP regulations for dietary supplements, we will be able to comply with the new regulations without incurring a substantial expense.

In addition, under the Food Safety Modernization Act, or FSMA, which was enacted on January 4, 2011, the manufacturing of dietary ingredients contained in dietary supplements will be subject to similar or even more burdensome manufacturing requirements, which will likely increase the costs of dietary ingredients and will subject suppliers of such ingredients to more rigorous inspections and enforcement. The FSMA will also require importers of food, including dietary supplements and dietary ingredients, to conduct verification activities to ensure that the food they might import meets applicable domestic requirements.

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The FDA has broad authority to enforce the provisions of federal law applicable to dietary supplements, including powers to issue a public warning or notice of violation letter to a company, publicize information about illegal products, detain products intended for import, require the reporting of serious adverse events, require a recall of illegal or unsafe products from the market, and request the Department of Justice to initiate a seizure action, an injunction action or a criminal prosecution in the U.S. courts. The FSMA expands the reach and regulatory powers of the FDA with respect to the production and importation of food, including dietary supplements. The expanded reach and regulatory powers include the FDA’s ability to order mandatory recalls, administratively detain domestic products, require certification of compliance with domestic requirements for imported foods associated with safety issues and administratively revoke manufacturing facility registrations, effectively enjoining manufacturing of dietary ingredients and dietary supplements without judicial process. The regulation of dietary supplements may increase or become more restrictive in the future.

Our failure to comply with applicable FDA regulatory requirements could result in, among other things, injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions.

Our advertising of dietary supplement products is subject to regulation by the FTC under the FTCA. Section 5 of the FTCA empowers the FTC to prohibit unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce. Section 12 of the FTCA provides that the dissemination of any false advertisement for the purpose of inducing, directly or indirectly, the purchase of drugs or foods, which would include dietary supplements, is an unfair or deceptive act or practice. Additionally, under the FTC’s Substantiation Doctrine, an advertiser is required to have a “reasonable basis” for all objective product claims before the claims are made. Failure to adequately substantiate claims may also be considered an unfair or deceptive practice. Pursuant to this FTC requirement, we are required to have adequate substantiation for all material advertising claims made for our products.

On November 18, 1998, the FTC issued “Dietary Supplements: An Advertising Guide for Industry.” This guide provides marketers of dietary supplements with guidelines for applying FTC law to dietary supplement advertising and reiterates and explains the FTC’s “reasonable basis” determination. It includes examples of the principles that should be used when interpreting and substantiating dietary supplement advertising. Although the guide provides additional explanation, it does not substantively change the FTC’s existing policy that all supplement marketers have an obligation to ensure that claims are presented truthfully and to verify that such claims are adequately substantiated.

The FTC has a variety of processes and remedies available to it for enforcement, both administratively and judicially, including compulsory process, cease and desist orders and injunctions. FTC enforcement can result in orders requiring, among other things, limits on advertising, corrective advertising, consumer redress, divestiture of assets, rescission of contracts and such other relief as may be deemed necessary. Any violation could have a material adverse effect on our business, financial condition and results of operations.

As a result of our efforts to comply with applicable statutes and regulations in the United States and elsewhere, we have from time to time reformulated, eliminated or relabeled certain of our products and revised certain advertising claims. We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. They could, however, require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not capable of reformulation, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling, and/or scientific substantiation. Any or all of such requirements could have a material adverse effect on our business, financial condition and results of operations.

Advertising and labeling for dietary supplements and conventional foods are also regulated by state, county and other local governmental authorities. Some states also permit these laws to be enforced by private attorney generals. These private attorney generals may seek relief for consumers, seek class action certifications, seek class-wide damages, seek class-wide refunds and product recalls of products sold by us. There can be no assurance that state and local authorities will not commence regulatory action, which could restrict the permissible scope of our product advertising claims, or products that can be sold in the future.

Foreign

Our products which we sell or may make plans to sell in foreign countries are also subject to regulation under various national, local and international laws that include provisions governing, among other things, the formulation, manufacturing, packaging, labeling, advertising and distribution of dietary supplements and over-the-counter drugs. These regulations may prevent or delay entry into the market or prevent or delay the introduction, or require the reformulation, of certain of our products. Compliance with such foreign governmental regulations is generally the responsibility of our distributors for those countries. These distributors are independent contractors over whom we have limited control.

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Possible New Legislation or Regulation

Legislation may be introduced which, if passed, would impose substantial new regulatory requirements on dietary supplements. For example, although not yet reintroduced in this session of Congress, bills have been repeatedly proposed in past sessions of Congress which would subject the dietary ingredient dehydroepiandrosterone, or DHEA, to the requirements of the Controlled Substances Act, which would prevent the sale of products containing DHEA. In March 2009, the General Accounting Office, or GAO, issued a report that made four recommendations to enhance the FDA’s oversight of dietary supplements. The GAO recommended that the Secretary of the Department of Health and Human Services direct the Commissioner of the FDA to: (1) request authority to require dietary supplement companies to identify themselves as a dietary supplement company and update this information annually, provide a list of all dietary supplement products they sell and a copy of the labels and update this information annually, and report all adverse events related to dietary supplements, not just serious adverse events; (2) issue guidance to clarify when an ingredient is considered a new dietary ingredient, the evidence needed to document the safety of new dietary ingredients, and appropriate methods for establishing ingredient identity; (3) provide guidance to industry to clarify when products should be marketed as either dietary supplements or conventional foods formulated with added dietary ingredients; and (4) coordinate with stakeholder groups involved in consumer outreach to identify additional mechanisms for educating consumers about the safety, efficacy, and labeling of dietary supplements, implement these mechanisms, and assess their effectiveness. These recommendations could lead to increased regulation by the FDA or future legislation concerning dietary supplements.

We cannot determine what effect additional domestic or international governmental legislation, regulations, or administrative orders, when and if promulgated, would have on our business in the future. New legislation or regulations may require the reformulation of certain products to meet new standards, require the recall or discontinuance of certain products not capable of reformulation, impose additional record keeping or require expanded documentation of the properties of certain products, expanded or different labeling or scientific substantiation.

Employees

We believe that our success will depend significantly on our ability to identify, attract, and retain capable employees. As of October 25, 2012, we had 45 full time employees. Our employees are not represented by any collective bargaining unit, and we believe our relations with our employees are good. We have recently completed staffing for the in-house medical and physiology center on-site in our training facilities.

Insurance

We maintain commercial liability, including product liability coverage, and property insurance. Our policy provides for a general liability of $1.0 million per occurrence, and $2.0 million annual aggregate coverage which includes our main corporate facility. We carry property coverage on our main office facility to cover our legal liability, tenant’s improvements, business property, and inventory.

Properties

Our corporate headquarters is located in Denver, Colorado. This commercial office building is 30,302 square feet and includes, a full performance training center, medical laboratory and a 96-seat theatre room. The term of the lease is 65 months, expiring on December 31, 2015. We currently pay approximately $13,500 in lease payments per month.

We lease an office and distribution warehouse in Boise, Idaho. The warehouse is 6,035 square feet we pay approximately $3,500 per month in rent, expires in February 2013. We also lease a 500 square foot office space in Boise, Idaho on a month-to-month basis for $500 per month.

We lease a 152,562 square foot warehouse facility in Franklin, Tennessee. The term of the lease is through August 31, 2015. We currently pay approximately $8,867 per month for rent.

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Through our Ontario, Canada subsidiary, Canada MusclePharm Enterprises Corp., we lease a 10,000 square foot office and warehouse facility in Hamilton, Ontario, Canada. The term of the lease expires on March 31, 2013. We currently pay 6,655 in Canadian dollars (or the U.S. dollar equivalent of about $6,544) per month for rent.

Legal Proceedings

From time to time, we have become involved in various legal proceedings that arise in the ordinary course of business or otherwise. Legal proceedings are subject to inherent uncertainties as to timing, outcomes, costs, expenses and time expenditures by our management and others on our behalf. Although there can be no assurance, based on information currently available, we believe that the outcome of legal proceedings that are pending or threatened against us will not have a material effect on our financial condition. However, the outcome of any of these matters is neither probable nor reasonably estimable.

As of October 25, 2012, we were a defendant in the following legal proceedings, each of which we: (a) believe are without merit; and (b) intend to defend vigorously:

•	Environmental Research Center v. MusclePharm LLC, et al., Los Angeles Superior Court, California. Date instituted: February 4, 2011. Plaintiff Environmental Research Center (“ERC”) filed notices of intent to commence litigation against over 200 sports nutrition and dietary supplement companies in the United States and Canada, including us. ERC alleges violations of California’s Proposition 65.

•	William Bossung and Bishop Equity Partners LLC v. MusclePharm Corporation, Clark County, Nevada District Court. Date instituted: January 17, 2012. Plaintiff alleges that additional monetary payments are due in respect of a settlement for outstanding warrants.

As of October 25, 2012, we are a plaintiff in the following legal matter:

•	MusclePharm Corporation v. Swole Sports Nutrition, LLC, United States District Court for the Southern District of Florida. Date instituted: March 15, 2012. We filed this action for trademark infringement and unfair competition against the defendant after the defendant started marketing and selling a dietary supplement named “Turbo Shred”. We have sold “Shred Matrix” since April 2, 2008, and the mark “MusclePharm Shred Matrix” was granted registration by the USPTO on September 21, 2010.

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MANAGEMENT

Directors, Named Executive Officers and Key Management Personnel

The following table and text sets forth the names and ages of all our directors, named executive officers and our key management personnel as of October 25, 2012. All of our directors serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Named executive officers serve at the discretion of the board of directors, and are elected or appointed to serve until the next board of directors meeting following the annual meeting of stockholders. Also provided is a brief description of the business experience of each director, named executive officer and the key management personnel during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the federal securities laws.

Name	Age	Position

Brad J. Pyatt	32	Co-Chairman of the Board, Chief Executive Officer and President

L. Gary Davis	59	Chief Financial Officer

John H. Bluher	55	Co-Chairman of the Board and Executive Vice President – Chief Operating Officer

Jeremy R. DeLuca	33	Executive Vice President – Chief Marketing Officer

Cory J. Gregory	34	Executive Vice President

Lawrence S. Meer	52	Treasurer

Gordon G. Burr	63	Director

James J. Greenwell	53	Director

Donald W. Prosser	62	Director

Brad J. Pyatt has served as our Chief Executive Officer and Director since February 18, 2010 and as our President since October 2012. Prior to our acquisition of Muscle Pharm, LLC, Mr. Pyatt was President and Chief Executive Officer of Muscle Pharm, LLC, since its inception in April 2008. His background includes seven years of experience as a professional athlete, and more than five years of experience in the sports nutrition arena. Mr. Pyatt played in National Football League for the Indianapolis Colts during the 2003, 2004, and 2005 NFL seasons as well for the Miami Dolphins during the 2006 NFL season. Mr. Pyatt played in the Arena Football League for the Colorado Crush during the 2007 and 2008 AFL seasons. Mr. Pyatt attended the University of Kentucky from 1999 to 2002, where he studied kinesiology exercise science, as well the University of Northern Colorado, from 2002 to 2003. Mr. Pyatt filed for protection under Chapter 7 of the federal bankruptcy laws in 2008. He received a discharge relating to the matter in 2009.

L. Gary Davis has served as our Chief Financial Officer since July 2012. From January, 2010 to prior to joining us, Mr. Davis worked as a certified public accountant for various clients, specializing in mergers and acquisitions. From November, 2004 to January, 2010, Mr. Davis served as executive vice president and chief financial officer of Bodybuilding.com, a sports, fitness and nutritional supplement on-line retail store. He previously was vice president and chief financial officer of U.S. Ecology Corporation. Mr. Davis has a Bachelor’s Degree in Accounting from Boise State University and is near completion of a Master’s Degree in Finance from Rochester Institute of Technology. He is a licensed certified public accountant.

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John H. Bluher has served as our Executive Vice President – Chief Operating Officer since September 2011 and as Co-Chairman of our board of directors since July 2012. From February 2011 to August 2012, he served on the board of directors of Targeted Medical Pharma, Inc. From August 2010 to September 2011, he was managing director of AFH Holdings & Advisory LLC, a business consulting company. From December 2009 to August 2010, Mr. Bluher assisted in raising capital, marketing and co-managed Coachman Energy Funds at Caddis Capital, LLC, a private equity portfolio focused on oil and gas investments. From February 2010 to August 2010, Mr. Bluher acted as investment banker and special financial advisor to the AARP Mutual Fund Board of Trustees in a platform divestiture. From December 2007 to May 2009, Mr. Bluher served as managing director and general counsel at Lehman Brothers, Inc.’s investment management division. Mr. Bluher also served as global chief legal and compliance officer and managing director of Neuberger Berman during this period. From August 2004 to June 2007, Mr. Bluher served as general counsel and director of risk and Janus Capital, Inc. From June 2002 to July 2004, Mr. Bluher served as executive vice president, general counsel and corporate secretary and director of risk management of Knight Trading Group. From January 2001 to May 2002, Mr. Bluher served as senior vice president and global chief compliance officer for Prudential Securities, Inc. From October 1997 to January 2001, Mr. Bluher served as general counsel and chief compliance officer of Sun America, Inc., later AIG. From 1992 through 1997, Mr. Bluher served as Senior Vice President, Regional and Divisional Counsel at Prudential Securities, Inc. From 1987 to 1992, Mr. Bluher was senior counsel for the Division of Enforcement at the Securities and Exchange Commission. Mr. Bluher holds a Bachelor of Science and a J.D. degree from the University of Wyoming and holds FINRA Series 7, Series 24 and Series 14 licenses. He has served on the boards of ICI Mutual Insurance Company, the NASDAQ Chairman’s Advisory Board, Cherry Hills Founders Group, Inc., Safe Communications, Inc., and the University of Wyoming Foundation Board, and College of Law Advisory Board.

Jeremy R. DeLuca has been our Senior Vice President and Chief Marketing Officer (former President and Chief Marketing Officer) since November 2010. Prior to joining the Company, from April 1999 to November 2010, Mr. DeLuca served as the President of Bodybuilding.com, an online sports nutrition and supplements company, which he co-founded in 1999. There, Mr. DeLuca was actively involved in all aspects of Bodybuilding.com’s business, with a focus on marketing, sales, and e-commerce. Mr. DeLuca’s responsibilities also included managing vendor relations, marketing strategies, sales promotions, store content and store site development. During Mr. DeLuca’s tenure, Bodybuilding.com experienced significant growth, achieving annual sales of over $200 million in 2010. In August 2012, Mr. DeLuca was fined $600,000 by the FDA in connection with a plea agreement on six misdemeanor counts relating to the FDA’s investigation into allegations that Bodybuilding.com misbranded five dietary supplements.  In connection with the plea, Mr. DeLuca agreed to serve three years’ probation.

Cory J. Gregory has served as an executive officer of Muscle Pharm, LLC, since its inception in 2008 and our Senior Vice President (formerly Senior President) since May 2010. Prior to joining us, Mr. Gregory served as President, managing member, and owner of T3 Personal Training LLC, or T3, from April 2009 until November 2011. T3 was a personal training service that managed and oversaw over 40 clients using seven trainers over a ten-year period. During the same period, Mr. Gregory served as President of the Ohio Natural Bodybuilding Federation, a federation founded by Mr. Gregory in 2004 which hosted 14 bodybuilding competitions over a six-year period. He consulted for Agile Enterprises, a nutritional supplement company from January 2006 through January 2008. In 2004, Mr. Gregory purchased the Old School Gym, located in Pataskala, Ohio, which he continues to own at present day.

Lawrence S. Meer has served as our Chief Financial Officer from July 2010 to July 3, 2012 when he became our Treasurer. Prior to becoming the Chief Financial Officer he was the Director of Finance at Muscle Pharm, LLC from October 2009 to July 2010. His other past experience includes daily cash management and treasury functions, including the establishment of credit and collection procedures. He previously served as President and Chief Financial Officer in Miami, Florida, at Color It, Inc., a textile finishing business, from March 2002 to December 2008. From January 2008 until September 2009 Mr. Meer served as an independent financial consultant where he assisted in the preparation of business plans, budgets, forecasts and other financial areas. Mr. Meer also previously served as Executive Vice President at Customer Assets in Denver, Colorado, an India-based call center, from 2000 to 2002. Prior to joining Customer Assets, he was Chief Financial Officer and Chief Operating Officer at GS Sportswear in Denver, Colorado, a sportswear promotional company, from 1998 to 2000. Mr. Meer also served as Chief Financial Officer at Davis Audio-Visual, Inc., a retailer of audio-visual equipment, from 1996 to 1998; and Vice President of Finance at Pacer Cats in Englewood, Colorado, a ticketing and concession software provider from 1991 to 1996. Mr. Meer earned a BS in accounting from the University of Colorado at Boulder.

Gordon G. Burr has served as a director on our board of directors since July 2012. He is the founder and president of the B-Mex/Exciting Games group, which is a group of U.S. and Mexican companies that constructed, own and operate casinos in Mexico. Mr. Burr occupies a principal role in both corporate strategy and in daily operations and has served as President of the B-Mex/Exciting Games group since its inception in 2005. From 2003 to 2004, he was VP of Business Development for Pelion Systems, Inc., a software company providing manufacturing optimization software and solutions that merged with JCIT International to form DemandPoint. Between 2001 and 2003, Mr. Burr was Manager of Business Development for C2 Media, a corporate printing roll-up, and was involved in fundraising and later operations. Mr. Burr also serves on the board of directors for the Colorado Honor Corps, a local division of the Tragedy Assistance Program for Survivors, which provides assistance for persons who have lost a military loved one. Mr. Burr is also a co-founder and Vice Chairman of Fundación Curando a México, a non-profit charity in Mexico partnered with Project C.U.R.E. in the U.S. to bring medical equipment, supplies, training and other services to hospitals serving the low-income population in Mexico.

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James J. Greenwell has served as a director since October 15, 2012. Since 2000, he has been the Chief Executive Officer of Datria Systems Inc., a speech recognition application software company. He has also served as the Datria Systems’ Chairman since 2002. In prior employment, he served as a technology executive in a number of private and public companies .He has served on the Board of the Cherry Creek School Foundation since September 2010. He was a founding member of Friends of Denver Fire and served on its Board from 2007 through 2010. Mr. Greenwell served on the Board of the Denver Chapter of the American Heart Association from 2002 through 2008 and was Chairman of the board in 2007. He also served on the Board of Trustees of the Bonfils Blood Center Foundation from 1999 through 2003. Mr. Greenwell earned a BS from the College of Business at Michigan State University and an MBA degree from Saint Mary’s College.

Donald W. Prosser has served as a director on our board of directors since July 2012 and has been the principal executive officer of Arête Industries, Inc. since January 2011 and a director of Arête since September, 2003. Arête is a voluntary filer with the SEC under the Securities Exchange Act of 1934. Mr. Prosser owns a certified public accounting firm, Donald W. Prosser, P.C., specializing in tax services and accounting and has represented a number of private and public companies serving in the capacity of accountant, member of boards of directors, and as chief financial officer. From 1997 to 1999, Mr. Prosser served as CFO and Director for Chartwell International, Inc., a public company publishing high school athletic information and providing athletic recruiting services. From 1999 to 2000, he served as CFO and Director for Anything Internet, Inc. and from 2000 to 2001, served as CFO and Director for its successor, Inform Worldwide Holdings, Inc., a publicly traded company. From November 2002 through June 2008, Mr. Prosser served as CFO of VCG Holding Corp., a public company. From July 2008 through August 2009 Mr. Prosser was chief financial officer of Iptimize, Inc., a provider of broadband and data services that filed a petition under federal bankruptcy laws in October 2009. He also has served on the board of directors of Veracity Management Global, Inc., a publicly traded company, since January, 2008. Mr. Prosser has been a certified public accountant since 1975. Mr. Prosser attended the University of Colorado from 1970 to 1971 and Western State College of Colorado from 1972 to 1975, where he earned a Bachelor’s Degree in Accounting and History (1973) and a Master’s Degree in Accounting – Income Taxation (1975).

Advisory Board

We have established an Advisory Board currently consisting of nine members, which serves to advise management with respect to product formulations, product ideas, marketing and related matters. Members of the Advisory Board do not meet on a formal or regular basis. Our management team consults with one or more members of the Advisory Board as needed, from time to time, by means of meetings or telephone conference calls.

Following is a brief description of the background of our advisory board members:

Dr. Eric Serrano – Chief Formulator Medical Advisor. Dr. Serrano has been practicing medicine in the State of Ohio for over 22 years and is considered one of the leading sports nutrition doctors in the country. His clients include a wide array of athletes from the NFL, NHL, and MLB, in addition to many elite amateur athletes. Dr. Serrano was a professor of family practice medicine at Ohio State University, where he was awarded Professor of The Year and Preceptor of The Year. Dr. Serrano currently lectures across the country to universities, medical groups and health and fitness conferences on the topics of sports nutrition, performance enhancement, and injury prevention. He has formulated numerous nutritional supplements for some of the leading nutritional companies on the market and also been a contributing writer for some of the leading U.S. health and fitness magazines, including Muscle & Fitness. Dr. Serrano has been involved in the formulations for each of our products. Dr. Serrano received his B.A. from Kansas State University in Biology, his M.A. from Kansas State University in Exercise Physiology, and his M.D. from the University of Kansas Medical School.

Dr. Mauro Di Pasquale – Director of Product Development and Research. Dr. Di Pasquale brings five decades of personal, clinical and university teaching and learning, combined with leadership gained from medical directorships of important sports organizations to us. Dr. Di Pasquale has written over a dozen books on athletic performance, focusing mainly on diet and supplementation, most notably his books, The Anabolic Diet and The Metabolic Diet. He has received an Honors M.D., Honors B.Sc. (majoring in genetics and molecular biochemistry), both from the University of Toronto. He has also published 1,000 articles in magazines such as Muscle & Fitness, Flex and Powerlifting USA.

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Dr. Roscoe M. Moore, Jr. – Chief Scientific Director. A Former U.S. Assistant Surgeon General, Dr. Moore served with the United States Department of Health and Human Services (HHS) and was for the last 12 years of his career there the principal person responsible for global development support within the Office of the Secretary, HHS, with primary emphasis on Continental Africa and other less developed countries of the world. He was the principal liaison person between the HHS and Ministries of Health in Africa with regard to the development of infrastructure and technical support for the delivery of preventive and curative health needs for the continent. Dr. Moore received his undergraduate and Doctor of Veterinary Medicine degrees from Tuskegee Institute; his Master of Public Health degree in Epidemiology from the University of Michigan; and his Doctor of Philosophy degree in Epidemiology from the Johns Hopkins University. He was awarded the Doctor of Science degree (Honoris Causa) in recognition of his distinguished public health career by Tuskegee University. Dr. Moore was a career officer within the Commissioned Corps of the United States Public Health Service (USPHS) entering with the U.S. National Institutes of Health and rising to the rank of Assistant United States Surgeon General (Rear Admiral, USPHS) within the Immediate Office of the Secretary, HHS. He was selected as Chief Veterinary Medical Officer, USPHS, by Surgeon General C. Everett Koop.

Dr. Richard Ogden (CSCS) – Medical Advisor. Dr. Odgen’s career in clinical research and development spans nearly 40 years. After earning a Ph.D. from Cambridge University, his career started with postdoctoral research studying ribonucleic acid transcription and processing. Following that, he undertook independent research, funded by the National Science Foundation. In 1984, he joined Agouron Pharmaceuticals, Inc. as one of its founding scientists. Following Agouron’s merger with Pfizer, he served as a Senior Director and was the scientific liaison for the Agouron/Pfizer commercial and corporate organizations. In 2006, Dr. Ogden, co-founded RORR Inc., a medical, scientific consulting and education company with clients in the U.S. and Europe. In addition to publication in numerous medical journals, he is co-editor of two books relating to AIDS therapy.

Dr. Michael R. Stevens – Director of Therapeutic Nutrition. Dr. Stevens has over 20 years of well-diversified experience in the healthcare and pharmaceutical industry. Dr. Stevens spent 17 years at Bristol-Myers Squibb, where he held positions of increasing responsibility in the areas of Market Research (Oncology and HIV), Marketing (Oncology), and Medical Affairs (HIV). In addition served as a member of the Executive Council for the Forum for Collaborative HIV Research — a public-private partnership facilitating discussion on emerging issues in HIV clinical research and working to translate research results into patient care. He has also served on 15 Protocol Committees within the Adult AIDS Clinical Trials Group (ACTG). Michael received his B.S. Pharmacy and Doctor of Pharmacy degrees from Purdue University.

Dr. Ron Sekura – Director of Therapeutic Research. Dr. Sekura is the former Chief of the Pharmaceutical and Regulatory Affairs Branch of the Division of AIDS at The National Institute of Allergy and Infectious Diseases (NIAID) of the National Institute of Health (NIH) as well as a former Research Chemist at The National Institutes of Child Health and Human Development (NICHD) at the NIH and the Center for Biologics Evaluation and Research (CBER). He received his Bachelor of Science and Master of Science in Biochemistry degrees at Pennsylvania State University and his PhD at Cornell University. Dr. Sekura is the author of over 60 scientific publications.

Mariel Selbovitz – Director of Global Therapeutics Product Procurement Development. Ms. Selbovitz is a graduate of Cornell University and received her Master’s in Public Health at the Johns Hopkins University Bloomberg School of Health. She worked as the Client Intake Specialist at Positive Health Project and Syringe Exchange Program Coordinator at the Foundation for Research on Sexually Transmitted Diseases and is a partner in BioEquity Partners. Selbovitz is a member of the Cornell AIDS Clinical Trials Group Community Advisory Board and AIDS Treatment Advocacy Coalition.

James Sapirstein, R.Ph., MBA – Strategic Advisor. Mr. Sapirstein has been the Chief Executive Officer of Alliqua Inc. since October 2012. He was the President and Chief Executive Officer of Tobira Therapeutics, Inc., or Tobira, from August 2007 through April 2011 and founded Tobira in October 2006. Prior to Tobira, Mr. Sapirstein worked at Paramount BioCapital from May 2005 to September 2006 in the company creation group. Mr. Sapirstein was the Executive Vice President of the Metabolic and Endocrinology Business Unit from 2002 through April 2005. Mr. Sapirstein was the Director of Global Marketing at Gilead Sciences from July 2000 through May 2002, where he was responsible for the global launch of Viread®. He was the head of the international infectious disease marketing teams during his time at Bristol-Myers Squibb from August 1996 to July 2000. Mr. Sapirstein was with Hoffmann-LaRoche from October 1987 to July 1996, where he worked in a variety of capacities ranging from marketing and sales positions to international posts. Prior to working at Hoffmann LaRoche, he worked at Eli Lilly and Company in a sales capacity from June 1984 to October 1987. Mr. Sapirstein earned his Bachelor of Science in Pharmacy from the Ernest Mario School of Pharmacy at Rutgers University and an MBA from Farleigh Dickinson University.

Michael Kim, D.O. – Executive Director of Medicine, Research and Education. Dr. Kim has been our Executive Director of Medicine, Research and Education since August 2011. He oversees our research. He analyzes formulations, research protocols and strength and performance protocols. He also advises our athlete endorsers regarding nutrient, diet and supplementation. He received a B.A. in Economics from University of California – Davis, and a Doctor of Osteopathy degree from Touro University.

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Corporate Governance

Director Independence

Each director and named executive officer is obligated to disclose, on an annual basis, any transactions with our Company and any of its subsidiaries in which a director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Following completion of these disclosures, our board of directors make a determination as to the independence of each director using the current standards for “independence” that satisfy both the criteria for the NASDAQ Stock Market and the NYSE MKT.

As of October 15, 2012, our board of directors conducted an annual review and affirmatively determined that Messrs. Prosser and Greenwell are “independent” as that term is defined in the NASDAQ listing standards.

Committees of the Board

The following table sets forth the three standing committees of our board and the members of each committee as of October 25, 2012:

Director	Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Brad J. Pyatt	Co-Chair
John H. Bluher	Co-Chair
Gordon G. Burr	X		X
James J. Greenwell	X	X	Chair	X
Donald W. Prosser	X	Chair*	X	Chair

*	Audit Committee Financial Expert.

To assist it in carrying out its duties, the board has delegated certain authority to an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee as the functions of each are described below.

Audit Committee

Messrs. Prosser and Greenwell serve on our Audit Committee. Our Audit Committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationships and the audits of our financial statements. The Audit Committee’s responsibilities include:

•	selecting, hiring, and compensating our independent auditors;

•	evaluating the qualifications, independence and performance of our independent auditors;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	approving the audit and non-audit services to be performed by our independent auditor;

•	reviewing with the independent auditor the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies; and

•	preparing the report that the SEC requires in our annual proxy statement.

The board of directors has adopted an Audit Committee Charter. The Audit Committee members meet NASDAQ’s financial literacy requirements, and the board has further determined that Mr. Prosser (i) is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC and (ii) also meets NASDAQ’s financial sophistication requirements.

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Compensation Committee

Messrs. Burr, Greenwell and Prosser serve on the Compensation Committee. Our Compensation Committee’s main functions are assisting our board of directors in discharging its responsibilities relating to the compensation of outside directors, the Chief Executive Officer and other executive officers, as well as administering any stock incentive plans we may adopt. The Compensation Committee’s responsibilities include the following:

•	reviewing and recommending to our board of directors the compensation of our Chief Executive Officer and other executive officers, and the outside directors;

•	conducting a performance review of our Chief Executive Officer;

•	reviewing our compensation policies; and

•	if required, preparing the report of the Compensation Committee for inclusion in our annual proxy statement.

The board of directors has adopted a Compensation Committee Charter.

The Compensation Committee’s policy is to offer our executive officers competitive compensation packages that will permit us to attract and retain highly qualified individuals and to motivate and reward these individuals in an appropriate fashion aligned with the long-term interests of our Company and our stockholders.

Compensation Committee Risk Assessment. We have assessed our compensation programs and concluded that our compensation practices do not create risks that are reasonably likely to have a material adverse effect on us.

Nominating and Corporate Governance Committee

Messrs. Prosser and Greenwell serve on our Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s responsibilities include:

•	identify qualified individuals to serve as members of the Company’s board of directors;

•	review the qualifications and performance of incumbent directors;

•	review and consider candidates who may be suggested by any director or executive officer or by any stockholder of the Company;

•	review considerations relating to board composition, including size of the board, term and age limits, and the criteria for membership on the board;

•	review periodically the management succession plan of;

•	review and recommend corporate governance policies; and

•	monitor, oversee and review compliance with the Company’s code of ethics.

The board of directors has adopted a Nominating and Corporate Governance Committee Charter.

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EXECUTIVE COMPENSATION

Summary Compensation Table for 2011

The following summary compensation tables sets forth all compensation awarded to, earned by, or paid to each person serving as a named executive officer of the Company during the year ended December 31, 2011.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards (1) ($)		Option Awards (1) ($)		All Other Compensation ($)		Total ($)

Brad J. Pyatt	2011	250,000		140,099	(2)	1,400,995	(2) (3)	-		4,308	(15)	1,795,402
Chief Executive Officer	2010	194,821		-		2,650,000	(4)	-		-		2,844,821
	2009	133,992		-		-		-		-		133,992

Cory J. Gregory	2011	150,000		140,099	(5)	1,400,995	(5) (6)	-		-		1,691,094
Executive Vice President	2010	78,892		-		2,650,000	(7)	-		-		2,728,892
	2009	17,846		-		-		-		-		17,846

Lawrence S. Meer	2011	74,400		-		-		-		-		74,400
Chief Financial Officer	2010	75,493		-		-		228,000	(8)	-		303,493

Leonard K. Armenta (9)	2011	86,400		-		-		-		-		86,400
Former Executive Vice President	2010	83,215		-		-		228,000	(8)	-		311,215
	2009	54,799		-		-		-		-		54,799

Jeremy R. DeLuca	2011	65,833	(10)	140,099	(11)	1,400,995	(12)	-		-		1,606,927
Executive Vice President and CMO

John H. Bluher	2011	36,458	(13)	50,000	(14)	-		-		-		86,458
Executive Vice President and COO

(1)	Amounts reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The grant date fair value of each stock award is measured based on the closing price of our common stock on the date of grant.
(2)	The amounts reflect the amount that was returned to the Company as a result of restated revenues for the years ended December 31, 2011 and 2010. Subsequent to the filing of our amended Annual Report on Form 10-K/A filed on July 9, 2012, which restated our revenue for the years ended December 31, 2011 and 2010, Mr. Pyatt voluntarily agreed to return (i) $30,311 of his cash bonus and (ii) $303,109 worth of his stock bonus (equal to a total of 40,550 shares of common stock).
(3)	Mr. Pyatt received a stock award of $1,704,104, equal to 227,974 shares of common stock, at a price per share of $7.48, which was the closing price of our common stock on January 27, 2012, the date of grant.
(4)	Mr. Pyatt received a stock award of 7,692 shares of common stock at a price per share of $344.50, which was the closing price of our common stock on October 18, 2010, the date of grant.
(5)	The amounts reflect the amount that was returned to the Company as a result of restated revenues for the years ended December 31, 2011 and 2010. Subsequent to the filing of our amended Annual Report on Form 10-K/A filed on July 9, 2012, which restated our revenue for the years ended December 31, 2011 and 2010, Mr. Gregory voluntarily agreed to return (i) $30,311 of his cash bonus and (ii) $303,109 worth of his stock bonus (equal to a total of 40,550 shares of common stock).
(6)	Mr. Gregory received a stock award of $1,704,104, equal to 227,974 shares of common stock, at a price per share of $7.48, which was the closing price of our common stock on January 27, 2012, the date of grant.
(7)	Mr. Gregory received a stock award of 7,692 shares of common stock at a price per share of $344.50, which was the closing price of our common stock on October 18, 2010, the date of grant.
(8)	Represents options exercisable for 1,538 shares of common stock, valued on the date of grant, April 2, 2010. For a discussion of the valuation assumptions used, see Note 9 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.
(9)	Mr. Armenta resigned from his position as our Executive Vice President on September 16, 2011.
(10)	This figure is based on a pro-rated annual salary of $125,000.
(11)	The amounts reflect the amount that was returned to the Company as a result of restated revenues for the years ended December 31, 2011 and 2010. Subsequent to the filing of our amended Annual Report on Form 10-K/A filed on July 9, 2012, which restated our revenue for the years ended December 31, 2011 and 2010, Mr. DeLuca voluntarily agreed to return (i) $30,311 of his cash bonus (which had not yet been paid to him) and (ii) $303,109 worth of his stock bonus (equal to a total of 40,550 shares of common stock).
(12)	Mr. DeLuca received a stock award of $1,704,104, equal to 227,974 shares of common stock, at a price per share of $7.48, which was the closing price of our common stock on January 27, 2012, the date of grant.
(13)	This figure is based on a pro-rated annual salary of $175,000.
(14)	Mr. Bluher received this bonus pursuant to the terms of his employment agreement.
(15)	Amount represents private golf club membership dues of $4,308 for 2011.

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Outstanding Equity Awards at 2011 Fiscal Year-End

None of our named executive officers other than Mr. Meer had outstanding equity awards at December 31, 2011. At December 31, 2011, Mr. Meer had options (granted on April 2, 2010) to purchase 1,538 shares of our common stock at an exercise price of $325.00 per share, which expire April 2, 2015.

Recent Changes to Employment Arrangements

On October 18, 2012, the Compensation Committee approved 2012 target bonuses for its executive officers, including its principal executive officer, principal financial officer and other named executive officers as follows:

Executive Officer	2012 Target Bonuses (gross)
Brad J. Pyatt	$160,000
John H. Bluher	$130,000
Cory J. Gregory	$130,000
Jeremy R. DeLuca	$130,000
L. Gary Davis	$75,000

Also, on October 18, 2012, the Company entered into amended and restated employment agreements (except for Mr. Davis, which was an initial employment agreement) with the following executive officers of the Company, which include its principal executive officer, principal financial officer and other named executive officers:

Name	Position

Brad J. Pyatt	Chief Executive Officer and President
L. Gary Davis	Chief Financial Officer
John H. Bluher	Executive Vice President – Chief Operating Officer
Jeremy R. DeLuca	Executive Vice President – Chief Marketing Officer
Cory J. Gregory	Executive Vice President

The employment agreements were executed based upon a form employment agreement approved by the Compensation Committee of the board. The employment agreements are for an initial term ending December 31, 2014. However, the employment agreements entered into with Mr. Pyatt and Mr. DeLuca provide for an initial term ending December 31, 2015.

Under the terms of the employment agreements, each officer will receive an annual base salary in the amount set forth below, subject to any increase the Compensation Committee may deem appropriate from time to time.

Name	Annual Base Salary

Brad J. Pyatt	$350,000
L. Gary Davis	$130,000 ($200,000 beginning January 1, 2013)
John H. Bluher	$300,000
Jeremy R. DeLuca	$175,000 ($320,000 beginning January 1, 2013)
Cory J. Gregory	$212,000

In addition, the officers will be eligible to receive one or more annual cash bonuses and grants of stock options, restricted stock or other equity-related awards from the Company’s various equity compensation plans, as determined by the Compensation Committee.

If the employment of an officer is terminated due to the officer’s death or inability to perform, the employment agreements provide for payment to the officer of any unpaid portion of the Officer’s base salary and benefits accrued through the date of death or inability to perform and, at the discretion of the Compensation Committee, a bonus. The officer or his representatives will also be entitled to receive a reimbursement of up to 12 months of Consolidated Omnibus Reconciliation Act, or COBRA, premiums, if the officer or his representatives timely elect and remain eligible for COBRA. If the officer’s employment is terminated due to inability to perform, the officer will also be entitled to (i) a lump sum payment equal to the greater of (A) the target bonus payable to the Officer for the year in which the date of termination occurs or if no target bonus has been set, the officer’s most recent annual bonus, and (B) a bonus for such year as may be determined by the Compensation Committee in its sole discretion; and (ii) a severance payment (payable over six months) equal to six months of the officer’s base salary in effect as of the date of termination.

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If the officer’s employment is terminated for “cause” or if an Officer terminates his employment without “good reason” (as such terms are defined in the employment agreement), the officer will not be entitled to a severance payment or any other termination benefits. However, the Company will pay the officer any unpaid portion of the officer’s base salary and benefits accrued through the date of such termination.

Upon a termination of an officer’s employment (except for Mr. Pyatt) by the Company without cause and without a change in control or by the officer for good reason without a change in control, the employment agreements provide that such officer will be entitled to (i) any unpaid portion of the officer’s base salary and benefits accrued through the date of termination; (ii) an amount payable over three months and equal to the lesser of (A) nine months of the officer’s base salary in effect as of the date of termination, or (B) the officer’s base salary remaining under the term of his employment agreement; (iii) a lump sum payment equal to 25% of the officer’s target bonus (or if no target bonus has been set, the Officer’s most recent annual bonus) if the termination is between January 1 and June 30 or 50% of the Officer’s target bonus (or if no target bonus has been set, the Officer’s most recent annual bonus) if the termination is between July 1 and December 31; (iv) acceleration of the officer’s outstanding equity awards, unless otherwise provided in the equity award agreement for a particular equity award; and (v) the officer will also be entitled to receive a reimbursement of up to 12 months of COBRA premiums, if the officer timely elects and remains eligible for COBRA.

Upon a termination of Mr. Pyatt’s employment by the Company without cause and without a change in control or by Mr. Pyatt for good reason without a change in control, Mr. Pyatt’s employment agreement provides that he will be entitled to (i) any unpaid portion of his base salary and benefits accrued through the date of termination; (ii) an amount payable over three months and equal to two times his base salary on the date of termination; (iii) a lump sum payment equal to the greater of (A) two times his target bonus for the for the year in which the date of termination occurs or if no target bonus has been set, then two times Mr. Pyatt’s most recent annual bonus, and (B) a bonus for such year as may be determined by the Compensation Committee in its sole discretion; (iv) acceleration of his outstanding equity awards, unless otherwise provided in the equity award agreement for a particular equity award; and (v) he will also be entitled to receive a reimbursement of up to 12 months of COBRA premiums, if he timely elects and remains eligible for COBRA.

Upon a termination of an officer’s employment (except for Mr. Pyatt) by the Company without cause and with a change in control or by the officer for good reason after a change in control, the employment agreement provides that such officer will be entitled to (i) any unpaid portion of the officer’s base salary and benefits accrued through the date of termination; (ii) a severance payment (payable over 12 months) equal to 12 months of the officer’s base salary in effect as of the date of termination; (iii) a lump sum payment equal to the greater of (A) 100% of the officer’s target bonus in the year of termination or if no target bonus has been set, then 100% of the officer’s most recent annual bonus, and (B) a bonus for such year as may be determined by the Committee in its sole discretion; (iv) a severance payment of $500,000 (payable within 30 days of the date of termination); (v) acceleration of the officer’s outstanding equity awards; and (vi) the officer will also be entitled to receive a reimbursement of up to 12 months of COBRA premiums, if the officer timely elects and remains eligible for COBRA.

Upon a termination of Mr. Pyatt’s employment by the Company without cause and with a change in control or by Mr. Pyatt for good reason after a change in control, Mr. Pyatt’s employment agreement provides that he will be entitled to (i) any unpaid portion of his base salary and benefits accrued through the date of termination; (ii) a severance payment (payable over 12 months) equal to three times his base salary in effect as of the date of termination; (iii) a severance payment of $2 million (payable within 30 days of the date of termination); (v) acceleration of Mr. Pyatt’s outstanding equity awards; and (vi) he will also be entitled to receive a reimbursement of up to 12 months of COBRA premiums, if he timely elects and remains eligible for COBRA.

The employment agreements also contain customary confidentiality, non-competition and non-solicitation provisions. Under the non-compete provisions, during the term of his employment agreement and for a period of six months after termination of employment, the officer is prohibited from, directly or indirectly, engaging in or becoming interested financially in, as a principal, employee, partner, contractor, shareholder, agent, manager, owner, advisor, lender, guarantor, officer or director, any business that is engaged in the nutritional supplement industry and/or related products, subject to certain exceptions for passive investments.

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Additionally, the non-solicitation provisions of the employment agreements prohibit the officer from soliciting for employment any employee of the Company or any person who was an employee of the Company in the 90-day period before such solicitation. This prohibition applies during the officer’s employment with the Company and for 12 months following the termination of the officer’s employment.

Change in Control Payments

The Employment Agreements referenced in the above provide for payments upon termination or employment after a change in control in certain situations.

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DIRECTOR COMPENSATION

Director Compensation in 2011

No compensation was paid to our directors in 2011 or 2010.

2012 Non-Employee Director Compensation Program

In October 2012, our board of directors adopted a non-employee director compensation program. Directors who are employees of the Company receive no additional compensation for their services as directors. Non-employee directors are compensated for their service on our board of directors as described below. The following table describes the components of compensation for non-employee directors in effect beginning October 2012:

Compensation Element	2012 Compensation Program ($)
Annual Cash Retainer	20,000
Annual Equity Retainer Award	30,000
Board Meeting Fees	1,000
Audit Committee Chair Committee Meeting Fee	1,000
New Director Fee (one-time equity grant)	2,000

Annual Cash Retainer and Meeting Fees. Beginning in October 2012, each non-employee director who continues to serve as a director will receive an annual cash retainer fee of $20,000 per year, pro rata for service less than one year. Non-employee directors will also receive $1,000 per meeting attended for all in-person and telephonic meetings of the Board subject to a $6,000 per-year cap on meeting fees. Further, the Audit Committee Chair will receive $1,000 per Audit Committee meeting.

Annual Equity Retainer Award. Beginning in January 2013 and pro-rata for the fourth quarter of 2012, each non-employee director will receive $30,000 of the annual board retainer fee in the form of restricted common stock with the number of shares of restricted common stock determined by dividing that dollar amount by the closing price of our common stock on the date of grant. These shares restricted common stock will vest in four equal quarterly installments. The restricted common stock awards will be forfeitable during that vesting period, though directors who leave the board during the year will receive any vested restricted common stock.

New Director Fee (one-time equity grant). Beginning in October 2012, each non-employee director will receive a one-time equity grant of restricted common stock with a value of approximately $2,000 with the number of shares of restricted common stock determined by dividing that dollar amount by the closing price of our common stock on the date of grant. These shares restricted common stock will be fully vested upon grant.

Compensation Committee Interlocks and Insider Participation

Our board of directors did not have a compensation committee during the year ended December 31, 2011. Our two directors during the year ended December 31, 2011 were Brad J. Pyatt and Cory J. Gregory, both of whom were also executive officers of the Company and determined the compensation for our executive officers. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or Compensation Committee.

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SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to MusclePharm with respect to the beneficial ownership of our common stock, $0.001 par value per share, as of October 25, 2012, unless otherwise noted, by:

•	each stockholder known to MusclePharm to own beneficially more than 5% of MusclePharm’s common stock;
•	each of MusclePharm’s directors;
•	each of MusclePharm’s named executive officers; and
•	all of MusclePharm’s current directors and named executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock or Series B Preferred Stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 3,527,178 shares of common stock (which reflects the 1-for-650 reverse stock split that we intend to effect prior to the offering these securities) and 51 shares of Series B Preferred Stock outstanding at October 25, 2012. For purposes of computing total voting percentage, each share of Series B Preferred Stock has 71,980.13 votes, resulting in total outstanding shares for purposes of calculating voting percentages of 7,198,164. Except as set forth below, the address of the beneficial owner listed in the table below is c/o MusclePharm Corporation, 4721 Ironton Street, Building A, Denver, Colorado 80239.

	Shares Beneficially Owned
	Common Stock (1)		Series B Preferred Stock (1)
Name of Beneficial Owner	Shares	% (2)	Shares	% (3)	Total Voting % (4)

Named Executive Officers:
Brad J. Pyatt	216,316	6.1%	31	60.78%	34.0%
L. Gary Davis	96	*	-	-	*
John H. Bluher	25,616	*	-	-	*
Jeremy R. DeLuca	187,424	5.3%	-	-	2.6%
Cory J. Gregory	203,552	5.8%	20	39.22%	22.8%
Lawrence S. Meer	0	*	-	-	*

Non-Employee Directors:
Gordon G. Burr (5)	133,200	3.8%	-	-	1.9%
James J. Greenwell	0	*	-	-	*
Donald W. Prosser	0	*	-	-	*

Officers and Directors as a Group (nine persons):	766,202	21.7%	51	100%	61.6%

*	Represents less than one percent.
(1)	This column lists beneficial ownership of voting securities as calculated under SEC rules. Otherwise, except to the extent noted below, each director, named executive officer or entity has sole voting and investment power over the shares reported. The shares are not subject to any pledge. Standard brokerage accounts may include nonnegotiable provisions regarding set-offs or similar rights.
(2)	Percent of class based on 3,527,178 shares of common stock outstanding as of October 25, 2012. This percentage does not include preferred stock ownership and reflects the 1-for-650 reverse stock split that we intend to effect prior to the offering of these securities.
(3)	Percent of Series B Preferred Stock based on 51 shares of Series B Preferred Stock outstanding as of October 25, 2012.
(4)	Percentage of total voting power represents voting power with respect to all shares of our common stock and Series B Preferred Stock voting together as a single class. The holders of our Series B Preferred Stock are entitled to 71,980.13 votes per share, and holders of our common stock are entitled to one vote per share. For more information about the voting rights of our common stock and our Series B Preferred Stock, see “Description of Securities—Common Stock” and Description of Securities—Preferred Stock.”
(5)	The common stock is held in the name of El Chichon Partners, LLC, a Colorado limited liability company (“El Chichon”). Mr. Burr is the manager of El Chichon, and as such, holds sole dispositive voting power over such securities. The address of El Chichon is 5031 S. Ulster Street, Denver, Colorado 80237.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the named executive officer and director compensation arrangements discussed in “Executive Compensation”, below we describe transactions since January 1, 2011, to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Consulting Agreements

On November 23, 2011, we entered into a consulting agreement with El Chichon Partners, LLC and Gordon G. Burr, prior to Mr. Burr becoming a director of the Company. The consulting agreement provides that Mr. Burr will identify potential financing sources for us. The amount paid under this agreement in the year ended December 31, 2011 was $200,000, which was paid in the form of a warrant issued in the name of El Chichon Partners, LLC and exercisable for 153,846 shares of common stock at an exercise price of $7.80 per share of common stock. Further, this agreement was amended on April 20, 2012 and added an additional warrant exercisable for 46,154 shares of common stock at an exercise price of $9.75 per share of common stock. Each warrant issued in the name of El Chichon Partners, LLC and has a lock-up of one year after exercise thereof. The shares of common stock underlying each warrant have demand registration rights after 12 months and piggy-back registration rights.

On July 12, 2012, we entered into a consulting agreement with Melechdavid, Inc. (“Melechdavid”), an affiliate of Mark E. Groussman, prior to Mr. Groussman becoming a director of the Company. The consulting agreement provides that Melechdavid will provide consulting services to us related to strategic acquisitions, capital restructuring and Mr. Groussman will serve as a member of the board of directors. Mr. Groussman was appointed to our board of directors on July 19, 2012, and resigned from our board effective October 18, 2012. The consulting agreement provides that we will issue to Melechdavid shares of common stock in an amount equal to 4.20% of our outstanding common stock on a fully diluted (as-converted) basis and after giving effect to our contemplated reverse stock split and the financing that occurred in July 2012. The term of the consulting agreement is 12 months.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and named executive officers. The indemnification agreements and our bylaws will require us to indemnify our directors to the fullest extent permitted by Nevada law.

Share Exchange / Common Stock Issuances

Muscle Pharm, LLC was formed as a Colorado limited liability company on April 22, 2008. The initial owners of Muscle Pharm, LLC were Brad J. Pyatt and Cory J. Gregory. Mr. Pyatt received a 60% membership interest in exchange for his contribution of formulations for potential products, contacts with GNC Canada and other potential customers, and contacts with professional athletes. Mr. Gregory received a 40% membership interest in exchange for his contacts with Dr. Serrano, Louie Simmons, potential distributors, professional athletes and potential investors. Neither Mr. Pyatt nor Mr. Gregory contributed any cash and no value was placed on their respective contributions.

On February 18, 2010, we issued a total of 40,000 shares of our common stock to the 12 former owners of Muscle Pharm, LLC and of that amount Brad J. Pyatt received 20,000 shares of common stock and Cory J. Gregory received 10,000 shares of common stock.

Named Executive Officer Loan to the Company

On November 18, 2010, Brad J. Pyatt, loaned the Company $100,000 and received an 8% Convertible Promissory Note in exchange. On November 23, 2010, Mr. Pyatt loaned the Company $256,250 and received an 8% Convertible Promissory Note in exchange. On December 14, 2010, Mr. Pyatt converted all principal and accrued interest underlying the notes ($358,077) into 11,018 shares of our common stock.

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Warrant Conversion

On September 20, 2012, we entered into a warrant conversion agreement with Mr. Bluher, our Executive Vice President and Chief Operating Officer, for the conversion of warrants to purchase 38,462 shares of our common stock into 25,615 shares of our common stock.

On September 12, 2012, we entered into a warrant conversion agreement with El Chichon Partners, LLC (an entity affiliated with Mr. Burr, a director of the Company) for the conversion of warrants to purchase 200,000 shares of our common stock into 133,200 shares of our common stock.

On September 30, 2012, we entered into a warrant conversion agreement with Mr. Groussman, a director of the Company, at the time, for the conversion of warrants to purchase 5,769 shares of our common stock into 4,904 shares of our common stock.

Review, Approval or Ratification of Transactions with Related Parties

We intend to adopt a written related person transactions policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a material related person transaction with us without the review and approval of our audit committee, or a committee composed solely of independent directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. We expect the policy to provide that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 will be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, we expect that our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Although we have not had a written policy for the review and approval of transactions with related persons, our board of directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including all of the transactions described above. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interest as to the agreement or transaction were disclosed to our board of directors. Our board of directors would take this information into account when evaluating the transaction and in determining whether such transaction was fair to us and in the best interest of all of our stockholders.

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DESCRIPTION OF SECURITIES

General

Prior to effecting the 1-for-650 reverse stock split and filing an amendment to our articles of incorporation, our authorized capital stock consists of 2,500,000,000 shares of common stock, par value $0.001 (2,359,265,998 of which are issued and outstanding as of October 25, 2012); and 10,000,000 shares of Preferred Stock, 5,000,000 shares of which are designated Series A Convertible Preferred Stock (none of which are issued and outstanding as of October 25, 2012); 51 shares of which are designated Series B Preferred Stock (all of which are issued and outstanding as of October 25, 2012); 500 shares of which are designated Series C Preferred Stock (none of which are issued and outstanding as of October 25, 2012); and 4,999,449 shares of which are undesignated as of October 25, 2012.

Proportionate Reverse Stock Split and Increase in Number of Authorized Shares of Common Stock

On October 15, 2012, our board of directors approved (i) a 1-for-650 reverse stock split of our common stock, including a proportionate reduction in the number of authorized shares of our common stock from 2.5 billion shares to 3,846,153 shares of common stock, which we intend to effect prior to the offering of these securities; and (ii) an amendment to our articles of incorporation to increase the number of authorized common stock (post reverse stock-split) from 3,846,153 to 100 million, and recommended the proposal for approval to the holders having the power to vote with respect to the common stock.

On October 18, 2012, the holders of our Series B Preferred Stock, who hold approximately 50.99% of the total voting power of all issued and outstanding voting capital of the Company, approved the amendment to the articles of incorporation by written consent in lieu of a meeting in accordance with Nevada law. We intend to effect the amendment to the articles of incorporation immediately after implementing the reverse stock split described above, all of which will occur prior to the offering.

Common Stock

The holders of common stock: (i) have equal rights to dividends from funds legally available therefore, ratably when as and if declared by our board of directors; (ii) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution, or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; (iv) are entitled to one non-cumulative vote per share of common stock, on all matters which stockholders may vote on at all meetings of stockholders; and (v) the holders of common stock have no conversion, preemptive or other subscription rights. There is no cumulative voting for the election of directors. Each holder of our common stock is entitled to one vote for each share of our common stock held on all matters submitted to a vote of stockholders.

Preferred Stock

Our blank check preferred stock may be issued from time to time without prior approval by our stockholders. Our preferred stock may be issued for such consideration as may be fixed from time to time by our board of directors. Our board of directors may issue our blank check preferred stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof, and for such consideration as will be stated in the resolution or resolutions.

Series A Convertible Preferred Stock

These shares are non-voting, and have no dividend or liquidation rights. Each share is convertible into 200 shares of common stock, provided, however, no holder of the Series A Convertible preferred stock will have the right to convert any of such shares to the extent that after giving effect to such conversion, the beneficial owner of such shares would beneficially own in excess of 4.9% of the shares of the common stock outstanding immediately after giving effect to such conversion.

Series B Preferred Stock

According to the Certificate of Designation filed with the Nevada Secretary of State, these shares have no dividend rights, liquidation rights on a pro rata basis, no conversion rights and rank senior to our common stock. Each 1 share of Series B Preferred Stock has voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding common stock eligible to vote at the time of the respective vote (the “Numerator”) divided by (y) 0.49, minus (z) the Numerator. The 51 shares of Series B Preferred Stock entitle the holders to voting rights equivalent to 51% of the shares of common stock then outstanding.

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Series C Convertible Preferred Stock

The summary of the rights, privileges and preferences of the Series C Preferred Stock described above is qualified in its entirety by reference to the applicable certificates of designation.

Warrants

Representative’s Warrants

We are registering the warrants we have agreed to sell to the representative of the underwriters in this offering to purchase up to a total of shares of common stock (5% of the shares sold in this offering and based on an aggregate offering amount of $17,000,000). See “Underwriting—Representative's Warrants” on page 62 of this prospectus for a description of these warrants.

Anti-Takeover Provisions

Nevada Revised Statutes

Nevada Revised Statutes provide state regulation over the acquisition of a controlling interest in certain Nevada corporations. The statutes create a number of restrictions on the ability of a person or entity to acquire control of a Nevada corporation by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things.

Acquisition of Controlling Interest. The Nevada Revised Statutes provide generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition law provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: (i) 20% to 33 1/3%, (ii) 33 1/3% to 50%, or (iii) more than 50%. A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares.

The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not contain such an exemption. The control share acquisition law is applicable only to shares of corporations which: (a) have 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and (b) do business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 stockholders of record with addresses in the State of Nevada. Therefore, the provisions of the control share acquisition law do not apply to acquisitions of our shares and will not until such time as these requirements have been met. If the ever does apply to us, it may discourage companies or persons interested in acquiring a significant interest in or control of the Company, regardless of whether such acquisition may be in the interest of our stockholders.

Combination with Interested Stockholders. The Nevada Revised Statutes contain provisions governing the combination of a Nevada corporation that has 200 or more stockholders of record with an interested stockholder. These provisions may have the effect of delaying or making it more difficult to affect a change in control of our company.

A corporation affected by these provisions may not engage in a combination within three years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

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•	the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;

•	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or

•	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation. Generally, these provisions define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation having:

•	an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

•	an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

•	representing 10% or more of the earning power or net income of the corporation.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

Articles of Incorporation, as Amended, and Bylaw Provisions

Our articles of incorporation, as amended, and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, the articles of incorporation and bylaws, as applicable, among other things:

•	provide our board of directors with the ability to alter its bylaws without stockholder approval; and

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.

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Listing

The shares of our common stock are currently quoted on the OTC QB under the symbol “MSLP.OB”. We have applied for the listing of our common stock on The NASDAQ Capital Market under the symbol “MSPH”.

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UNDERWRITING

Aegis Capital Corp. is acting as the representative of the underwriters of the offering. We have entered into an underwriting agreement dated            , 2012 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Number of
Name of Underwriter	Shares
Aegis Capital Corp.
Total

The underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares described below, if it purchases any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of           additional shares (15% of the shares sold in this offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $           and the total net proceeds, before expenses, to us will be $            .

Discounts and Commissions

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price	$	$	$
Underwriting discount (7%)	$	$	$
Non-accountable expenses (1%)(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	The expense allowance of 1% is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option.

The underwriters propose to offer the shares offered by us to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $           per share. If all of the shares offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a further supplement to this prospectus supplement.

We have paid an expense deposit of $25,000 to the representative, which will be applied against the accountable expenses that will be paid by us to the underwriters in connection with this offering. The underwriting agreement, however, provides that in the event the offering is terminated, the $25,000 expense deposit paid to the representative will be returned to the extent offering expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C).

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We have also agreed to pay the underwriters’ expenses relating to the offering, including (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $2,500 per individual or $15,000 in the aggregate; (b) all fees incurred in clearing this offering with FINRA; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriters; (d) upon successfully completing this offering, $21,775 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; and (e) upon successfully completing this offering, up to $20,000 of the representative’s actual accountable road show expenses for the offering.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount and expense reimbursement, will be approximately $           .

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, we, our named executive officers and directors, and certain of our stockholders have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any common stock or securities convertible into or exchangeable or exercisable for any common stock, whether currently owned or subsequently acquired, without the prior written consent of the underwriter, for a period of ninety (90) days after the date of the underwriting agreement.

The lock-up period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the earnings release, unless the representative waives this extension in writing.

Representative’s Warrants

We have agreed to issue to the representative warrants to purchase up to a total of            shares of common stock (5% of the shares of common stock sold in this offering). The warrants are exercisable at a per share price equal to 125% of the public offering price per share in the offering, at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(i). The warrants have been deemed compensation by FINRA and are therefore subject to a one-year lock-up pursuant to Rule 5110(g)(1) of FINRA. The representative (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of this prospectus. In addition, the warrants provide for registration rights upon request, in certain cases. In addition, the warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

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Right of First Refusal

Until 12 months after the closing date of the offering, the representative shall have a right of first refusal to purchase for its account or to sell for our account, or any subsidiary or successor, any securities of our company or any such subsidiary or successor which we or any subsidiary or successor may seek to sell in public or private equity and public debt offerings during such 12-month period.

We may, however, in lieu of granting a right of first refusal, designate the representative as lead underwriter or co-manager of any underwriting group or co-placement agent of any proposed financing, and the representative shall be entitled to receive as its compensation 50% of the compensation payable to the underwriting or placement agent group when serving as co-manager or co-placement agent, and 33% of the compensation payable to the underwriting or placement agent group when serving as co-manager or co-placement agent with respect to a proposed financing in which there are three co-managing or lead underwriters or co-placement agents.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

•	Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

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These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares or common stock or preventing or retarding a decline in the market price of our shares or common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The NASDAQ Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive market making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on The NASDAQ Capital Market or on the OTC QB in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees; however, except as disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the common stock under this prospectus is only made to persons to whom it is lawful to offer the common stock without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the common stock sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the common stock, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The common stock may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

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European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of common stock will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of common stock has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c)	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of MusclePharm Corporation. or any underwriter for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common stock shall result in a requirement for the publication by MusclePharm Corporation of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the common stock have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the common stock cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The common stock have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

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Israel

The common stock offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such common stock been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common stock being offered. Any resale in Israel, directly or indirectly, to the public of the common stock offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the common stock in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societe la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the common stock may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the common stock or distribution of any offer document relating to the common stock in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the common stock in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such common stock being declared null and void and in the liability of the entity transferring the common stock for any damages suffered by the investors.

Japan

The common stock have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the common stock may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires common stock may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of common stock is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the common stock have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of common stock in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

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Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the common stock be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of common stock in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the common stock may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the common stock have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has MusclePharm Corporation received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the common stock within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the common stock, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by MusclePharm Corporation.

No offer or invitation to subscribe for common stock is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the common stock. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the common stock may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the common stock has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to MusclePharm Corporation.

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In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

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LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Jones & Keller, P.C., Denver, Colorado. Certain legal matters in connection with this offering will be passed upon for the underwriters by Reed Smith LLP, New York, New York.

EXPERTS

The consolidated financial statements of MusclePharm Corporation as of and for the years ended December 31, 2011 and 2010 appearing in this prospectus have been audited by Berman & Company, P.A., independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Changes in Registrant’s Certifying Accountant

On September 14, 2012, following a competitive process undertaken by our audit committee in accordance with its charter, the audit committee approved the appointment of Ehrhardt Keefe Steiner & Hottman PC, effective September 14, 2012, as our independent registered public accounting firm for the fiscal year ending December 31, 2012. On September 14, 2012, Ehrhardt Keefe Steiner & Hottman PC accepted the engagement.

During our fiscal year ended December 31, 2011, and the subsequent interim period prior to the engagement of Ehrhardt Keefe Steiner & Hottman PC, the Company did not consult Ehrhardt Keefe Steiner & Hottman PC regarding (1) the application of accounting principles to a specific completed or contemplated transaction, (2) the type of audit opinion that might be rendered on our financial statements, or (3) any matter that was either the subject of a “disagreement” (as such term is described in Item 304(a)(1)(iv) of Regulation S-K) or a “reportable event” with Berman & Company, P.A. (as such term is described in Item 304(a)(1)(v) of Regulation S-K).

On September 18, 2012, our audit committee approved the dismissal of Berman & Company, P.A. as our independent registered public accounting firm.

Berman & Company, P.A.’s report on the financial statements for the fiscal years ended December 31, 2011 and 2010, contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle, except that the report contained a modification to the effect that there was substantial doubt as to the Company’s ability to continue as a going concern. During the fiscal years ended December 31, 2011 and 2010, and through September 18, 2012, there were no “disagreements” (as such term is described in Item 304(a)(1)(iv) of Regulation S-K) with Berman & Company, P.A. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Berman & Company, P.A., would have caused it to make reference thereto in their reports on the consolidated financial statements for such years.

During the fiscal years ended December 31, 2010 and 2011 and through September 18, 2012, there were no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

We provided Berman & Company, P.A. with a copy of the foregoing disclosures and requested that Berman & Company, P.A. furnish us with a letter addressed to the SEC whether or not it agreed with the above statements. A copy of such letter is filed as Exhibit 16 to the registration statement of which this prospectus is a part.

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WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, and other information with the SEC. Copies of the reports and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

•	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room; or

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

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MusclePharm Corporation and Subsidiary

F-1

MusclePharm Corporation and Subsidiary

Consolidated Balance Sheets

	June 30, 2012	December 31, 2011
	(unaudited)
Assets
Current Assets:
Cash	291,971	659,764
Cash – restricted	52,744	-
Accounts receivable – net	2,057,409	2,569,092
Inventory	219,276	-
Prepaid stock compensation	204,510	534,456
Prepaid sponsorship fees	47,329	203,333
Other	83,003	50,188
Total current assets	2,956,242	4,016,833
Property and equipment – net	1,252,630	907,522
Debt issue costs – net	418,866	68,188
Other assets	98,090	53,585
Total assets	$4,725,828	$5,046,128
Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued liabilities	$5,211,373	$9,359,073
Customer deposits	1,150,473	8,047
Debt – net	1,353,553	1,281,742
Derivative liabilities	7,908,860	7,061,238
Total Current Liabilities	15,624,259	17,710,100
Long Term Liabilities:
Debt – net	114,682	307,240
Total Liabilities	15,738,941	18,017,340
Stockholders’ Deficit:
Series A, Convertible Preferred Stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	-	-
Series B, Preferred Stock, $0.001 par value; 51 shares authorized, 51 and none, respectively, issued and outstanding	-	-
Series C, Convertible Preferred Stock, $0.001 par value; 500 shares authorized, 190 and none, respectively, issued and outstanding	-	-
Common Stock, $0.001 par value; 2,500,000,000 shares authorized, 1,416,605,782 and 605,930,613 issued and 1,390,174,207 and 605,930,613 outstanding	1,416,605	605,931
Treasury Stock, at cost; 26,431,575 and zero shares	(460,978)	-
Additional paid-in capital	43,000,612	31,579,538
Accumulated deficit	(55,010,071)	(45,156,681)
Accumulated other comprehensive income	40,719	-
Total Stockholders’ Deficit	(11,013,113)	(12,971,212)
Total Liabilities and Stockholders’ Deficit	$4,725,828	$5,046,128

See accompanying notes to unaudited financial statements.

F-2

MusclePharm Corporation and Subsidiary

Consolidated Statements of Operations

(unaudited)

	For the three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Sales - net	$15,429,340	$3,397,742	$31,990,020	$6,431,678
Cost of sales	12,942,605	2,512,828	25,837,767	4,914,361
Gross profit	2,486,735	884,914	6,152,253	1,517,317
General and administrative expenses	4,151,076	2,778,682	8,543,887	4,498,310
Loss from operations	(1,664,341)	(1,893,768)	(2,391,634)	(2,980,993)
Other income (expense)
Derivative expense	(1,029,541)	(2,698,490)	(2,486,451)	(4,057,859)
Change in fair value of derivative liabilities	9,854,045	766,487	1,496,874	634,770
Loss on settlement of accounts payable, debt and conversion of Series C preferred stock	-	(627,384)	(2,941,826)	(2,542,073)
Interest expense	(976,686)	(2,983,468)	(3,547,202)	(3,502,390)
Foreign currency transaction loss	(1,573)	-	(1,573)	-
Other income	-	-	18,423	-
Total other income (expense) - net	7,846,245	(5,542,855)	(7,461,755)	(9,467,552)
Net income (loss)	6,181,904	(7,436,623)	(9,853,389)	(12,448,545)
Other comprehensive income
Net change in Foreign currency translation	40,719	-	40,719	-
Total other comprehensive income	40,719	-	40,719	-
Total comprehensive income (loss)	$6,222,623	$(7,436,623)	$(9,812,670)	$(12,448,545)
Net income (loss) per share available to common stockholders - basic and diluted	$0.00	$(0.04)	$(0.01)	$(0.07)
Weighted average number of common shares outstanding during the period – basic and diluted	1,388,624,267	201,864,655	1,301,222,184	174,365,323

See accompanying notes to unaudited financial statements.

F-3

MusclePharm Corporation and Subsidiary

Consolidated Statements of Cash Flows

(unaudited)

	Six Months Ended
	June 30, 2012	June 30, 2011
Cash Flows From Operating Activities:

Net loss	$(9,853,389)	$(12,448,545)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	199,750	31,393
Bad debt	9,490	(5,203)
Stock based compensation	-	758,826
Amortization of prepaid stock compensation	456,903	1,039,925
Amortization of debt discount	3,083,437	2,899,959
Amortization of debt issue costs	184,031	134,233
Loss on settlement of accounts payable	-	2,542,073
Loss on settlement of accounts payable, debt and conversion of Series C preferred stock	2,941,826	-
Derivative expense	2,486,451	4,057,859

Change in fair value of derivative liabilities	(1,496,874)	(634,770)
Changes in operating assets and liabilities:
(Increase) decrease in:
Restricted cash balance	(52,744)	-
Accounts receivable	502,193	(1,967,133)

Prepaid and other	186,725	(48,359)
Inventory	(219,276)	-
Increase (decrease) in:
Accounts payable and accrued liabilities	867,058	1,057,640
Deferred revenue	1,142,426	(57,493)
Due to factor	-	(5,853)
Net Cash Provided by (Used In) Operating Activities	438,007	(2,645,448)
Cash Flows From Investing Activities:
Purchase of property and equipment	(544,859)	(324,435)
Purchase of trademark	(35,000)	-
Net Cash Used In Investing Activities	(579,859)	(324,435)
Cash Flows From Financing Activities:
Proceeds from issuance of debt	4,073,950	3,648,083
Debt issue costs	(106,950)	(204,093)
Repayment of debt	(4,058,442)	-
Repurchase of common stock (treasury stock)	(460,978)	-
Proceeds from issuance of common stock and warrants	285,760	-
Net Cash (Used In) Provided by Financing Activities	(266,660)	3,443,990
Cash Flows From Equity Activities:
Foreign currency translation loss	40,719	-

Net (decrease) increase in cash	(367,793)	474,107

Cash at beginning of period	659,764	43,704
Cash at end of period	$291,971	$517,811
Supplemental disclosures of cash flow information:
Cash paid for interest	$265,078	$2,518,761
Cash paid for taxes	$-	$-
Supplemental disclosure of non-cash investing and financing activities:

Stock issued for future services - third parties	$200,000	$251,500
Warrants issued in conjunction with debt issue costs	$427,759	$-
Debt discount recorded on convertible and unsecured debt accounted for as a derivative liability	$3,554,672	$3,258,108
Stock issued to settle accounts payable and accrued interest – third parties	$-	$1,393,868
Conversion of convertible debt and accrued interest for common stock	$1,069,402	$1,454,635
Reclassification of convertible notes to demand loans	$-	$278,600
Stock issued to settle accrued executive compensation	$4,667,764	$-
Conversion of notes to common stock payable	$-	$-
Reclassification of derivative liability to additional paid in capital	$4,124,387	$1,284,928
Stock issued to acquire equipment	$-	$82,811
Share cancellation	$-	$350
Stock issued to settle contracts	$3,932	$-
Stock issued to settle accrued liabilities	$135,000	$-

See accompanying notes to unaudited financial statements.

F-4

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

(June 30, 2012)

(Unaudited)

Note 1: Nature of Operations and Basis of Presentation

Nature of Operations

MusclePharm Corporation (the “Company”, “we”, “our”, or “MP”), was initially incorporated in the State of Nevada on August 4, 2006, under the name Tone in Twenty, for the purpose of engaging in the business of providing personal fitness training using isometric techniques. The Company is headquartered in Denver, Colorado.

MusclePharm currently manufactures and markets a wide-ranging variety of high-quality sports nutrition products.

Basis of Presentation

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Act of 1934, as amended for interim financial information.

The financial information as of December 31, 2011 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K/A for the years ended December 31, 2011 and 2010. The unaudited interim consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A, which contains the audited financial statements and notes thereto, together with Management’s Discussion and Analysis, for the years ended December 31, 2011 and 2010.

Certain information or footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. It is management’s opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The interim results for the six months ended June 30, 2012 are not necessarily indicative of results for the full fiscal year.

F-5

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements

June 30, 2012

(Unaudited)

Note 2: Summary of Significant Accounting Policies

Principles of Consolidation

All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with United States of America generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future non-conforming events. Accordingly, the actual results could differ significantly from estimates.

Risks and Uncertainties

The Company operates in an industry that is subject to rapid change and intense competition. The Company’s operations will be subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks, including the potential risk of business failure.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less and money market accounts to be cash equivalents. At June 30, 2012 and December 31, 2011, respectively, the Company had no cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable represents trade obligations from customers that are subject to normal trade collection terms. The accounts receivable are sent directly to the Company’s third party manufacturer and netted with any outstanding liabilities to the manufacturer. Liabilities to the manufacturer totaled $2,351,060 at June 30, 2012 and are included in accounts payable and accrued liabilities. The Company periodically evaluates the collectability of its accounts receivable and considers the need to establish an allowance for doubtful accounts based upon historical collection experience and specific customer information. Accordingly, the actual amounts could vary from the recorded allowances. There is also a review of customer discounts at the period end and an accrual made for discounts earned but not yet received by quarter end.

The Company does not charge interest on past due receivables. Receivables are determined to be past due based on the payment terms of the original invoices. Accounts receivable consisted of the following at June 30, 2012 and December 31, 2011:

	As of June 30, 2012	As of December 31, 2011
Accounts receivable	$3,758,236	$2,766,776
Less: allowance for discounts	(1,686,254)	-
Less: allowance for doubtful accounts	(14,573)	(197,684)
Accounts receivable – net	$2,057,409	$2,569,092

F-6

At June 30, 2012 and December 31, 2011, the Company had the following concentrations of accounts receivable with customers:

Customer	As of June 30, 2012	As of December 31, 2011
A	31%	7%
B	25%	3%
C	16%	12%
D	6%	10%
E	2%	36%

Inventory

Inventory is valued at the lower of cost or market value. Product-related inventories are primarily maintained using the average cost method.

Prepaid Sponsorship Fees

Prepaid sponsorship fees represents fees paid in connection with future advertising to be received.

Property and Equipment

Property and equipment are stated at cost and depreciated to their estimated residual value over their estimated useful lives. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are relieved from the accounts and the resulting gains or losses are included in operating income in the statements of operations. Repairs and maintenance costs are expensed as incurred. Depreciation is provided using the straight-line method for all property and equipment.

Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances, such as service discontinuance or technological obsolescence, indicate that the carrying amount of the long-lived asset may not be recoverable. When such events occur, the Company compares the carrying amount of the asset to the undiscounted expected future cash flows related to the asset. If the comparison indicates that impairment is present, the amount of the impairment is calculated as the difference between the excess of the carrying amount over the fair value of the asset. If a readily determinable market price does not exist, fair value is estimated using discounted expected cash flows attributable to the asset. During the six months ended June 30, 2012 and 2011, the Company recorded no impairment expense.

Fair Value of Financial Instruments

The Company measures assets and liabilities at fair value based on an expected exit price which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

•	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
•	Level 2: Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3: Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

F-7

The following are the major categories of liabilities measured at fair value on a recurring basis as of June 30, 2012 and December 31, 2011, using quoted prices in active markets for identical liabilities (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3):

	As of June 30, 2012	As of December 31, 2011

Derivative liabilities (Level 2)	$7,908,860	$7,061,238

The Company’s financial instruments consisted primarily of accounts receivable, prepaids, accounts payable and accrued liabilities, debt and customer deposits. The Company’s debt approximates fair value based upon current borrowing rates available to the Company for debt with similar maturities. The carrying amounts of the Company’s financial instruments generally approximated their fair values as of June 30, 2012 and December 31, 2011, respectively, due to the short-term nature of these instruments.

Revenue Recognition

The Company records revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) product has been shipped or delivered, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

Depending on individual customer agreements, sales are recognized either upon shipment of products to customers or upon delivery. For all of our Canadian sales, which represents 2% of total sales, and for one of our largest domestic customers (See customer “B” below under concentrations), which represents 11% of our total revenue for the six months ended June 30, 2012 and 2011, revenue is recognized upon delivery.

The Company has determined that advertising related credits that were granted to customers fell within the guidance of ASC No. 605-50-55 (“ Revenue Recognition” – Customer Payments and Incentives – Implementation Guidance and Illustrations) . The guidance indicates that, absent evidence of benefit to the vendor, appropriate treatment requires netting these types of payments against revenues and not expensing as advertising expense.

The Company records store support, giveaways, sales allowances and discounts as a direct reduction of sales.

Sales for the three and six months ended June 30, 2012 and 2011 are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Sales	$18,869,103	$3,838,374	$38,171,872	$7,509,589

Discounts	(3,439,763)	(440,632)	(6,181,852)	(1,077,911)

Sales - Net	$15,429,340	$3,397,742	$31,990,020	$6,431,678

The Company has an informal 7-day right of return for products. There were nominal returns for the three and six months ended June 30, 2012 and 2011.

For the six months ended June 30, 2012 and 2011, the Company had the following concentrations of revenues with customers:

	Six Months Ended June 30,
Customer	2012	2011
A	35%	40%
B	11%	11%

F-8

Licensing Income and Royalty Revenue

On May 5, 2011, the Company granted an exclusive indefinite term license to a third party for $250,000. The licensee may market, manufacture, design and sell the Company’s existing apparel line. The licensee is to pay the Company a 10% net royalty based on its net income at the end of each fiscal year. To date, no royalty revenue has been earned.

Cost of Sales

Cost of sales represents costs directly related to the production, manufacturing and freight of the Company’s products.

F-9

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements
June 30, 2012

(Unaudited)

Shipping and Handling

Domestic product sold is shipped directly to the customer from the manufacturer. Costs associated to the shipments are recorded in cost of sales. For Canadian sales, the product is shipped from our Canadian warehouse to our customers. Costs associated with the shipments are recorded as shipping.

Advertising

The Company expenses advertising costs when incurred.

Advertising expense for the three months and six months ended June 30, 2012 and 2011 are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Advertising	$2,044,005	$1,613,040	$3,976,840	$2,195,235

Beneficial Conversion Feature

For conventional convertible debt where the rate of conversion is below market value, the Company records a “beneficial conversion feature” (“BCF”) and related debt discount.

When the Company records a BCF, the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument. The discount is amortized to interest expense over the life of the debt.

Derivative Liabilities

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and measurement of their fair value. In determining the appropriate fair value, the Company uses the Black-Scholes option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, the Company continues its evaluation process of these instruments as derivative financial instruments.

Once derivative liabilities are determined, they are adjusted to reflect fair value at the end of each reporting period. Any increase or decrease in the fair value is recorded in results of operations as an adjustment to fair value of derivatives. In addition, the fair value of freestanding derivative instruments such as warrants, are also valued using the Black-Scholes option-pricing model. Once a derivative liability ceases to exist any remaining fair value is reclassified to additional paid in capital.

Debt Issue Costs and Debt Discount

The Company may pay debt issue costs, and record debt discounts in connection with raising funds through the issuance of convertible debt. These costs are amortized over the life of the debt to interest expense. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

F-10

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements
June 30, 2012

(Unaudited)

Original Issue Discount

For certain convertible debt issued, the Company provides the debt holder with an original issue discount. The original issue discount is recorded to debt discount and additional paid-in capital at an amount not to exceed gross proceeds raised, reducing the face amount of the debt, and is amortized to interest expense over the life of the debt.

Share-Based Payments

Generally, all forms of share-based payments, including stock option grants, warrants and restricted stock grants and stock appreciation rights are measured at their fair value on the awards’ grant date, based on estimated number of awards that are ultimately expected to vest. Share-based compensation awards issued to non- employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable.

Earnings (loss) Per Share

Net earnings (loss) per share is computed by dividing net income (loss) less preferred dividends for the period by the weighted average number of common stock outstanding during each period. Diluted earnings (loss) per share is computed by dividing net income (loss) less preferred dividends for the period by the weighted average number of common stock, common stock equivalents and potentially dilutive securities outstanding during each period.

The Company uses an “if converted” method to determine whether there is a dilutive effect of outstanding option and warrant contracts. For the three months ended June 30, 2012, all of the Company’s convertible debt options and 531,274,066 warrants had exercise prices below of the Company’s period end market price of the common stock into which they convert. The adjusted dilutive net loss reflects the add back of approximately $349 of interest expense related to the convertible debt and the reduction of $9,449,050 of gains on derivative contracts for the three months ended June 30, 2012. For the three months ended June 30, 2012 and 2011 and six months ended June 30, 2012 and 2011, the Company reflected an dilutive net loss and net loss, respectively, and the effect of considering any common stock equivalents would have been anti-dilutive for these periods. Therefore, separate computation of diluted earnings (loss) per share is not presented.

The Company’s dilutive net loss for the three months ended June 30, 2012 is as follows:

Three Months Ended June 30, 2012
Net income	6,181,904

Dilutive effect of warrants	(7,981,756)
Dilutive effect of conversion options	(41,432)
Convertible debt interest add-back	349
Adjusted net loss	(1,840,935)

The Company has the following common stock equivalents for the six months ended June 30, 2012 and 2011, respectively:

	Six Months Ended June 30,
	2012	2011
Stock options (exercise price - $0.50/share)	1,567,500	2,767,500
Warrants (exercise price $0.236 - $1.50/share)	150,708,232	59,843,333
Convertible debt (exercise price $0.002- $0.02/share)	2,100,000	43,933,988
Total common stock equivalents	154,375,732	106,544,821

F-11

In the above table, some of the outstanding instruments from 2012 and 2011, contain ratchet provisions that would cause variability in the exercise price at the balance sheet date. As a result, common stock equivalents could change at each reporting period.

Foreign Currency

MusclePharm began operations in Canada in April of 2012. The Canadian Dollar was determined to be the functional currency as the majority of the transactions related to the day to day operations of the business are exchanged in Canadian Dollars. At the end of the period, the financial results of the Canadian operation are translated into the United States Dollar, which is the reporting currency, and added to the US operations for consolidated company financial results. The revenue and expense items are translated using the average rate for the period and the assets and liabilities at the end of period rate. Transactions that have completed the accounting cycle and resulted in a gain or loss related to translation are recorded in realized gain or loss due to foreign currency translation under other income expense on the income statement. Transactions that have not completed their accounting cycle but appear to have gain or loss due to the translation process are recorded as unrealized gain or loss due to translation and held in the equity section on the balance sheet until such date the accounting cycle of the transaction is complete and the actual realized gain or loss is recognized.

Reclassification

The Company has reclassified certain prior period amounts to conform to the current period presentation. These reclassifications had no effect on the financial position, results of operations or cash flows for the periods presented.

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2011-04 “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. Generally Accepted Accounting Principles (“GAAP”) and International Financial Reporting Standards (“IFRS”). ASU 2011-04 includes common requirements for measurement of and disclosure about fair value between U.S. GAAP and IFRS. ASU 2011-04 requires reporting entities to disclose additional information for fair value measurements categorized within Level 3 of the fair value hierarchy. In addition, ASU 2011-04 requires reporting entities to make disclosures about amounts and reasons for all transfers in and out of Level 1 and Level 2 fair value measurements. The new and revised disclosures are effective for interim and annual reporting periods beginning after December 15, 2011.

F-12

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements
June 30, 2012

(Unaudited)

Note 3: Going Concern

As reflected in the accompanying unaudited interim consolidated financial statements, the Company had a net loss of $9,853,389 for the six months ended June 30, 2012 and a working capital deficit and stockholders’ deficit of $12,668,017 and $11,013,113 respectively, at June 30, 2012. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue its operations is dependent on Management’s plans, which include the raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements. The Company may need to incur liabilities with certain related parties to sustain the Company’s existence.

The Company will require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives. The Company believes its current available cash along with anticipated revenues may be insufficient to meet its cash needs for the near future. There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all.

In response to these problems, management has taken the following actions:

•	seek additional third party debt and/or equity financing,
•	continue with the implementation of the business plan,
•	allocate sufficient resources to continue with advertising and marketing efforts

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4: Property and Equipment

Property and equipment consisted of the following at June 30, 2012 and December 31, 2011:

	As of June 30, 2012	As of December 31, 2011	Estimated Useful Life
Furniture, fixtures and gym equipment	$967,698	$781,786	3 years
Leasehold improvements	540,200	244,770	From 42 to 64 months
Vehicles	100,584	37,068	5 years
Displays	32,057	32,057	5 years
Website	11,462	11,462	3 years
Total	1,652,001	1,107,143
Less: Accumulated depreciation and amortization	(399,371)	(199,621)
	$1,252,630	$907,522

F-13

Note 5: Debt

At June 30, 2012 and December 31, 2011, debt consists of the following:

	As of June 30, 2012	As of December 31, 2011

Convertible debt - secured	$14,000	$1,749,764
Less: debt discount	(4,932)	(1,395,707)
Convertible debt - net	9,068	354,057

Auto loan - secured	20,808	26,236

Unsecured debt	4,471,996	2,380,315
Less: debt discount	(3,033,637)	(1,171,626)
Unsecured debt - net	1,438,359	1,208,689

Total debt	1,468,235	1,588,982

Less: current portion	(1,353,553)	(1,281,742)

Long term debt	$114,682	$307,240

Debt in default of $50,600 and $505,600, at June 30, 2012 and December 31, 2011 respectively, is included as a component of short-term debt.

Future annual principal payments for the above debt is as follows:

Years Ended December 31,
2012 (6 months)	$1,853,662
2013	2,648,618
2014	4,524
2015	-
Total annual principal payments	$4,506,804

F-14

Convertible Debt – Secured - Derivative Liabilities

During the six months ended June 30, 2012 and the year ended December 31, 2011, the Company issued convertible debt totaling $519,950 and $4,679,253, respectively. The convertible debt includes the following terms:

		Six Months Ended	Year Ended
		June 30, 2012	December 31, 2011
		Amount of	Amount of
		Principal Raised	Principal Raised
Interest Rate		8% - 10%	0% - 18%
Default interest rate		0% - 20%	0% - 25%
Maturity		January 3, 2012 to October 11, 2014	June 30, 2011 to June 29, 2015

Conversion terms 1	Lesser of (1) a fifty percent (50%) discount to the two lowest closing bid prices of the five days trading days immediately preceding the date of conversion or (ii) Two and One-Half Cents ($0.025) per share	$-	$525,000
Conversion terms 2	200% - The “market price” will be equal to the average of (i) the average of the closing price of Company’s common stock during the 10 trading days immediately preceding the date hereof and (ii) the average of the 10 trading days immediately subsequent to the date hereof.	-	537,600
Conversion terms 3	200% of face. Average of the trading price 10 trading days immediately preceding the closing of the transaction	-	177,000
Conversion terms 4	200% of face. Fixed conversion price of $0.02	-	105,000
Conversion terms 5	300% of face. Fixed conversion price of $0.02	-	15,000
Conversion terms 6	35% of the three lowest trading prices for previous 10 trading days		250,000
Conversion terms 7	45% of the three lowest trading prices for previous 10 trading days	-	327,500
Conversion terms 8	50% of average closing prices for 10 preceding trading days	-	76,353
Conversion terms 9	50% of lowest trade price for the last 20 trading days	-	45,000
Conversion terms 10	50% of the 3 lowest trades for previous 20 trading days	-	33,000
Conversion terms 11	50% of the lowest closing price for previous 5 trading days	-	250,000
Conversion terms 12	60% multiplied by the average of the lowest 3 trading prices for common stock during the ten trading days prior to the conversion date	-	233,000
Conversion terms 13	62% of lowest trade price for the last 7 trading days	100,000	40,000
Conversion terms 14	65% of the lowest trade price in the 30 trading days previous to the conversion	19,950	335,000
Conversion terms 15	65% of the three lowest trading price for previous 30 trading days	-	153,800
Conversion terms 16	70% of lowest average trading price for 30 trading days	-	1,366,000
Conversion terms 17	No fixed conversion option	-	35,000
Conversion terms 18	35% multiplied by the average of the lowest three (3) trading prices (as defined below) for the common stock during the ten (10) trading day period ending on the latest complete trading day prior to the conversion date.	400,000	75,000
Conversion terms 19	Fixed conversion price of $0.03	-	100,000
		$519,950	$4,679,253

The debt holders are entitled, at their option, to convert all or part of the principal and accrued interest into shares of the Company’s common stock at the conversion prices and terms discussed above. The Company classifies embedded conversion features in these notes as a derivative liability due to management’s assessment that the Company may not have sufficient authorized number of shares of common stock required to net-share settle or due to the existence of a ratchet due to an anti-dilution provision. See Note 6 regarding accounting for derivative liabilities.

F-15

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements
June 30, 2012

(Unaudited)

During the six months ended June 30, 2012, the Company converted debt and accrued interest, totaling $1,420,422 into 247,308,238 shares of common stock. The resulting loss on conversion of $351,201 is included in the $2,941,826 loss on settlement of accounts payable and debt as shown in the consolidated statement of operations.

Convertible debt consisted of the following activity and terms:

		Interest Rate	Maturity
Balance - December 31, 2011	$1,749,764
Borrowings during the six months ended June 30, 2012	519,950	8% - 10%	January 3, 2012 to October 11, 2014
Conversion of debt to into 209,732,083 shares of common stock with a valuation of $950,739 ($0.0035 - $0.0095/share)	(759,095)
Repayment of convertible debt	(2,518,343)
Interest and accrued interest (Included in total repayment)	15,632
Loss on repayment (Included in total repayment)	1,006,092
Balance – June 30, 2012	$14,000

(B) Unsecured Debt

Unsecured debt consisted of the following activity and terms:

		Interest Rate	Maturity
Balance - December 31, 2011	$2,380,432
Borrowings during the three months ended June 30, 2012	3,554,000	15%	January 13, 2012 – October 1, 2013
Conversion of debt to into 37,576,155 shares of common stock with a valuation of $469,683 ($0.0095 - $0.016/share)	(150,000)
Repayments	(1,534,670)
Interest and accrued interest (Included in total repayment)	32,005
Loss on repayment (Included in total repayment)	190,229
Balance - June 30, 2012	$4,471,996

Of the $3,554,000 unsecured notes raised during the 6 months ended June 30, 2012, $1,539,000 of the notes were in default. During August of 2012, the Company obtained waivers and entered into settlement agreements related to the default. In connection with the proposed terms of the settlement, the Company will cancel 147,487,500 warrants and issue 98,315,168 shares of common stock. The promissory notes previously issued by the Company in favor those investors will remain in place as written.

(C) Auto Loan

Auto loan account consisted of the following activity and terms:

		Interest Rate	Maturity
Balance - December 31, 2011	$26,236	6.99%	26 payments of $1,008
Repayments	(5,428)
Balance - June 30, 2012	$20,808

F-16

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements
June 30, 2012

(Unaudited)

(D) Debt Issue Costs

During the six months ended June 30, 2012 and 2011, the Company paid debt issue costs totaling $106,950 and $204,093, respectively.

For the six months ended June 30, 2012 the company issued 19,237,500 warrants as cost associated with a debt raise. The initial derivative liability value of $427,759 was recorded as debt issue costs and derivative liability.

The following is a summary of the Company’s debt issue costs for the six months ended June 30, 2012 and year ended December 31, 2011 as follows:

	2012	2011
Debt issue costs	$724,423	$305,283
Accumulated amortization of debt issue costs	(305,557)	(237,095)
Debt issue costs – net	$418,866	$68,188

During the six months ended June 30, 2012 and 2011, the Company amortized $184,031 and $134,233, respectively in debt issue costs.

(E) Debt Discount

During the six months ended June 30, 2012 and 2011, the Company recorded debt discounts totaling $3,554,673 and $3,258,106, respectively.

The debt discounts recorded in 2012 and 2011, pertain to convertible debt and warrants that contain embedded conversion options that are required to be bifurcated and reported at fair value.

The Company amortized $3,083,437 and $2,899,959 to interest expense in the six months ended June 30, 2012 and 2011 as follows:

Debt discount-December 31, 2011	$2,567,333
Additional debt discount – Six months ended June 30,2012	3,554,673
Amortization of debt discount – Six months ended June 30,2012	(3,083,437)
Debt discount June 30, 2012	$3,038,569

Note 6: Derivative Liabilities

The Company identified conversion features embedded within convertible debt, warrants and series A preferred stock issued in 2012, 2011 and 2010 (see Notes 5 and 7). The Company has determined that the features associated with the embedded conversion option should be accounted for at fair value as a derivative liability as the Company could not determine if a sufficient number of shares would be available to settle all transactions.

The fair value of the conversion feature is summarized as follows:

Derivative liability - December 31, 2011	$7,061,238
Fair value at the commitment date for debt instruments	1,096,808
Fair value at the commitment date for warrants issued	5,372,075
Fair value mark to market adjustment for debt instruments	(1,564,850)
Fair value mark to market adjustment for warrants	68,035
Fair value mark to market adjustment for Series A, Preferred Stock issued	(59)
Reclassification to additional paid-in capital for financial instruments conversions and maturities	(4,124,387)
Derivative liability – June 30, 2012	$7,908,860

F-17

The Company recorded the debt discount to the extent of the gross proceeds raised, and expensed immediately the remaining value of the derivative as it exceeded the gross proceeds of the note. The Company recorded a derivative expense of $2,486,451 and $4,057,859 for the six months ended June 30, 2012 and 2011, respectively.

The fair value at the commitment and re-measurement dates for the Company’s derivative liabilities were based upon the following management assumptions:

	Commitment Date	Re-measurement Date
Expected dividends	0%	0%
Expected volatility	228% -251%	257%
Expected term:	6 months – 4 years	6 months – 4 years
Risk free interest rate	0.09% - 0.72%	0.33%
F-18

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements
June 30, 2012

(Unaudited)

Note 7: Stockholders’ deficit

The Company has three separate series of authorized preferred stock:

(A) Series A, Convertible Preferred Stock

This class of stock has the following provisions:

•	Non-voting,

•	No rights to dividends,

•	No liquidation value,

•	Convertible into 200 shares of common stock

(B) Series B, Preferred Stock (Related Parties)

In August 2011, the Company issued an aggregate 51 shares of Series B, preferred stock to 2 of its officers and directors. The Company accounted for the share issuance at par value as there was no future economic value that could be associated with the issuance.

This class of stock has the following provisions:

•	Voting rights entitling the holders to an aggregate 51% voting control,

•	Initially no rights to dividends,

•	Stated value of $0.001 per share,

•	Liquidation rights entitle the receipt of net assets on a pro-rata basis; and

•	Non-convertible

(C) Series C, Convertible Preferred Stock

In October 2011, the Company issued 190 shares of Series C, preferred stock, having a fair value of $190,000. Of the total shares issued, 100 shares were issued for $100,000 ($1,000 /share). The remaining 90 shares were issued for services rendered having a fair value of $90,000 ($1,000 /share), based upon the stated value per share. In March 2012, all 190 shares were converted into 19,000,000 common shares at a conversion price of $0.00001 per share and a loss of $614,984.

This class of stock has the following provisions:

•	Stated Value - $1,000 per share,

•	Non-voting,

•	Liquidation rights entitle an amount equal to the stated value, plus any accrued and unpaid dividends,

•	As long as any Series C, convertible preferred stock is outstanding, the Company is prohibited from executing various corporate actions without the majority consent of the Series C, convertible preferred stockholders authorization; and

•	Convertible at the higher of (a) $0.01 or (b) such price that is a 50% discount to market using the average of the low 2 closing bid prices, 5 days preceding conversion

Due to the existence of an option to convert at a variable amount, the Company treated this series of preferred stock as a derivative liability due to the potential for settlement in a variable quantity of shares. Additionally, the Company computed the fair value of the derivative liability at the commitment date and remeasurement date, which was $293 and $175, respectively, using the Black-Scholes assumptions below. This transaction is analogous to a dividend with a direct charge to retained earnings.

F-19

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements
June 30, 2012

(Unaudited)

(D) Common Stock

During the six months ended June 30, 2012, the Company issued the following common stock:

Transaction Type	Quantity	Valuation ($)	Loss on Settlement ($)	Range of Value per Share ($)
Conversion of convertible debt	209,732,083	950,739	61,124	0.0035–0.0095
Conversion of unsecured/secured debt	37,576,155	469,683	289,897	0.0095–0.016
Forbearance of agreement terms	55,196,604	918,432	-	0.0084-0.0324
Cash and warrants	32,000,000	285,760	-	0.0089
Executive compensation (1)	444,548,916	4,667,764	-	0.0105
Stock issued for future services	12,621,411	200,000	-	0.0115-0.025
Conversion of Series C, preferred stock to common stock	19,000,000	614,984	614,984	0.0324
Total	810,675,169	8,107,362	966,005	0.0035–.0324

(1)	Represents stock issued for prior year 2011 accrued compensation settled in 2012.

The fair value of all stock issuances above is based upon the quoted closing trading price on the date of issuance, except for stock and warrants issued for cash, which is based on the cash received.

The forbearance of agreement terms represents settlement of debt and accrued liabilities and includes a valuation of $918,432 which is reduced by an $135,000 accrual and reduced by $3,932 stock issued to settle contracts for items expensed in the year ended December 31, 2011, but are treated in the current period as a non-cash settlement, which nets to $779,500 as shown in the statement of cash flows as loss on debt.

(E) Stock Options

The Company applied fair value accounting for all shares based payments awards. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes assumptions used when the options were issued in the year ended December 31, 2010 are as follows:

Exercise price	$0.50
Expected dividends	0%
Expected volatility	74.8%
Risk fee interest rate	1.4%
Expected life of option	5 years
Expected forfeiture	0%

The following is a summary of the Company’s stock option activity:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance – December 31, 2011	1,617,500	$0.50	3.25 years	-
Granted	-
Exercised	-
Forfeited/Cancelled	(100,000	$0.50
Balance – June 30, 2012 – outstanding	1,567,500	$0.50	2.75 years	-
Balance – June 30, 2012 – exercisable	1,567,500	$0.50	2.75 years	-
Outstanding options held by related parties – 2012	1,000,000
Exercisable options held by related parties – 2012	1,000,000

F-20

(F) Stock Warrants

All warrants issued during the six months ended June 30, 2012 were accounted for as derivative liabilities. See Note 6.

During the six months ended June 30, 2012, the Company entered into convertible and unsecured note agreements. As part of these agreements, the Company issued warrants to purchase 301,445,833 shares of common stock. Each warrant vests six month after issuance and expire July 13, 2014 – October 16, 2014, with exercise prices ranging from $0.012 - $0.015. All warrants contain anti-dilution rights, and are treated as derivative liabilities.

A summary of warrant activity for the Company for the six months ended June 30, 2012 is as follows:

	Number of Warrants	Weighted Average Exercise Price
Outstanding – December 31, 2011	283,338,233	.02
Granted	301,445,833	.013
Exercised	(32,000,000	0.0089
Balance as June 30, 2012	552,784,066	.016

Warrants Outstanding				Warrants Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price	Intrinsic Value
$0.012-$1.50	552,784,066	2.33	$0.016	150,708,232	$0.026	2,049,125

(G) Treasury Stock

During the six months ended June 30, 2012, the Company repurchased 26,431,575 shares of its common stock for the total sum of $460,978 or an average of $0.0174 per share. The Company records the value of its common stock held in treasury at cost. The Company has not cancelled or retired these shares, and they remain available for reissuance. The Company has a stock repurchase plan in place.

Note 8 Commitments, Contingencies and Other Matters

(A) Operating Lease

The Company has various non-cancelable leases with terms expiring through 2015.

Future minimum annual lease payments for the above leases are approximately as follows:

Years Ended December 31,

2012 (6 months)	$157,000
2013	375,000
2014	402,000
2015	306,000
Total minimum lease payments	$1,240,000

Rent expense for the six months ended June 30, 2012 and 2011, was $117,247 and $78,872, respectively.

F-21

(B) Legal Matters

From time to time, the Company is or may become involved in various legal proceedings that arise in the ordinary course of business or otherwise. Legal proceedings are subject to inherent uncertainties as to timing, outcomes, costs, expenses and time expenditures by the Company’s management and others on behalf of the Company. Although there can be no assurance, based on information currently available the Company’s management believes that the outcome of legal proceedings that are pending or threatened against the Company will not have a material effect on the Company’s financial condition. However, the outcome of any of these matters is neither probable nor reasonably estimable.

As of August 20, 2012, the Company is a party defendant in the following legal proceedings, each of which the Company: (a) believes is without merit; and (b) intends to defend vigorously:

•	Environmental Research Center v. MusclePharm LLC, et al., Los Angeles Superior Court, California. Date instituted: February 4, 2011. Plaintiff Environmental Research Center (“ERC”) filed notices of intent to commence litigation against over 200 sports nutrition and dietary supplement companies in the United States and Canada, including the Company. ERC alleges violations of California’s Proposition 65.

•	USA Nutraceuticals Group, Inc. et al. v. MusclePharm, Inc., United States District Court for the Southern District of Florida. Date instituted: September 21, 2011. Plaintiff USA Nutraceuticals (d/b/a Beast Sports) alleges that the Company’s use of the tagline “Train like an unchained beast” infringes on its mark “Beast” for dietary supplements. Plaintiff’s primary goal is not to recover monetary damages, but rather that the Company cease using the tagline in the Company’s product marketing.

•	John’s Lone Star Distribution v. MusclePharm Corporation, United States District Court for the Eastern District of Texas. Date instituted: April 5, 2012. Plaintiff is a former domestic distributor for the Company. Plaintiff seeks injunctive relief to allow it to continue to purchase products from the Company. Plaintiff does not seek monetary damages.

•	William Bossung and Bishop Equity Partners LLC v. MusclePharm Corporation, Clark County, Nevada District Court. Date instituted: January 17, 2012. Plaintiff alleges that additional monetary payments are due in respect of a settlement for outstanding warrants.

•	Inter-Mountain Capital Corp. v. MusclePharm Corporation, United States District Court for the District of Utah. Date instituted: May 2, 2012. Plaintiff alleges breach of contract regarding a warrant and purchase agreement, and seeks monetary damages related thereto.

•	Justin Keener d/b/a JMJ Financial v. MusclePharm Corporation, Miami-Dade County, Florida. Date instituted: June 13, 2012. Plaintiff alleges claims for monetary compensation associated with an investment in the Company.

As of August 20, 2012, the Company is a party plaintiff in the following legal matters:

•	MusclePharm Corporation v. Swole Sports Nutrition, LLC, United States District Court for the Southern District of Florida. Date instituted: March 15, 2012. The Company filed this action for trademark infringement against after the Defendant started marketing and selling a dietary supplement named “Turbo Shred”. The Company has sold “Shred Matrix” since April 2, 2008, and the mark “MusclePharm Shred Matrix” was granted registration by the USPTO on September 21, 2010.

•	MusclePharm Corporation v. Fuse Science, Inc., United States District Court for the Southern District of Florida. Date instituted: March 15, 2012. Defendant recently began marketing and selling a product “Enerjel” as a topical analgesic. The Company has sold a dietary supplement “Energel” since 2009 and acquired a trademark registration with the USPTO for “MusclePharm Energel” (Registration number: 4,077,299). The Company seeks to protect its intellectual property rights and prevent Defendant from trademark infringement. Additionally, the Company filed an objection with the USPTO to Defendant’s attempt to register the mark “Enerjel”.

(C) Payroll Taxes

As of June 30, 2012, accounts payable and accrued expenses included $166,745 pertaining to accrued payroll taxes. The taxes represent employee withholdings that have yet to be remitted to the taxing agencies.

Included in the $166,745 is an amount due prior to the Company becoming a publicly traded company in February 2010, when the Company existed as an LLC, which at that time had accrued payroll taxes/penalties and interest of approximately $53,000.

F-22

(D) Product Liability

As a manufacturer of nutritional supplements and other consumer products that are ingested by consumers, the Company has been and is currently subject to various product liability claims. Although the effects of these claims to date have not been material, it is possible that current and future product liability claims could have a material adverse effect on our business or financial condition, results of operations or cash flows. The Company currently maintains product liability insurance with a deductible/retention of $10,000 per claim with an aggregate cap on retained loss of $5,000,000. At June 30, 2012 the Company had not recorded any accruals for product liabilities.

Note 9 Defined Contribution Plan

The Company has a 401(k) defined contribution plan, in which all eligible employees participate. The 401(k) plan is a contributory plan. Matching contributions are based upon the amount of the employees’ contributions. Beginning January 1, 2012, the Company may make an additional discretionary 401(k) plan matching contribution to eligible employees. During the six months ended June 30, 2012 and 2011 the Company’s matching contribution was $18,251 and $0, respectively.

Note 10 Restricted Cash

A restricted fund was established in compliance with the unsecured debt agreements. The restricted fund at June 30, 2012 has a balance of $52,744. This fund is used to pay principal and interest for the unsecured debt agreements which had a principal balance of $4,471,996 as of June 30, 2012. Ten percent of all cash receipts from operations are put into this fund under the terms of the debt agreement.

F-23

MusclePharm Corporation and Subsidiary

Notes to Consolidated Financial Statements
June 30, 2012

(Unaudited)

Note 11 Subsequent Events

Share Issuances

On July 12, 2012, the Company entered into a settlement agreement with an accredited investor pursuant to which the Company issued 7,000,000 shares of common stock, having a fair value of $129,500 ($0.0185/share), based upon the quoted closing trading price, to satisfy a dispute related to an outstanding common stock purchase warrant. The Company recorded a loss on settlement of $129,500.

In July 2012, the Company issued 10,000,000 shares to settle a contract valued at approximately $120,000 ($0.012/share), based upon the quoted closing trading price.

In August 2012, the Company issued 20,833,333 shares to settle warrant contract disputes. On August 20, 2012, the Company repaid debt totaling $119,503 issued by the Company to an accredited investor in April 2012. In connection therewith, the investor agreed to cancel 12,500,000 warrants in return for 12,500,000 restricted shares of the Company’s common stock. Both parties entered into a standard mutual release agreement. Then, on August 20, 2012, the Company repaid debt totaling $80,233 issued by the Company to an accredited investor in April 2012. In connection therewith, the investor agreed to cancel 8,333,333 warrants in return for 8,333,333 restricted shares of the Company’s common stock. The parties entered into a standard mutual release agreement.

In July 2012, the Company entered into a securities purchase agreement with six investors to sell up to 200,000,000 shares of the Company’s common stock at a share price of $0.01, which may be adjusted, and shall be issued warrants to purchase 100,000,000 shares of common stock at an exercise price of $0.01. As of August 2012, the Company sold 100,000,000 shares of common stock for net proceeds of $870,000 net of debt issue costs totaling $130,000. In conjunction with this sale, the Company issued 54,500,000 stock purchase warrants with an exercise price of $0.01 per share. The securities purchase agreement also bears a purchase price reset and price protection on the common stock issued. In accordance with the agreement, the Company also agreed to effectuate a reverse stock split within 20 days of entering into this agreement which has not been met. In connection with the agreement, the Company also entered into the following consulting agreements:

Consulting agreement to issue shares worth 8.4% of the Company to two consultants, one of whom was appointed to the Company’s board of directors, on a fully diluted basis after giving effect to the contemplated reverse stock split. Until the Company has issued and outstanding 3.5 billion shares of Common Stock (subject to adjustment for stock splits), the Company shall ensure that the Consultant shall maintain 8.4% fully diluted equity position. The consultant shall be promptly issued additional shares of Common stock of the Company so that Consultant shall continue to own 8.4% of the Company on a fully diluted basis.

In July 2012, the Company executed a note for $750,000 bearing interest at 12%. In an event of default, at the option of the holder, the note may be converted into common stock equal to 95% of the average daily volume weighted average price of the Company’s common stock during the five trading days immediately prior to the conversion date. The Company paid debt issue costs of $90,975 in cash and 7,500,000 common shares, having a fair value of $150,000, based on the quoted closing trading price. In connection with the debt agreement, the Company agreed to assign all future receivables from the Company’s customers to the note holder until the note is fully repaid. The note is collateralized by all assets of the Company.

Treasury Shares

During July 2012, three executive officers of the Company voluntarily returned 79,071,984 shares of common stock issued at par value and expensed during the year ended December 31, 2011.

F-24

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of:

MusclePharm Corporation

We have audited the accompanying consolidated balance sheets of MusclePharm Corporation and Subsidiary as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MusclePharm Corporation and Subsidiary as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a net loss of $23,280,950 and net cash used in operations of $5,801,761 for the year ended December 31, 2011; and has a working capital deficit of $13,693,267, and a stockholders’ deficit of $12,971,212 at December 31, 2011. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regards to these matters is also described in Note 2.

Berman & Company, P.A.

Boca Raton, Florida

April 13, 2012 except for note 1 as to which the date is June 28, 2012

551 NW 77th Street Suite 201 • Boca Raton, FL 33487

Phone: (561) 864-4444 • Fax: (561) 892-3715

www.bermanscpas.com • info@bermancaps.com

Registered with the PCAOB • Member AICPA Center for Audit Quality

Member American Institute of Certified Public Accountants

Member Florida Institute of Certified Public Accountants

F-25

MusclePharm Corporation and Subsidiary

Consolidated Balance Sheets

	December 31, 2011	December 31, 2010
Assets
Current Assets:
Cash	659,764	43,704
Accounts receivable – net	2,569,092	426,761
Prepaid stock compensation	534,456	1,965,911
Prepaid sponsorship fees	203,333	-
Other	50,188	58,065
Total current assets	4,016,833	2,494,441
Property and equipment - net	907,522	138,551
Debt issue costs - net	68,188	34,404
Other assets	53,585	53,585
Total assets	$5,046,128	$2,720,981
Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued liabilities	9,359,073	3,227,483
Customer deposits	8,047	75,733
Debt – net	1,281,742	289,488
Derivative liabilities	7,061,238	622,944
Total Current Liabilities	17,710,100	4,215,648
Long Term Liabilities:
Debt – net	307,240	250,000
Total Liabilities	18,017,340	4,465,648
Stockholders’ Deficit:
Series A, Convertible Preferred Stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	-	-
Series B, Preferred Stock, $0.001 par value; 51 shares authorized, 51 and none, respectively, issued and outstanding	-	-
Series C, Convertible Preferred Stock, $0.001 par value; 500 shares authorized, 190 and none, respectively, issued and outstanding	-	-
Common Stock, $0.001 par value; 2,500,000,000 shares authorized, 605,930,613 and 118,649,439 issued and outstanding	605,931	118,649
Additional paid-in capital	31,579,538	20,012,122
Accumulated deficit	(45,156,681)	(21,875,438)
Total Stockholders’ Deficit	(12,971,212)	(1,744,667)
Total Liabilities and Stockholders’ Deficit	5,046,128	2,720,981

See accompanying notes to consolidated financial statements

F-26

MusclePharm Corporation and Subsidiary

Consolidated Statements of Operations

	For The Year Ended December 31,
	2011	2010
Sales - net	$17,212,636	$3,202,687
Cost of sales	14,845,069	2,804,274
Gross profit	2,367,567	398,413
General and administrative expenses	18,587,727	18,650,249
Loss from operations	(16,220,160)	(18,251,836)
Other income (expense):
Derivative expense	(4,777,654)	(93,638)
Change in fair value of derivative liabilities	5,162,100	(149,306)
Loss on settlement of accounts payable and debt	(3,862,458)	(433,400)
Interest expense	(3,711,278)	(480,589)
Other expense	(121,500)	(160,568)
Licensing income	250,000	-
Total other income (expense) - net	(7,060,790)	(1,317,501)
Net income (loss)	$(23,280,950)	$(19,569,337)
Net income (loss) available to common stockholders
Net income (loss)	$(23,280,950)	$(19,569,337)
Series C preferred stock dividend	(293)	-
Net income (loss) available to common stockholders	$(23,280,657)	$(19,569,337)
Net income (loss) per share available to common stockholders - basic and diluted	$(0.08)	$(0.48)
Weighted average number of common shares outstanding during the year – basic and diluted	281,484,658	41,141,549

See accompanying notes to consolidated financial statements

F-27

MusclePharm Corporation and Subsidiary

Consolidated Statement of Stockholders’ Equity (Deficit)

Years Ended December 31, 2011 and 2010

	Series A, Convertible Preferred Stock		Series B, Preferred Stock		Series C, Convertible Preferred Stock		Common Stock		Additional Paid-	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	in Capital	Deficit	Deficit
Balance - December 31, 2009	-	$-	-	$-	-	$-	26,000,000	$26,000	$1,099,508	$(2,306,101)	$(1,180,593)
Recapitalization and deemed issuance	83,333	83	-	-	-	-	70,838	71	(25,261)	-	(25,107)
Issuance of common stock:
Conversion of preferred stock to common stock	(83,333)	(83)	-	-	-	-	16,666,600	16,667	(16,584)	-	-
Conversion of convertible debt to common stock	-	-	-	-	-	-	7,708,906	7,709	1,025,791	-	1,033,500
Stock and warrants	-	-	-	-	-	-	4,167,767	4,168	1,524,508	-	1,528,676
Services - third parties	-	-	-	-	-	-	22,457,214	22,457	4,532,158	-	4,554,615
Services - third parties - future services	-	-	-	-	-	-	10,545,200	10,545	2,724,003	-	2,734,548
Services - related parties	-	-	-	-	-	-	10,000,000	10,000	5,290,000	-	5,300,000
Services paid with previously issued stock to related parties	-	-	-	-	-	-	-	-	1,039,500	-	1,039,500
Settlement of debt - third parties	-	-	-	-	-	-	4,165,571	4,166	1,186,898	-	1,191,064
Settlement of debt - related party	-	-	-	-	-	-	7,161,548	7,161	350,916	-	358,077
Settlement of accounts payable	-	-	-	-	-	-	9,014,286	9,014	424,386	-	433,400
Debt offering - additional interest expense	-	-	-	-	-	-	50,000	50	30,450	-	30,500
Extension of debt maturity date	-	-	-	-	-	-	130,000	130	95,370	-	95,500
Contract settlement in connection with lawsuit	-	-	-	-	-	-	511,509	511	99,489	-	100,000
Share based payments	-	-	-	-	-	-	-	-	630,990	-	630,990
Net loss	-	-	-	-	-	-	-	-	-	(19,569,337)	(19,569,337)

Balance - December 31, 2010	-	-	-	-	-	-	118,649,439	118,649	20,012,122	(21,875,438)	(1,744,667)

Issuance of common and preferred stock:
Conversion of convertible debt	-	-	-	-	-	-	254,061,743	254,062	4,014,795	-	4,268,857
Conversion of secured/unsecured debt	-	-	-	-	-	-	40,277,378	40,277	817,675		857,952
Cash	-	-	-	-	-	-	82,000,000	82,000	793,000	-	875,000
Cash	-	-	-	-	100	-	-	-	100,000	-	100,000
Services - third parties	-	-	-	-	-	-	46,521,157	46,522	1,153,322	-	1,199,844
Services - third parties	-	-	-	-	90	-	-	-	90,000	-	90,000
Services - third parties - future services	-	-	-	-	-	-	4,000,000	4,000	210,250	-	214,250
Extension of debt maturity date	-	-	-	-	-	-	9,375,000	9,375	151,875	-	161,250
Settlement of accounts payable	-	-	-	-	-	-	54,545,896	54,546	3,592,173	-	3,646,719
Cancellation of shares	-	-	-	-	-	-	(3,500,000)	(3,500)	3,500	-	-
Share based payments - related parties	-	-	51	-	-	-	-	-	-	-	-
Dividends on series C preferred stock - related parties	-	-	-	-	-	-	-	-	-	(293)	(293)
Reclassification of derivative liability to additional paid in capital	-	-	-	-	-	-	-	-	640,826		640,826
Net loss	-	-	-	-	-	-	-	-	-	(23,280,950)	(23,280,950)

Balance - December 31, 2011	-	$-	51	$-	190	$-	605,930,613	$605,931	$31,579,538	$(45,156,681)	$(12,971,212)

See accompanying notes to consolidated financial statements

F-28

MusclePharm Corporation and Subsidiary

Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2011	2010
Cash Flows From Operating Activities:
Net loss	$(23,280,950)	$(19,569,337)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	171,587	18,567
Bad debt	120,477	119,468
Warrants issued for services - third parties	1,989,982	-
Stock issued for services - third parties	1,289,844	4,554,615
Stock issued for services - related parties	-	5,300,000
Services paid with previously issued stock to related parties	-	1,039,500
Stock issued to extend maturity date of debt	161,250	95,500
Stock issued as settlement in connection with lawsuit	-	100,000
Stock issued with unsecured debt offering-additional interest expense	-	30,500
Share based payments	-	630,990
Amortization of prepaid stock compensation	1,745,705	768,637
Amortization of debt discount and debt issue costs	3,466,718	485,689
Loss on settlement of accounts payable	2,123,129	433,400
Loss on conversion of debt	1,739,329	-
Derivative expense	4,777,654	93,638
Change in fair value of derivative liabilities	(5,162,100)	149,306
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(2,262,808)	(434,753)
Prepaid sponsorship fees	(203,333)	-
Inventory	-	4,245
Deposits	-	32,116
Other	7,877	(66,703)
Increase (decrease) in:
Accounts payable and accrued liabilities	7,581,564	2,358,430
Customer deposits	(67,686)	60,715
Net Cash Used In Operating Activities	(5,801,761)	(3,795,477)
Cash Flows From Investing Activities:
Purchase of property and equipment	(831,511)	(117,303)
Net Used In Investing Activities	(831,511)	(117,303)
Cash Flows From Financing Activities:
Cash overdraft	-	(17,841)
Due to related party	-	(27,929)
Proceeds from issuance of debt	6,612,900	2,140,608
Proceeds from issuance of debt - related party	-	358,077
Repayment of debt	(75,285)	-
Cash paid for debt issue costs	(263,283)	-
Proceeds from issuance of preferred stock	100,000	-
Proceeds from issuance of common stock and warrants-net of recapitalization payment	875,000	1,503,569
Net Cash Provided By Financing Activities	7,249,332	3,956,484
Net increase in cash	616,060	43,704

Cash at beginning of year	43,704	-
Cash at end of year	$659,764	$43,704
Supplemental disclosures of cash flow information:
Cash paid for interest	$28,806	$15,882
Supplemental disclosure of non-cash investing and financing activities:

Stock issued for future services - third parties	$214,250	$2,734,548
Non cash increase in accounts payable related to future services to be paid for with common stock	$100,000	$-
Debt discount recorded on convertible and unsecured debt accounted for as a derivative liability	$5,473,291	$380,000
Conversion of convertible debt and accrued interest for common stock	$3,387,480	$1,033,500
Stock issued to settle debt - third parties	$-	$1,191,064
Stock issued to settle debt - related party	$-	$358,077
Stock issued to settle accounts payable and due to factor	$1,440,779	$433,400
Reclassification of derivative liability to additional paid in capital	$640,826	$-
Conversion of preferred stock to common stock	$-	$83
Stock issued to acquire equipment	$82,811	$-
Auto acquired through financing	$26,236	$-
Dividends on series C preferred stock - related parties	$293	$-
Original issue discount	$-	$37,500

See accompanying notes to consolidated financial statements

F-29

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

Note 1: Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

MusclePharm Corporation (the “Company”, “We”, “Our” or “MP”), was organized as a limited liability company in the State of Colorado on April 22, 2008. On February 18, 2010, the Company executed a reverse recapitalization with Tone in Twenty, Inc. and changed its name to MP (See Note 3).

The Company markets branded sports nutrition products.

Restatement

On May 14, 2012, the Company determined that a material misstatement exists in the Company’s 2011 quarterly and 2011 and 2010 annual financial statements. The Company concluded that the following financial statements contained material misstatements: (i) the Company’s audited financial statements for the year ended December 31, 2011, filed in an annual report on Form 10-K with the U.S. Securities and Exchange Commission (the “SEC”) on April 16, 2012; (ii) the Company’s audited financial statements for the year ended December 31, 2010, filed in an annual report on Form 10-K with the SEC on April 1, 2011; (iii) the Company’s unaudited financial statements for the period ended September 30, 2011, filed in a quarterly report on Form 10-Q with the SEC on November 14, 2011; (iv) the Company’s unaudited financial statements for the period ended June 30, 2011, filed in a quarterly report on Form 10-Q with the SEC on August 16, 2011; and (v) the Company’s unaudited financial statements for the period ended March 31, 2011, filed in a quarterly report on Form 10-Q with the SEC on May 23, 2011.

The foregoing financial statements contained material misstatements pertaining to the Company’s calculation of net sales and presentation of general and administrative expenses and cost of sales. The Company has determined that advertising related credits that were granted to customers fell within the guidance of ASC No. 605-50-55 (“ Revenue Recognition” – Customer Payments and Incentives – Implementation Guidance and Illustrations). The guidance indicates that, absent evidence of benefit to the vendor, appropriate treatment requires netting these types of payments against revenues and not expensing as advertising expense. The Company also noted other credits and discounts that, upon further review, had been previously classified as advertising expense as a component of general and administrative expense that require a reallocation of presentation as amounts to be netted against revenues. The Company’s net loss and loss per share will not be affected by this reallocation in the statement of operations.

Promotions, credits and non-specific advertising with its customers have been reclassified from general and administrative expenses to revenues.

Samples shipped to customers not clearly identifiable were reclassified from general and administrative expense to cost of sales.

F-30

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

	Year Ended December 31, 2011 As Restated	Adjustments	Year Ended December 31, 2011 As Issued	Year Ended December 31, 2010 As Restated	Adjustments	Year Ended December 31, 2010 As Issued

Sales - net	$17,212,636	$(3,625,701)	$20,838,337	$3,202,687	$(844,608)	$4,047,295

Cost of sales	14,845,069	374,455	14,470,614	2,804,274	-	2,804,274
Gross profit	2,367,567	(4,000,156)	6,367,723	398,413	(844,608)	1,243,021

General and administrative expenses	18,587,727	(4,000,156)	22,587,883	18,650,249	(844,608)	19,494,857
Loss from operations	(16,220,160)	-	(16,220,160)	(18,251,836)	-	(18,251,836)
Other income (expense)
Derivative expense	(4,777,654)	-	(4,777,654)	(93,638)	-	(93,638)
Change in fair value of derivative liabilities	5,162,100	-	5,162,100	(149,306)	-	(149,306)
Loss on settlement of accounts payable and debt	(3,862,458)	-	(3,862,458)	(433,400)	-	(433,400)
Interest expense	(3,711,278)	-	(3,711,278)	(480,589)	-	(480,589)
Other expense	(121,500)	-	(121,500)	(160,568)	-	(160,568)
Licensing income	250,000	-	250,000	-	-	-
Total other income (expense) - net	(7,060,790)	-	(7,060,790)	(1,317,501)	-	(1,317,501)
Net loss	$(23,280,950)	$-	$(23,280,950)	$(19,569,337)	$-	$(19,569,337)
Net loss available to common stockholders
Net loss	$(23,280,950)	$-	$(23,280,950)	$(19,569,337)	$-	$(19,569,337)
Series C preferred stock dividend	(293)	-	(293)	-	-	-
Net loss available to common stockholders	$(23,280,657)	$-	$(23,280,657)	$(19,569,337)	$-	$(19,569,337)
Net loss per share available to common stockholders - basic and diluted	$(0.08)	$-	$(0.08)	$(0.48)	$-	$(0.48)
Weighted average number of common shares outstanding during the year – basic and diluted	281,484,658	-	281,484,658	41,141,549	-	41,141,549

Risks and Uncertainties

The Company operates in an industry that is subject to rapid change and intense competition. The Company’s operations will be subject to significant risk and uncertainties including financial, operational, technological, regulatory and other risks, including the potential risk of business failure.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate could change in the near term due to one or more future non-conforming events. Accordingly, the actual results could differ significantly from estimates.

Principles of Consolidation

All inter-company accounts and transactions have been eliminated in consolidation.

F-31

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less and money market accounts to be cash equivalents. At December 31, 2011 and 2010, the Company had no cash equivalents.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits. At December 31, 2011 there was one account that had a balance that exceeded the federally insured limit by approximately $378,000. In 2010, there were no balances that exceeded the federally insured limit.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable represent trade obligations from customers that are subject to normal trade collection terms. The Company periodically evaluates the collectability of its accounts receivable and considers the need to establish an allowance for doubtful accounts based upon historical collection experience and specific customer information. Accordingly, the actual amounts could vary from the recorded allowances.

The Company does not charge interest on past due receivables. Receivables are determined to be past due based on the payment terms of the original invoices.

Accounts receivable at December 31, 2011 and 2010 were as follows:

Accounts receivable	$2,766,776	$542,863
Less: allowance for doubtful accounts	(197,684)	(116,102)
Accounts receivable – net	$2,569,092	$426,761

As of December 31, 2011 and 2010, the Company had the following concentrations of accounts receivable with customers:

Customer	2011	2010
A	36%	24%
B	12%	2%
C	10%	-
D	7%	40%
E	5%	11%

F-32

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

Property and Equipment

Property and equipment are stated at cost and depreciated to their estimated residual value over their estimated useful lives. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are relieved from the accounts and the resulting gains or losses are included in operating income in the statements of operations. Repairs and maintenance costs are expensed as incurred. Depreciation is provided using the straight-line method for all property and equipment.

Website Development Costs

Costs incurred in the planning stage of a website are expensed, while costs incurred in the development stage are capitalized and amortized over the estimated useful life of the asset.

Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances, such as service discontinuance or technological obsolescence, indicate that the carrying amount of the long-lived asset may not be recoverable. When such events occur, the Company compares the carrying amount of the asset to the undiscounted expected future cash flows related to the asset. If the comparison indicates that impairment is present, the amount of impairment is calculated as the difference between the excess of the carrying amount over the fair value of the asset. If a readily determinable market price does not exist, fair value is estimated using discounted expected cash flows attributable to the asset.

Fair Value of Financial Instruments

The Company measures assets and liabilities at fair value based on an expected exit price as defined by the authoritative guidance on fair value measurements, which represents the amount that would be received on the sale of an asset or paid to transfer a liability, as the case may be, in an orderly transaction between market participants. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

•	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
•	Level 2: Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.
•	Level 3: Unobservable inputs reflecting the Company’s assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

F-33

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

The following are the major categories of liabilities measured at fair value on a recurring basis as of December 31, 2011 and 2010, using quoted prices in active markets for identical liabilities (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3):

		As of December 31,
		2011	2010
Derivative liabilities	Level 2	$7,061,238	$622,944

The Company’s financial instruments consisted primarily of accounts receivable, prepaids, accounts payable and accrued liabilities, derivative liabilities and debt. The carrying amounts of the Company’s financial instruments generally approximated their fair values as of December 31, 2011 and 2010, respectively, due to the short-term nature of these instruments.

Revenue Recognition

The Company records revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) product has been shipped or delivered by the third party manufacturer, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

Depending on individual customer agreements, sales are recognized either upon shipment of products to customers or upon delivery. For one of our largest customers, which represent 14% of total revenue in 2011, revenue is recognized upon delivery.

The Company has determined that advertising related credits that were granted to customers fell within the guidance of ASC No. 605-50-55 (“ Revenue Recognition” – Customer Payments and Incentives – Implementation Guidance and Illustrations). The guidance indicates that, absent evidence of benefit to the vendor, appropriate treatment requires netting these types of payments against revenues and not expensing as advertising expense.

The Company records store support, giveaways, sales allowances and discounts as a direct reduction of sales. The Company recorded reductions to gross revenues totaling approximately $4,000,000 and $1,000,000 for the years ended December 31, 2011 and 2010, respectively.

The Company grants volume incentive rebates to certain customers based on contractually agreed percentages ranging from 2.5% - 5.5% as a percentage of sales once a certain threshold has been met. The credits are recorded as a direct reduction to sales. Included in the reductions to revenues above are volume incentive rebates. Total volume incentive rebates granted for the years ended December 31, 2011 and 2010 were approximately $500,000 and $0, respectively.

The Company has an informal 7-day right of return for products. There were nominal returns in 2011 and 2010.

During the years ended December 31, 2011 and 2010, the Company had the following concentrations of revenues with customers:

Customer	2011	2010
A	41%	45%
B	14%	7%
C	-	15%

The Company does not manufacture or physically hold any inventory. Inventory is held and distributed by the Company’s third party manufacturer.

Licensing Income and Royalty Revenue

On May 5, 2011, the Company granted an exclusive indefinite term license to a third party for $250,000. The licensee may market, manufacture, design and sell the Company’s existing apparel line. The licensee will pay the Company a 10% net royalty based on its net income at the end of each fiscal year. To date, no royalty revenue has been earned.

F-34

Cost of Sales

Cost of sales represents costs directly related to the production and third party manufacturing of the Company’s products.

In 2011, cost of sales increased due to a reclassification from advertising expense in the amount of $374,454.

See discussion of restatement.

F-35

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

Shipping and Handling

Product sold is typically shipped directly to the customer from the manufacturer. Any freight billed to customers is offset against shipping costs and included in cost of sales.

Freight billed to customers for the years ended December 31, 2011 and 2010 was $309,690 and $71,983, respectively.

Advertising

The Company expenses advertising costs when incurred.

Advertising for the years ended December 31, 2011 and 2010 are as follows:

	Year Ended December 31, 2011 As Restated	Adjustments	Year Ended December 31, 2011 As Issued	Year Ended December 31, 2010 As Restated	Adjustments	Year Ended December 31, 2010 As Issued

Advertising	$5,241,585	$(4,000,156)	$9,241,741	$6,240,347	$(844,608)	$7,084,955

See discussion of restatement.

Income Taxes

Through February 18, 2010, the Company was taxed as a pass-through entity (LLC) under the Internal Revenue Code and was not subject to federal and state income taxes; accordingly, no provision was made. The financial statements reflect the LLC’s transactions without adjustment, if any, required for income tax purposes for the period ended February 18, 2010. In computing the expected tax benefit, the Company reflected a net loss of $23,280,950 in the year ended December 31, 2011 and $19,169,454 for the period from February 18, 2010 to December 31, 2010.

In 2011, and the period from February 18, 2010 through December 31, 2010, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Beginning with the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes , (included in FASB ASC Subtopic 740-10, Income Taxes — Overall ), the Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely to be realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Company records interest and penalties related to unrecognized tax benefits in income tax expense. There were none for the years ended December 31, 2011 and 2010.

Beneficial Conversion Feature

For conventional convertible debt where the rate of conversion is below market value, the Company records a “beneficial conversion feature” (“BCF”) and related debt discount.

F-36

When the Company records a BCF, the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument. The discount is amortized to interest expense over the life of the debt.

Derivative Liabilities

Fair value accounting requires bifurcation of embedded derivative instruments, such as ratchet provisions or conversion features in convertible debt or equity instruments, and measurement of their fair value. In determining the appropriate fair value, the Company uses the Black-Scholes option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, the Company will continue its evaluation process of these instruments as derivative financial instruments.

Once derivative liabilities are determined, they are adjusted to reflect fair value at the end of each reporting period. Any increase or decrease in the fair value is recorded in results of operations as an adjustment to fair value of derivatives. In addition, the fair value of freestanding derivative instruments such as warrants, are also valued using the Black-Scholes option-pricing model.

F-37

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

Debt Issue Costs and Debt Discount

The Company may pay debt issue costs, and record debt discounts in connection with raising funds through the issuance of convertible debt. These costs are amortized to interest expense over the life of the debt. If a conversion of the underlying debt occurs, a proportionate share of the unamortized amounts is immediately expensed.

Original Issue Discount

For certain convertible debt issued, the Company provides the debt holder with an original issue discount. The original issue discount is recorded to debt discount, reducing the face amount of the note and is amortized to interest expense over the life of the debt.

Share-based payments

The Company has incentive plans that reward employees with stock options, warrants, restricted stock and stock appreciation rights. The amount of compensation cost for these share-based awards is measured based on the fair value of the awards, as of the date that the share-based awards are issued and adjusted to the estimated number of awards that are expected to vest.

Fair value of stock options, warrants, and stock appreciation rights, is generally determined using a Black-Scholes option pricing model, which incorporates assumptions about expected volatility, risk free rate, dividend yield, and expected life. Compensation cost for share-based awards is recognized on a straight-line basis over the vesting period.

Net Earnings (Loss) per Share

Net earnings (loss) per share is computed by dividing net income (loss) less preferred dividends for the period by weighted average number of shares of common stock outstanding during each period. Diluted earnings (loss) per share is computed by dividing net income (loss) less preferred dividends by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period.

Since the Company reflected a net loss in 2011 and 2010, respectively, the effect of considering any common stock equivalents, if exercisable, would have been anti-dilutive. A separate computation of diluted earnings (loss) per share is not presented.

The Company has the following common stock equivalents at December 31, 2011 and 2010:

	At December 31,
	2011	2010
Stock options (exercise price - $0.50/share)	1,617,500	2,767,500
Warrants (exercise price $0.015- $1.50/share)	61,696,327	750,000
Convertible preferred series C shares (exercise price $0.01/share)	19,000	-
Convertible debt (exercise price $0.002- $0.02/share)	448,592,711	11,197,139
Total common stock equivalents	511,925,538	14,714,639

In the above table, some of the outstanding convertible debt from 2011 and 2010 contains ratchet provisions that would cause variability in the exercise price at the balance sheet date. As a result, common stock equivalents could change at each reporting period.

F-38

Reclassification

The Company has reclassified certain prior period amounts to conform to the current period presentation. These reclassifications had no effect on the financial position, results of operations or cash flows for the periods presented.

F-39

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

Recent Accounting Pronouncements

In May 2011, the FASB issued ASU No. 2011-04, which amended ASC Topic 820 to achieve common fair value measurements and disclosure requirements in U.S. GAAP and International Financial Reporting Standards (“IFRS”). The amendments in ASU No. 2011-05 result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. This amendment is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company does not anticipate this amendment will have a material impact on its financial statements.

Note 2: Going Concern

As reflected in the accompanying financial statements, the Company had a net loss of $23,280,950 and net cash used in operations of $5,801,761 for the year ended December 31, 2011; and a working capital deficit and stockholders’ deficit of $13,693,267 and $12,971,212, respectively, at December 31, 2011. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue its operations is dependent on Management’s plans, which include the raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements. The Company may need to incur liabilities with certain related parties to sustain the Company’s existence.

The Company will require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives. The Company believes its current available cash along with anticipated revenues may be insufficient to meet its cash needs for the near future. There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all.

In response to these problems, management has taken the following actions:

•	seeking additional third party debt and/or equity financing,

•	continue with the implementation of the business plan,

•	generate new sales from international customers; and

•	allocate sufficient resources to continue with advertising and marketing efforts

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3: Reverse Recapitalization

On February 18, 2010, the Company merged with Tone in Twenty, Inc. (“TIT”), a then public shell corporation, and MP became the surviving corporation, in a transaction treated as a reverse recapitalization. TIT did not have any operations and majority-voting control was transferred to MP.

In the recapitalization, MP acquired 26,000,000 shares of common stock from TIT in exchange for all member units in MP. Prior to the transaction, the Company paid approximately $25,000 to a former executive of TIT to acquire 366,662 of the 437,500 shares issued and outstanding, these shares were then immediately cancelled and retired. The remaining 70,838 shares were held by the selling stockholders as a deemed issuance in the recapitalization. After the transaction, there were 26,070,838 shares issued and outstanding. The transaction resulted in MP acquiring 99.7% control.

The transaction also requires a recapitalization of MP. Since MP acquired a controlling voting interest, it was deemed the accounting acquirer, while TIT was deemed the legal acquirer. The historical financial statements of the Company are those of MP and of the consolidated entities from the date of recapitalization and subsequent.

F-40

Since the transaction is considered a reverse recapitalization, the presentation of pro-forma financial information was not required.

F-41

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

Note 4: Property and Equipment

Property and equipment consisted of the following at December 31, 2011 and 2010:

	2011	2010	Estimated Useful Life
Furniture, fixtures and gym equipment	$781,786	$55,305	3 years
Leasehold improvements	244,770	67,760	*
Auto	37,068	-	5 years
Displays	32,057	32,057	5 years
Website	11,462	11,462	3 years
Total	1,107,143	166,584
Less: Accumulated depreciation and amortization	(199,621)	(28,033)
	$907,522	$138,551

* The shorter of 5 years or the life of the lease.

Note 5: Debt

At December 31, 2011 and 2010, debt consists of the following:

	2011	2010

Convertible debt - secured	$1,749,764	$605,000
Less: debt discount	(1,395,707)	(331,261)
Convertible debt - net	354,057	273,739

Auto loan - secured	26,236	-

Secured debt	-	187,500

Unsecured debt	2,380,315	78,249
Less: debt discount	(1,171,626)	-
Unsecured debt - net	1,208,689	78,249

Total debt	1,588,982	539,488

Less: current portion	(1,281,742)	(289,488)

Long term debt	$307,240	$250,000

As of December 31, 2011 and 2010, total debt in default as a component of short-term debt was $505,600 and $427,500, respectively.

(A) Convertible Debt – Secured - Derivative Liabilities

During the years ended December 31, 2011 and 2010, the Company issued convertible notes totaling $4,679,253, (including non-cash convertible note and accrued interest of $26,353 related to a reclassification from unsecured debt), and $846,000, respectively. The Convertible notes consist of the following terms:

F-42

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

		Year ended	Year ended
		December 31, 2011	December 31, 2010
		Amount of	Amount of
		Principal Raised	Principal Raised
Interest Rate		0% - 18%	8%
Default interest rate		0% - 25%	0% - 22%
Maturity		June 30, 2011 to June 29, 2015	December 31, 2010 - December 1, 2013
Conversion terms 1	Lesser of (1) a Fifty Percent (50%) discount to the two lowest closing bid prices of the five days trading days immediately preceding the date of conversion or (ii) Two and One-Half Cents ($0.025) per share	$525,000	-
Conversion terms 2	200% - The “market price” will be equal to the average of (i) the average of the closing price of Company’s common stock during the 10 trading days immediately preceding the date hereof and (ii) the average of the 10 trading days immediately subsequent to the date hereof.	$537,600	-
Conversion terms 3	200% of Face. Average of the trading price 10 trading days immediately preceding the closing of the transaction	$177,000	-
Conversion terms 4	200% of Face. Fixed conversion price of $0.02	$105,000	-
Conversion terms 5	300% of Face. Fixed conversion price of $0.02	$15,000	-
Conversion terms 6	35% of the three lowest trading prices for previous 10 trading days	$250,000	-
Conversion terms 7	45% of the three lowest trading prices for previous 10 trading days	$327,500	-
Conversion terms 8	50% of average closing prices for 10 preceding trading days	$76,353	-
Conversion terms 9	50% of lowest trade price for the last 20 trading days	$45,000	-
Conversion terms 10	50% of the 3 lowest trades for previous 20 trading days	$33,000	-
Conversion terms 11	50% of the lowest closing price for previous 5 trading days	$250,000	-
Conversion terms 12	60% Multiplied by the average of the lowest 3 trading prices for common stock during the ten trading days prior to the conversion date	$233,000	$130,000
Conversion terms 13	62% of lowest trade price for the last 7 trading days	$40,000	-
Conversion terms 14	65% of the lowest trade price in the 30 trading days previous to the conversion	$335,000	$250,000
Conversion terms 15	65% of the three lowest trading price for previous 30 trading days	$153,800	-
Conversion terms 16	70% of lowest average trading price for 30 trading days	$1,366,000	-
Conversion terms 17	No fixed conversion option	$35,000	-
Conversion terms 18	35% multiplied by the average of the lowest three (3) Trading Prices (as defined below) for the Common Stock during the ten (10) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date. “	$75,000	-
Conversion terms 19	Fixed conversion price of $0.03	$100,000	-
Conversion terms 20	150% of Face	$-	$5,000
Conversion terms 21	200% of Face	$-	$426,000
Conversion terms 22	300% of Face	$-	$35,000
		$4,679,253	$846,000

The debt holders are entitled, at their option, to convert all or part of the principal and accrued interest into shares of the Company’s common stock at conversion prices and terms discussed above. The Company classifies embedded conversion features in these notes as a derivative liability due to management’s assessment that the Company may not have sufficient authorized number of shares of common stock required to net-share settle or due to the existence of a ratchet due to an anti-dilution provision. See Note 6 regarding accounting for derivative liabilities.

During the year ended December 31, 2011, the Company converted debt and accrued interest, totaling $5,126,809 into 294,339,121 shares of common stock resulting in a loss on conversion of $1,739,329.

Convertible debt consisted of the following activity and terms:

During the year ended December 31, 2011, $585,000 of convertible notes matured without conversion. These notes became demand loans and were reclassified as unsecured debt. Derivative liabilities associated with these notes were eliminated given the expiration of the embedded conversion option.

		Interest Rate	Maturity
Convertible Debt balance as of December 31, 2009	$897,500
Borrowings during the year ended December 31, 2010	846,000	8%	March 3, 2010 - December 1, 2013
Conversion of debt into 9,908,906 shares of common stock with a valuation of $1,143,500 ( $0.045 - $0.667 /share)	(1,138,500)
Balance as of December 31, 2010	605,000
Borrowings during the year ended December 31, 2011	4,652,900	0% - 18%	January 30, 2011 - June 29, 2015
Reclassifications from convertible notes to unsecured demand notes	(585,000)
Conversion of debt to into 254,061,743 shares of common stock with a valuation of $4,268,857 ($0.0032 - $0.101/share)	(2,923,136)
Convertible Debt balance as of December 31, 2011	$1,749,764

F-43

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

(B) Secured Debt

Secured debt consisted of the following activity and terms:

		Interest Rate	Maturity
Secured Debt balance as of December 31, 2009	$-
Borrowings during the year ended December 31, 2010	187,500	0%	May 18, 2010 - May 26, 2010
Balance as of December 31, 2010	187,500
Conversion of debt to into 7,500,000 shares of common stock with a valuation of $437,500 ($0.058 - $0.059/share)	(187,500)
Secured Debt balance as of December 31, 2011	$-

(C) Unsecured Debt

Unsecured debt consisted of the following activity and terms:

		Interest Rate	Maturity
Unsecured Debt balance as of December 31, 2009	$30,000
Borrowings during the year ended December 31, 2010	1,177,499	0% - 10%	On Demand - September 29, 2011
Conversion of debt into 9,127,119 shares of common stock with a valuation of $1,439,141 ( $0.50/share)	(1,129,250)
Unsecured Debt balance as of December 31, 2010	78,249
Borrowings during the year ended December 31, 2011	1,960,000	8% - 15%	February 8, 2011 - June 21, 2014
Reclassifications from convertible notes to unsecured demand notes	585,000
Conversion of debt to into 32,777,378 shares of common stock with a valuation of $420,452 ($0.01 - $0.05/share)	(167,649)
Repayments	(75,285)
Unsecured Debt balance as of December 31, 2011	$2,380,315

(D) Auto Loan

Auto loan account consisted of the following activity and terms:

		Interest Rate	Maturity
Auto loan balance as of December 31, 2010	-
Non-Cash fixed assets additions during the year ended December 31, 2011	32,568	6.99%	36 payments of $1,008
Repayments	(6,332)
Auto loan balance as of December 31, 2011	$26,236

F-44

(E) Debt Issue Costs

During the years ended 2011 and 2010, the Company paid debt issue costs totaling $263,283 and $42,000, respectively. The following is a summary of the Company’s debt issue costs:

	2011	2010
Debt issue costs	$305,283	$42,000
Accumulated amortization of debt issue costs	(237,095)	(7,596)
Debt issue costs – net	$68,188	$34,404

During 2011 and 2010, the Company amortized $229,499 and $7,596.

(F) Debt Discount

During the years ended 2011 and 2010, the Company recorded debt discounts totaling $5,473,291 and $380,000, respectively.

The debt discount recorded in 2011 and 2010 pertains to convertible debt that contains embedded conversion options that are required to bifurcated and reported at fair value (See Note 9).

The Company amortized $3,237,219 in 2011 and $48,739 in 2010 to interest expense.

	2011	2010
Debt discount	$5,804,552	$380,000
Amortization of debt discounts	(3,237,219)	(48,739)
Debt discount – net	$2,567,333	$331,261

F-45

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

Note 6: Derivative Liabilities

The Company identified conversion features embedded within convertible debt, warrants and series A, preferred stock issued in 2011 and 2010 (see Notes 5 and 9). The Company has determined that the features associated with the embedded conversion option should be accounted for at fair value as a derivative liability as the Company could not determine if a sufficient number of shares would be available to settle all transactions. Additionally, at one point during 2011, the Company had received conversion notices from investors for which sufficient authorized shares were not available.

As a result of the application of ASC No. 815, the fair value of the conversion feature is summarized as follow:

Derivative liability - December 31, 2009	$-
Fair value at the commitment date for convertible instruments	473,638
Fair value mark to market adjustment	149,306
Derivative liability - December 31, 2010	622,944
Fair value at the commitment date for convertible instruments	6,590,351
Fair value at the commitment date for warrants issued	5,650,576
Fair value at the commitment date for Series A, Preferred Stock issued	293
Fair value mark to market adjustment for convertible instruments	(2,293,164)
Fair value mark to market adjustment for warrants	(2,868,818)
Fair value mark to market adjustment for Series A, Preferred Stock issued	(118)
Reclassification to additional paid in capital for financial instruments that ceased to be a derivative liability	(640,826)
Derivative liability - December 31, 2011	$7,061,238

The Company recorded the debt discount to the extent of the gross proceeds raised, and expensed immediately the remaining value of the derivative as it exceeded the gross proceeds of the note. The Company recorded a derivative expense of $4,777,654 and $93,638 for 2011 and 2010 respectively.

The fair value at the commitment and re-measurement dates for the Company’s derivative liabilities were based upon the following management assumptions as of December 31, 2011:

	Commitment Date	Re-measurement Date
Expected dividends	0%	0%
Expected volatility	150% -226%	150% -226%
Expected term:	0.02 – 5 years	0.02 – 5 years
Risk free interest rate	0.06% - 2.76%	0.09% - 0.31%

The fair value at the commitment and re-measurement dates for the Company’s derivative liabilities were based upon the following management assumptions as of December 31, 2010:

	Commitment Date	Re-measurement Date
Expected dividends	0%	0%
Expected volatility	150%	150%
Expected term:	0.75 – 3 years	0.37 – 2.92 years
Risk free interest rate	0.18% - 2.76%	0.19%

F-46

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

Note 7: Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due. Deferred taxes relate to differences between the basis of assets and liabilities for financial and income tax reporting which will be either taxable or deductible when the assets or liabilities are recovered or settled.

At December 31, 2011, the Company has a net operating loss carry-forward of approximately $16,355,000 available to offset future taxable income expiring through 2031. Utilization of future net operating losses may be limited due to potential ownership changes under Section 382 of the Internal Revenue Code.

The valuation allowance at December 31, 2010 was $ 2,495,000. The net change in valuation allowance during the year ended December 31, 2011 was an increase of approximately $6,075,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on consideration of these items, management has determined that enough uncertainty exists relative to the realization of the deferred income tax asset balances to warrant the application of a full valuation allowance as of December 31, 2011.

The effects of temporary differences that gave rise to significant portions of deferred tax assets at December 31, 2011 and 2010 are approximately as follows:

	December 31, 2011	December 31, 2010

Net operating loss carry forward	$6,061,000	$1,986,000
Amortization of debt discount and debt issue costs	1,465,000	465,000
Stock options and warrants	971,000	0
Bad debt	73,000	44,000
Valuation allowance	(8,570,000)	(2,495,000)
Net deferred tax asset	$-	$-

There was no income tax expense for the year ended December 31, 2011 and 2010 due to the Company’s net losses.

The Company’s tax expense differs from the “expected” tax expense for the years ended December 31, 2011 and 2010, (computed by applying the Federal Corporate tax rate of 34% to loss before taxes and 4.63% for Colorado State Corporate Taxes, the blended rate used was 37.1%), are approximately as follows:

	December 31,
	2011	2010
Federal tax benefit at statutory rate	$(7,916,000)	$(6,216,000)
State tax benefit – net of federal tax effect	(501,000)	(888,000)
Derivative expense	1,625,000	35,000
Change in fair value of derivative liability	(1,755,000)	55,000
Loss on settlement of accounts payable	1,313,000	161,000
Non-deductible stock compensation	1,091,000	4,354,000
Other non-deductible expenses	68,000	4,000
Change in valuation allowance	6,075,000	2,495,000
Income tax benefit	-	-

F-47

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

Note 8: Commitments, Contingencies and other matters

(A) Operating Lease

In August 2010, the Company leased office space under a non-cancelable operating lease, expiring in December 2015.

Future minimum annual rental payments for the years ended December 31, are approximately as follows:

2012	$86,000
2013	92,000
2014	98,000
2015	105,000
Total minimum lease payments	$381,000

Rent expense for the years ended December 31, 2011 and 2010 was $154,155 and $138,357, respectively.

(B) Factoring Agreement

In April 2010, the Company entered into a factoring agreement and sold its accounts receivable. During 2010, the Company was subject legal proceedings with the factor, as a result of the Company’s customers not remitting funds directly to the factor. At December 31, 2010, the Company no longer factored its accounts receivable.

A settlement, of $96,783, was reached. During 2010, the Company repaid $25,000, leaving a balance of $71,783 due to factor. In 2011, the Company paid $10,000.

On February 28, 2011, the remaining $65,930, inclusive of fees and interest, was settled with the issuance of 2,187,666 shares of common stock, having a fair value of $131,206 ($0.06/share), based upon the quoted closing trading price. The Company recorded a loss on settlement of accounts payable $65,330.

(C) Legal Matters

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise that may harm its business. The Company is party to the following legal matters as of December 31, 2011:

•	Plaintiff alleges the Company use of Creatine Nitrate in product infringed on a patent held by the Plaintiff. The Company believes the Plaintiffs case is without merit.

•	Plaintiff alleges the Company’s use of the tagline “Train like an unchained beast” infringes on their mark “Beast” for dietary supplements. Plaintiff’s primary goal is not damages, but rather that the Company cease using the tagline. Settlement discussions are ongoing in this case and the Company intends to defend its position.

•	Plaintiff has filed notices of intent to commence litigation on over 200 sports nutrition and dietary supplement companies in the US and Canada, including the Company. Plaintiff alleges violations of California’s Proposition 65. The Company considers this case without merit and merely an attempt by a commercial plaintiff to pressure settlements. Plaintiff conveyed a settlement offer in the amount of $121,500 to which the Company has not yet responded. The Company has recorded an accrual in the amount of $121,500 as of December 31, 2011.

•	Beginning in October 2009, the Company engaged in various business dealings regarding the manufacturing, sale and distribution of products with Fit Foods Manufacturing, Ltd. and Fit Foods Distribution, Inc. Jointly, “Fit Foods”). MusclePharm and Fit Foods subsequently became involved in a business dispute regarding their respective obligations and filed claims against each other in District Court. The Parties settled their dispute on December 22, 2010. The Company issued 13,987,393 shares of common stock having a fair value of $676,980 ($0.048/share), based upon the quoted closing trading price which settled outstanding accounts payable of $333,666, resulting in a loss on settlement of $343,314 All settlement payments have been made and the case was dismissed on July 1, 2011.

F-48

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

(D) Payroll Taxes

As of December 31, 2011 and 2010, accounts payable and accrued expenses included approximately $168,000 and $367,860, respectively, pertaining to accrued payroll taxes. The taxes represent employee withholdings that have yet to be remitted to the taxing agencies.

Note 9: Stockholders’ Deficit

The Company has three separate series of authorized preferred stock:

(A) Series A, Convertible Preferred Stock

During 2010, the Company issued 16,666,600 shares of common stock in connection with the conversion of 83,333 shares of Series A Convertible Preferred Stock. There was no gain or loss on conversion as the transaction was accounted for at par value in connection with the reverse recapitalization in 2010. (See Note 3)

This class of stock has the following provisions:

•	Non-voting;
•	No rights to dividends;
•	No liquidation value; and
•	Convertible into 200 shares of common stock.

(B) Series B, Preferred Stock (Related Parties)

In August 2011, the Company issued an aggregate 51 shares of Series B Preferred Stock to two of its officers and directors. The Company accounted for the share issuance at par value since there was no future economic value that could be associated with the issuance.

This class of stock has the following provisions:

•	Voting rights entitling the holders to an aggregate 51% voting control;
•	Initially no rights to dividends;
•	Stated value of $0.001 per share;
•	Liquidation rights entitle the receipt of net assets on a pro-rata basis; and
•	Non-convertible.

(C) Series C, Convertible Preferred Stock

In October 2011, the Company issued 190 shares of Series C, preferred stock, having a fair value of $190,000. Of the total shares issued, 100 shares were issued for $100,000 ($1,000 /share). The remaining 90 shares were issued for services rendered having a fair value of $90,000 ($1,000 /share), based upon the stated value per share.

This class of stock has the following provisions:

•	Stated Value - $1,000 per share;
•	Non-voting;
•	Liquidation rights entitle an amount equal to the stated value, plus any accrued and unpaid dividends;
•	As long as any Series C, convertible preferred stock is outstanding, the Company is prohibited from executing various corporate actions with the majority consent of the Series C, convertible preferred stockholders authorization; and
•	Convertible at the higher of (a) $0.01 or (b) such price that is a 50% discount to market using the average of the low 2 closing bid prices, 5 days preceding conversion.

Due to the existence of an option to convert at a variable amount, the Company has applied ASC No. 815, and treated this series of preferred stock as a derivative liability due to the potential for settlement in a variable quantity of shares. Additionally, the Company computed the fair value of the derivative liability at the commitment date and remeasurement date, which was $293 and $175, respectively, using the Black-Scholes assumptions below. This transaction is analogous to a dividend with a direct charge to retained earnings.

F-49

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

(D) Common Stock

During the year ended December 31, 2011, the Company issued the following common stock:

Transaction Type	Quantity (#)	Valuation ($)	Range of Values Per Share ($)
Conversion of convertible debt	254,061,743	4,268,857	0.003–0.10
Conversion of unsecured/secured debt	40,277,378	857,952	0.05–0.06
Settlement of accounts payable and accrued expenses (1)	54,545,896	3,646,719	0.03–0.12
Extension of debt maturity date	9,375,000	161,250	0.017–0.02
Services – rendered	46,521,157	1,199,844	0.00–1.15
Cash and warrants	82,000,000	875,000	0.03
Services – prepaid stock compensation (2)	4,000,000	214,250	0.05–.08
Cancelled shares (3)	(3,500,000	-	0.03
Total	487,281,174	11,223,872	0.00–1.15

The fair value of all stock issuances above is based upon the quoted closing trading price on the date of issuance, except for stock issued for cash and warrants, which was based upon the cash received. Stock issued in the conversion of preferred stock was recorded at par value.

The following is a more detailed description of some of the Company’s stock issuances from the table above:

(1) Settlement of Accounts Payable and Accrued Expenses and Loss on Settlement

The Company settled $1,523,590 in accounts payable and recorded a loss on settlement of $2,123,129.

Loss on settlement of accounts payable and accrued expenses	$2,123,129
Loss on settlement of debt (Note 5)	1,739,329
Total loss on settlement	$3,862,458

(2) Prepaid Stock Compensation

The following represents the allocation of prepaid stock compensation as of December 31, 2011 and 2010:

Prepaid stock compensation – December 31, 2009	$-
Prepaid stock compensation additions during the year ended December 31, 2010	2,734,548
Amortization of prepaid stock compensation	(768,637)
Prepaid stock compensation – December 31, 2010	1,965,911
Prepaid stock compensation additions during the year ended December 31, 2011	214,250
Non cash increase in accounts payable related to future services to be paid for with common stock	100,000
Amortization of prepaid stock compensation	(1,745,705)
Prepaid stock compensation – December 31, 2011	$534,456

The agreements commenced during the periods February 2011 through July 2011 and terminate August 2011 through July 2012.

The following represents the allocation of prepaid stock compensation at December 31, 2011:

Prepaid expense that will be amortized in 2012	$534,456

(3) Cancelled Shares

The Company cancelled 3,500,000 shares during the year ended December 31, 2011, valued at par ($0.001). The Company has disputed the issuance of these shares due to non-performance by a consultant. These shares were originally issued in 2010 as a component of stock issued for services rendered.

F-50

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

During the year ended December 31, 2010, the Company issued the following common stock:

Transaction Type	Quantity (#)	Valuation ($)	Range of Values Per Share ($)
Reverse recapitalization	26,070,838	-	-
Conversion of preferred stock	16,666,600	16,667	0.001
Conversion of convertible debt	7,708,906	1,033,500	0.05–0.67
Settlement of accounts payable (1)	9,014,286	433,400	0.05–0.42
Settlement of notes payable (2)	4,165,571	1,191,064	0.05–0.55
Settlement of notes payable – officer	7,161,548	358,077	0.05
Cash and warrants – net of payment in recapitalization of ($25,107)	4,167,767	1,503,569	0.27-0.50
Services – rendered	22,457,214	4,554,615	0.05–1.16
Services – rendered – officers (bonus)	10,000,000	5,300,000	0.53
Services – prepaid stock compensation (5)	10,545,200	2,734,548	0.06–1.16
Contract settlement (3)	511,509	100,000	0.20
Extension of debt maturity date (4)	130,000	95,500	0.61–1.15
Secured debt offering	50,000	30,500	0.61
Total	118,649,439	17,376,547	Range: 0.001–1.16

The fair value of all stock issuances above is based upon the quoted closing trading price on the date of issuance, except for stock issued for cash and warrants, which was based upon the cash received. Stock issued in the conversion of preferred stock was recorded at par value.

The following is a more detailed description of some of the Company’s stock issuances from the table above:

(1)	Settlement of Accounts Payable and Loss on Settlement
Of the total shares issued to settle accounts payable, the Company issued 8,928,571 shares of common stock having a fair value of $400,000 ($0.045/share), based upon the quoted closing trading price. The Company settled $375,000 in accounts payable, paid a fee of $25,000, and recorded a loss on settlement of $112,500. The Company also paid cash to settle accounts payable of $84,715 and recorded a gain on settlement, as a result, the Company has recorded a total net loss on settlement of accounts payable of $27,785.

(2)	Settlement of Notes payable
In connection with the stock issued to settle notes payable, the Company issued 1,965,571 shares of common stock having a fair value of $1,081,064 ($0.55/share), based upon the quoted closing trading price. The Company settled $678,325 in notes payable and recorded a loss on settlement of $402,739.

(3)	Contract Settlement
In connection with litigation (See Note 8), the Company issued stock that has been accounted for as a settlement expense and a component of other expense.

(4)	Extension of Debt Maturity
The Company issued stock to extend the maturity date of certain notes and recorded additional interest expense.

(5)	Prepaid Stock Compensation
The agreements commenced during the periods March – December 2010 and terminate during the periods March 2011 through November 2012. Prepaid stock compensation is included as a component of prepaid and other current and long term assets.

F-51

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

(E) Stock Options

On February 1, 2010, the Company’s board of directors and stockholders approved the 2010 Stock Incentive Plan (“2010 Plan”). The 2010 Plan allows the Company to grant incentive stock options, non-qualified stock options, restricted stock awards, restricted stock units and stock appreciation rights to key employees and directors of the Company or its subsidiaries, consultants, advisors and service providers. Any stock option granted in the form of an incentive stock option will be intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. Only stock options granted to employees qualify for incentive stock option treatment. No incentive stock option shall be granted after February 1, 2020, which is 10 years from the date the 2010 Plan was initially adopted. A stock option may be exercised in whole or in installments, which may be cumulative. Shares of common stock purchased upon the exercise of a stock option must be paid for in full at the time of the exercise in cash or such other consideration determined by the compensation committee. Payment may include tendering shares of common stock or surrendering of a stock award, or a combination of methods.

The 2010 Plan will be administered by the compensation committee. The compensation committee has full and exclusive power within the limitations set forth in the 2010 Plan to make all decisions and determinations regarding the selection of participants and the granting of awards; establishing the terms and conditions relating to each award; adopting rules, regulations and guidelines; and interpreting the 2010 Plan. The Compensation Committee will determine the appropriate mix of stock options and stock awards to be granted to best achieve the objectives of the Plan. The 2010 Plan may be amended by the Board or the compensation committee, without the approval of stockholders, but no such amendments may increase the number of shares issuable under the 2010 Plan or adversely affect any outstanding awards without the consent of the holders thereof. The total number of shares that may be issued shall not exceed 5,000,000, subject to adjustment in the event of certain recapitalizations, reorganizations and similar transactions.

On April 2, 2010, the Company issued 2,767,500 stock options, having a fair value of $630,990, which was expensed immediately since all stock options vested immediately. These options expire on April 2, 2015.

The Company applied fair value accounting for all share based payment awards. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes assumptions used in the year ended December 31, 2010 is as follows:

Exercise price	$0.50
Expected dividends	0%
Expected volatility	74.8%
Risk fee interest rate	1.4%
Expected life of option	2.5 years
Expected forfeitures	0%

F-52

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

The following is a summary of the Company’s stock option activity for the years ended December 31, 2011, 2010 and 2009:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (year)	Aggregate Intrinsic Value
Balance – December 31, 2009	-	-	-	-
Granted	2,767,500	0.50	4.25
Exercised	-	-	-
Forfeited/Cancelled	-	-	-
Outstanding, December 31, 2010	2,767,500	0.50	4.25	-
Granted	-
Exercised	-
Forfeited/Cancelled	(1,150,000)	0.50
Outstanding, December 31, 2011 – outstanding	1,617,500	0.50	3.25	-
Outstanding, December 31, 2011 – exercisable	1,617,500	0.50	3.25	-

Grant date fair value of options granted – 2010		630,990
Weighted average grant date fair value – 2010		0.50

Outstanding options held by related parties – 2011	2,000,000
Exercisable options held by related parties – 2010	2,000,000
Outstanding options held by related parties – 2011	1,000,000
Exercisable options held by related parties – 2011	1,000,000

(F) Stock Warrants

During 2010, the Company issued 750,000 five-year warrants, with a weighted average exercise price of $0.021/share.

All warrants issued during 2011 were accounted for as derivative liabilities. See Note 6.

During 2011, the Company entered into convertible and unsecured note agreements. As part of these agreements, the Company issued warrants to purchase 162,388,233 shares of common stock. Each warrant vests six month after issuance and expire July 14, 2013 – June 28, 2016, with exercise prices ranging from $0.015 - $0.06.

During 2011, the Company issued 120,200,000 warrants for services performed. The warrants have a vesting range of immediate to six months after issuance and expire February 28, 2014 – April 15, 2016, with exercise prices ranging from $0.002 - $0.1. The value of the warrants, $1,989,982, calculated using the below black-scholes assumptions, was expensed as compensation with the offset being recorded to derivative liabilities, since the Company applied the provisions of ASC No. 815, pertaining to the potential settlement in a variable amount of shares.

F-53

MusclePharm Corporation and Subsidiary

Consolidated Notes to Financial Statements

December 31, 2011 and 2010

A summary of warrant activity for the Company for the year ended December 31, 2010 and for the year ended December 31, 2011 is as follows:

	Number of Warrants	Weighted Average Exercise Price
Balance at December 31, 2009	-	-
Granted	750,000	1.5
Exercised	-	-
Forfeited	-	-
Balance as December 31, 2010	750,000	1.50
Granted	282,588,233	.02
Exercised	-	-
Forfeited	-	-
Balance as December 31, 2011	283,338,233	.02

Warrants Outstanding				Warrants Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price	Intrinsic Value
$0.012-$1.50	283,338,233	2.85	$0.021	61,696,327	$0.042	875,000

Note 10: Subsequent Events

(A) Common Stock

On March 26, 2012, the Company increase the Company’s authorized common stock from 1,000,000,000 shares to 2,500,000,000 shares.

During the 1st quarter of 2012, the Company issued 20,000,000 shares of common stock to an officer, having a fair value of $280,000 ($0.014/share), based upon the quoted closing trading price.

(B) Warrants

During the 1st quarter of 2012, the Company issued 32,000,000 shares of common stock for $285,760 ($0.00893/share) in connection with the exercise of warrants.

(C) Debt, Debt Conversion and Warrants

Notes

During the 1st quarter of 2012, the Company executed notes payable and received net proceeds of $3,061,000. The notes are unsecured, bear interest at 15% and mature 18 months from issuance. In connection with this debt issuance, the Company granted 241,125,000, 2.5 year warrants, with exercise prices ranging from $0.012/share - $0.015/share, and vest 6 months from grant.

F-54

Convertible Notes

During the first quarter of 2012, the Company executed convertible notes for $519,950 resulting in net cash proceeds of $489,950, ($30,000 paid as debt issue costs). The notes mature between 6 months – 1 year. The notes bear interest ranging from 8% - 10%, with default interest rates ranging from 20% - 24%.

These notes may be convertible as follows, depending upon the terms of each issuance:

•	35% of the average, 3 lowest trading days, prior to the 10 days before conversion,
•	62% of the lowest trading price during the 7 days before conversion; and
•	65% of the lowest trading price during the 30 days before conversion

Debt Conversions

During the 1st quarter of 2012, the Company settled $2,443,214 of secured convertible debt, unsecured debt and accrued interest with the payment of $2,895,576 and the issuance of 267,308,200 shares of common stock. In addition, all related 58,971,327 warrants were cancelled. As a result of the debt conversion and cancellation of warrants, all associated derivative liabilities underlying these instruments cease to exist.

During the 1st quarter of 2012, the Company repurchased 14,542,939 shares of common stock from an investor for $230,400 ($0.0158/share). The Company has paid $100,000; the balance will be paid in the 2nd quarter of 2012. In connection with the repurchase, the Company has accounted for this transaction in accordance with ASC 505-30, “treasury stock”.

F-55

DISTRIBUTION FOOTPRINT

UNITED STATES + NORTH AMERICA

10,000 STORES AND GROWING

WORLDWIDE

110 COUNTRIES AND GROWING

As of 12/31/2011. Specific countries and locations not shown.

Shares

 Common Stock

 PROSPECTUS

Aegis Capital Corp

, 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the Registrant, other than estimated underwriting discounts and commissions, in connection with our public offering. All amounts shown are estimates except for the SEC registration fee, the NASDAQ listing fee and the FINRA filing fee:

SEC registration fee	$2,812
FINRA filing fee	$3,592
NASDAQ listing fee	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent and registrar fees	*
Printing and engraving expenses	*
Miscellaneous fees and expenses	*
Total	*

* To be filed by amendment.

Item 14. Indemnification of Directors and Officers

Nevada Law

Section 78.7502 of the Nevada Revised Statutes contains provisions authorizing indemnification by the Company of directors, officers, employees or agents against certain liabilities and expenses that they may incur as directors, officers, employees or agents of the Company or of certain other entities. Section 78.7502(3) provides for mandatory indemnification, including attorney’s fees, if the director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein.

Section 78.751 of the Nevada Revised Statutes provides that such indemnification may include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if he shall be ultimately found not to be entitled to indemnification under the Section. Indemnification may be provided even though the person to be indemnified is no longer a director, officer, employee or agent of the Company or such other entities.

Section 78.752 of the Nevada Revised Statutes authorizes the Company to obtain insurance on behalf of any such director, officer employee or agent against liabilities, whether or not the Company would have the power to indemnify such person against such liabilities under the provisions of the Section 78.7502. The indemnification and advancement of expenses provided pursuant to Sections 78.7502 and 78.751 are not exclusive, and subject to certain conditions, the Company may make other or further indemnification or advancement of expenses of any of its directors, officers, employees or agents. Because neither the articles of incorporation, as amended, or Bylaws of the Company otherwise provide, notwithstanding the failure of the Company to provide indemnification and despite a contrary determination by the board of directors or its stockholders in a specific case, a director, officer, employee or agent of the Company who is or was a party to a proceeding may apply to a court of competent jurisdiction for indemnification or advancement of expenses or both, and the court may order indemnification and advancement of expenses, including expenses incurred in seeking court- ordered indemnification or advancement of expenses if it determines that the petitioner is entitled to mandatory indemnification pursuant to Section 78.7502(3) because he has been successful on the merits, or because the Company has the power to indemnify on a discretionary basis pursuant to Section 78.7502 or because the court determines that the petitioner is fairly and reasonably entitled to indemnification or advancement of expenses or both in view of all the relevant circumstances.

II-1

Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws, as amended, empower us to indemnify our current or former directors, officers, employees or agents or persons serving by our request in such capacities in any other enterprise or persons who have served by our request is in such capacities in any other enterprise to the full extent permitted by the laws of the State of Nevada. Pursuant to Nevada law and our articles of incorporation and bylaws, our officers and directors (and former officers and directors) are entitled to indemnification from us to the full extent permitted by law. Our articles of incorporation and bylaws generally provide for such indemnification for claims arising out of the acts or omissions of our officers and directors in their capacity as such, undertaken in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The conditions and extent of indemnification are set forth in the articles of incorporation and bylaws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification Agreements

We have also entered into individual indemnification agreements with our directors and named executive officers. These agreements indemnify those directors and officers to the fullest extent permitted by law against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of MusclePharm.

Item 15. Recent Sales of Unregistered Securities

Issuance of Shares Pursuant to a Share Exchange Agreement

On February 18, 2010, the Company issued a total of 40,000 shares of its common stock to the 12 former owners of Muscle Pharm, LLC, in exchange for all of the Muscle Pharm, LLC units.

Issuance of Common Stock in Exchange for Cancellation of Warrant Agreements

Between May 17, 2012 and August 9, 2012, the Company issued 43,123 shares of common stock to holders of warrant agreements in exchange for the cancellation of such agreements.

Conversion of Preferred Stock into Shares of Common Stock

From February 26, 2010 to March 28, 2012, the Company’s Series A Convertible Preferred Stock was converted into 54,733 shares of our common stock.

Conversion of Convertible Notes into Shares of Common Stock

From March 22, 2010 through December 14, 2010, holders of convertible notes converted an aggregate of $1,033,500 in principal into an aggregate of 11,860 shares of common stock.

From January 25, 2011 through December 31 2011, holders of convertible notes converted an aggregate of $3,393,346 in principal into an aggregate of 440,645 shares of common stock.

From January 4, 2012 through March 22, 2012, holders of convertible notes converted an aggregate of $941,785 in principal into an aggregate of 380,474 shares of common stock.

Exercise of Warrants

On January 26, 2012, warrant holders exercised warrants for an aggregate of 49,231 shares of common stock at an exercise price of $5.80 per share.

II-2

Convertible Debt Issuance

Date of Sale	Amount Sold ($)
8/12/10	50,000
9/14/10	40,000
12/1/10	1,650,000
12/21/10	50,000
1/5/11	10,000
1/14/11	75,000	(1)
1/20/11	40,000
1/21/11	9,000
1/23/11	10,000
1/24/11	50,000
1/25/11	50,000
1/25/11	75,000	(2)
1/26/11	18,000
1/28/11	25,000
1/31/11	25,000
2/1/11	5,000
2/2/11	20,000
2/4/11	130,000
2/10/11	90,000
2/28/11	150,000
3/1/11	25,000
3/4/11	50,000
3/8/11	140,000
3/11/11	25,000
3/14/11	50,000
3/21/11	25,000
3/22/11	25,000
3/23/11	75,000
3/24/11	150,000
3/25/11	65,000
3/27/11	40,000
5/6/11	246,000
5/31/11	10,000
6/7/11	900,000
6/14/11	40,000
6/24/11	20,000
6/25/11	441,833	(3)
8/28/11	60,000
8/31/11	560,000	(4)
10/4/11	50,000
10/5/11	135,000
10/6/11	47,000
10/12/11	200,000
10/28/11	14,000
11/1/11	605,000	(5)
11/14/11	25,000
1/3/12	100,000
1/13/12	440,000
1/13/12	400,000	(6)
2/12/12	252,000	(7)
2/28/12	62,500
3/18/12	500,000	(8)
3/21/12	100,000	(9)
3/23/12	379,500	(10)
3/27/12	100,000	(11)
3/28/12	175,000	(12)
3/29/12	300,000	(13)
3/30/12	25
4/6/12	1,231,000	(14)

II-3

1. The Company also issued warrants in respect of 1,923 shares of our common stock at an exercise price of $42.25 per share.

2. The Company also issued warrants in respect of 1,777 shares of our common stock at an exercise price of $42.25 per share.

3. The Company also issued a warrant to purchase $800,000 of common stock pursuant to a formula based on the market price of common stock.

4. The Company also issued warrants in respect of 28,718 shares of common stock at an exercise price of $19.50 per share.

5. The Company also issued warrants in respect of 43,385 shares of common stock at an exercise price of $11.38 per share.

6. The Company also issued warrants in respect of 25,641 shares of common stock at an exercise price of $9.75 per share.

7. The Company also issued warrants in respect of 53,846 shares of common stock at an exercise price of $9.75 per share.

8. The Company also issued warrants in respect of 6,410 shares of common stock at an exercise price of $7.80 per share.

9. The Company also issued warrants in respect of 12,821 shares of common stock at an exercise price of $7.80 per share.

10. The Company also issued warrants in respect of 48,654 shares of common stock at an exercise price of $7.80 per share.

11. The Company also issued warrants in respect of 3,846 shares of common stock at an exercise price of $7.80 per share.

12. The Company also issued warrants in respect of 22,436 shares of common stock at an exercise price of $7.80 per share.

13. The Company also issued warrants in respect of 38,462 shares of common stock at an exercise price of $7.80 per share.

Issuance of Shares to Extend Debt Agreements

On May 5, 2010, the Company issued a noteholder 23 shares of common stock in consideration for an extension of the noteholder’s note. The issuance was recorded as interest at a fair value of $17,250 ($747.50 per share) based upon the quoted closing price of the common stock on the date of issuance.

On May 5, 2010, the Company issued a noteholder 23 shares of common stock in consideration for an extension of the noteholder’s note. The issuance was recorded as interest at a fair value of $17,250 ($747.50 per share) based upon the quoted closing price of the common stock on the date of issuance.

On September 21, 2010, the Company issued a noteholder 115 shares of common stock in consideration for an extension of the noteholder’s note. The issuance was recorded as interest at a fair value of $45,750 ($396.50 per share) based upon the quoted closing price of the common stock on the date of issuance.

On September 21, 2010, the Company issued a noteholder 19 shares of common stock in consideration for an extension of the noteholder’s note. The issuance was recorded as interest at a fair value of $7,625 ($396.50 per share) based upon the quoted closing price of the common stock on the date of issuance.

On September 21, 2010, the Company issued a noteholder 19 shares of common stock in consideration for an extension of the noteholder’s note. The issuance was recorded as interest at a fair value of $7,625 ($396.50 per share) based upon the quoted closing price of the common stock on the date of issuance.

II-4

On June 7, 2011, the Company issued a noteholder 619 shares of common stock in consideration for an extension of the noteholder’s note. The issuance was recorded as interest at a fair value of $14,778 ($24.05 per share) based upon the quoted closing price of the common stock on the date of issuance.

Issuance of Shares to Settle Notes Payable

On September 29, 2010, the Company issued an aggregate of 17,426 shares of common stock to note holders in settlement of principal and accrued interest in the aggregate amount of $1,549,141.

Issuance of Shares to Settle Contract

On December 23, 2010, the Company issued 787 shares of common stock in settlement of an outstanding contract with a vendor.

Issuance of Warrants to Settle Contract

On September 15, 2011, Company issued warrants to purchase 15,385 shares of common stock with an exercise price of $5.20 per share as settlement of an outstanding contract provision with management.

Issuance of Shares to Settle Aged Debt

From December 27, 2010 through August 4, 2011, the Company issued securities exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) of the Securities Act, to third party funds. Pursuant to these transactions, the Company directed its transfer agent to issue and deliver to the third parties 102,810 shares of the Company’s common stock, subject to adjustment, in satisfaction of a debt in the amount of $2,099,001.

Issuance of Shares as Performance Bonus

On October 18, 2010, the Company issued an officer and director 7,692 shares of common stock as a performance bonus at a fair value of $2,650,000 ($344.50 per share), based upon the quoted closing price of common stock on October 18, 2010.

On October 18, 2010, the Company issued an officer and director 7,692 shares of common stock as a performance bonus at a fair value of $2,650,000 ($344.50 per share), based upon the quoted closing price of common stock on October 18, 2010.

On March 27, 2012, the Company issued officers and a director 683,921 shares of common stock as a performance bonus at a fair value of $4,667,764 ($6.83 per share), based upon the quoted closing price of common stock on December 31, 2011.

Issuance of Shares to Debt Holders

On September 21, 2010, the Company issued one investor 51 shares of common stock as further consideration for the investor to enter into a debt agreement with the Company.

On September 21, 2010, the Company issued one investor 26 shares of common stock as further consideration for the investor to enter into a debt agreement with the Company.

On February 15, 2012, the Company issued one investor 30,769 shares of common stock as further consideration related to the prepayment of a debt agreement with the Company.

On March 28, 2012, the Company issued one investor 15,385 shares of common stock as further consideration related to the prepayment of a debt agreement with the Company.

On March 30, 2012, the Company issued one investor 38,462 shares of common stock as further consideration related to the prepayment of a debt agreement with the Company.

II-5

Issuance of Shares for Services

On the dates set forth below, the Company issued the number of shares of common stock at the aggregate offering prices as set forth below to consultants for services rendered to the Company.

Date of Sale	Number of Shares Sold	Aggregate Offering Price ($)
2010
4/1	231	174,000
5/1	185	138,000
5/5-5/8	594	397,940
6/28	462	309,000
6/30-7/10	2,855	1,924,278
7/22	38	25,000
7/22	18	10,000
7/29	8	3,700
8/10	177	56,350
8/20	4	1,275
8/20	154	51,000
8/25	37	11,760
8/25	131	41,650
9/29	77	20,900
9/29	55	12,500
9/29	55	12,500
10/5	30	9,408
10/11	769	300,000
10/14	54	19,250
10/22	658	357,600
10/26	288	150,710
10/28	154	177,000
11/2	54	18,200
11/18	5,385	840,000
12/3	31	11,000
12/10	3,385	220,000
12/13	1,538	60,000
12/14	6,154	200,000
12/14	1,538	50,000
11/17	6,154	960,000
12/15	1,538	80,000
12/15	2,308	120,000
12/15	385	20,000
12/16	7,692	350,000
12/22	7,692	300,000

2011
1/7	38	1,723
1/7	231	10,335
1/7	38	1,723
2/17	231	10,335
2/28	398	15,000
3/31	38	1,650
3/31	726	25,000
3/31	350	15,000
4/15	154	8,100
4/30	491	15,000
5/1	5,728	175,000
5/31	513	15,000
6/30	769	15,000
7/12	154	3,050
8/22	577	11,250
8/22	115	2,250
8/30	154	2,500
8/30	6,053	90,000
9/6	3,979	75,000
9/30	154	8,100
12/7	14,945	170,000

2012
5/1	5,806	50,000
5/9	6,689	50,000
6/1	3,846	50,000
7/10	30,769	311,000
8/1	11,538	75,000
8/20	3,846	25,000
9/3	15,385	115,000
9/11	5,574	50,000
9/13	46,238	285,519
10/9	3,902	16,000
10/16	9,231	40,200
10/18	7,692	30,000

II-6

Issuances for Prepaid Services

On February 11, 2011, the Company issued 1,538 shares of common stock to a consultant for services to be rendered at a fair value of $78,000 ($50.70 per share), based upon the quoted closing price of the Company’s common stock on the date of issuance.

On March 9, 2011, the Company issued consultants 3,846 shares of common stock for services to be rendered at a fair value of $150,000 ($42.90 per share) based upon the quoted closing price trading price on the date of issuance.

On May 1, 2011, the Company issued 769 shares of common stock to a consultant for services to be rendered at a fair value of $23,500 ($30.55 per share), based upon the quoted closing price trading price on the date of issuance.

On April 1, 2012, the Company issued 3,077 shares of common stock to a consultant for services to be rendered at a fair value of $50,000 ($16.25 per share), based upon the quoted closing price trading price on the date of issuance.

On August 1, 2012, the Company issued 1,538 shares of common stock to a consultant for services to be rendered at a fair value of $10,000 ($6.50 per share), based upon contract value.

II-7

On September 18, 2012, the Company issued 7,692 shares of common stock to a consultant for services to be rendered at a fair value of $50,000 ($6.50 per share), based upon contract value.

Issuance of Shares for Cash

From May 1, 2010 to June 23, 2010, the Company entered into stock purchase agreements with investors for an aggregate of 969 shares of common stock at $227.50 per share for an aggregate purchase price of $315,000.

On May 25, 2010, the Company entered into a stock purchase agreement with an investor for 162 shares of common stock, for an aggregate purchase price of $30,000.

On July 14, 2010, the Company entered into stock purchase agreements with an investor for 50,000 shares of common stock, for an aggregate purchase price of $13,250.

From June 17, 2010 to November 2, 2010, the Company entered into stock purchase agreements with investors for an aggregate of 5,152 shares of common stock at $227.50 per share for an aggregate purchase price of $1,172,156.

From July 16, 2012 to August 29, 2012, the Company entered into stock purchase agreements with investors for an aggregate of 211,538 shares of common stock at $6.50 per share for an aggregate purchase price of $1,375,000.

Issuance of Common Stock to Settle Disputes Regarding Warrants

On August 21, 2012, the Company issued 23,669 shares of common stock to Ellis International, LP in exchange for the cancellation of a warrant to purchase common stock and entering into a settlement agreement between Ellis International and the Company.

On August 27, 2012, the Company issued 24,616 shares of common stock to JMJ Financial in exchange for the cancellation of a warrant to purchase common stock and entering into a settlement agreement between JMJ Financial and the Company.

On September 14, 2012, the Company issued 153,847 shares of common stock to Southridge Partners II, LP in exchange for the cancellation of a warrant to purchase common stock and entering into a settlement agreement between Southridge Partners and the Company.

On October 12, 2012, the Company issued 220,000 shares of common stock to Inter-Mountain Capital Corp. in exchange for the cancellation of a warrant to purchase common stock and entering into a settlement agreement between Inter-Mountain and the Company.

Issuance of Common Stock as a Result of the Warrant Conversions

From September 28, 2012 to September 30, 2012, the Company issued 670,364 shares of common stock in exchange for cancellation of warrants exercisable for 946,438 shares of common stock.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions.

II-8

Item 16. Exhibits and Financial Statement Schedules

		Incorporated by Reference
Exhibit No.	Description	Form	SEC File No.	Exhibit	Filing Date	Filed Herewith	Furnished Herewith

1.1*	Form of Underwriting Agreement.

2.1	Agreement Concerning the Exchange of Securities by and Among Tone in Twenty and Muscle Pharm, LLC and the Security Holders of Muscle Pharm, LLC, dated February 1, 2010.	8-K	000-53166	2.1	February 2, 2010

3.1	Articles of Incorporation of MusclePharm Corporation (successor to Tone In Twenty).	SB-2	333-147111	3.1	November 2, 2007

3.2	Bylaws of MusclePharm Corporation (successor to Tone In Twenty). (Amended on March 1, 2010 to change fiscal year end to December 31 – set forth on Form 8-K filed on 03-03-2010.)	SB-2	333-147111	3.2	November 2, 2007

3.3	Amendment to the Articles of Incorporation.	SB-2	333-147111	3.3	November 2, 2007

3.4	Amendment to the Articles of Incorporation	8-K	000-53166	3.3	February 24, 2010

3.5	Certificate of Designation relating to the Series A Convertible Preferred Stock.	8-K	000-53166	3.4	February 24, 2010

3.6	Amendment to the Articles of Incorporation.	10-Q	000-53166	3.1	May 23, 2011

3.7	Certificate of Designation of Series B Convertible Preferred Stock.	10-Q	000-53166	3.1	August 16, 2011

3.8	Certificate of Designation of Series C Convertible Preferred Stock.	8-K	000-53166	3.1	November 4, 2011

3.9	Amendment to the Articles of Incorporation.	8-K	000-53166	3.1	November 23, 2011

3.10	Amendment to the Articles of Incorporation.	8-K	000-53166	3.1	January 27, 2012

3.11	Amendment to the Articles of Incorporation.	8-K	000-53166	3.1	March 30, 2012

4.1*	Specimen of certificate for MusclePharm Corporation Common Stock

4.2	Form of Promissory Note, dated July 13, 2012, issued by MusclePharm Corporation in favor of TCA Global Credit Master Fund LP.	8-K	000-53166	4.1	July 20, 2012

5.1*	Opinion of Jones & Keller, P.C.

10.1	Purchasing Agreement with General Nutrition Corporation dated December 16, 2009.	8-K	000-53166	10.2	February 24, 2010

10.2	Order Approving Stipulation for Settlement of Claim, dated December 8, 2010, between MusclePharm Corporation and Socius CG II, Ltd.	8-K	000-53166	10.1	December 9, 2010

10.3	Endorsement Agreement, dated July 20, 2011, between MusclePharm Corporation and Michael Vick, individually.	8-K	000-53166	10.1	July 22, 2011

10.4	Convertible Promissory Note between MusclePharm Corporation and Brad J. Pyatt, dated November 18, 2010.	S-1/A	333-176771	4.2	September 27, 2011

II-9

10.5	Convertible Promissory Note between MusclePharm Corporation and Brad J. Pyatt, dated November 23, 2010.	S-1/A	333-176771	4.3	September 27, 2011

10.6+	Amended and Restated Employment Agreement, dated November 14, 2011, between MusclePharm Corporation and Brad J. Pyatt.	10-Q	000-53166	10.6	November 14, 2011

10.7+	Amended and Restated Employment Agreement, dated November 14, 2011, between MusclePharm Corporation and Cory J. Gregory.	10-Q	000-53166	10.7	November 14, 2011

10.8+	Employment Agreement, dated September 15, 2011, by and between MusclePharm Corporation and John H. Bluher.	10-Q	000-53166	10.4	November 14, 2011

10.9+	Employment Agreement, dated November 14, 2011, by and between MusclePharm Corporation and Jeremy R. DeLuca.	10-Q	000-53166	10.5	November 14, 2011

10.10	Securities Purchase Agreement, dated July 10, 2012, between MusclePharm Corporation and Subscribers set forth therein.	8-K	000-53166	10.1	July 19, 2012

10.11	Consulting Agreement, dated July 12, 2012, between MusclePharm Corporation and Melechdavid, Inc.	8-K	000-53166	10.2	July 19, 2012

10.12	Consulting Agreement, dated July 12, 2012, between MusclePharm Corporation and GRQ Consultants, Inc.	8-K	000-53166	10.3	July 19, 2012

10.13	Form of Committed Equity Facility Agreement, dated July 13, 2012, between MusclePharm Corporation and TCA Global Credit Master Fund LP.	8-K	000-53166	10.1	July 20, 2012

10.14	Form of Registration Rights Agreement, dated July 13, 2012, between MusclePharm Corporation and TCA Global Credit Master Fund LP.	8-K	000-53166	10.1	July 20, 2012

10.15	Form of Security Agreement, dated July 13, 2012, between MusclePharm Corporation and TCA Global Credit Master Fund LP.	8-K	000-53166	10.1	July 20, 2012

10.16+	Form of Indemnification Agreement.	8-K	000-53166	10.1	August 27, 2012

10.17+	Amended and Restated Employment Agreement, dated October 18, 2012, between MusclePharm Corporation and Brad J. Pyatt.	8-K	000-53166	10.1	October 23, 2012

10.18+	Employment Agreement, dated October 18, 2012, between MusclePharm Corporation and L. Gary Davis.	8-K	000-53166	10.2	October 23, 2012

10.19+	Amended and Restated Employment Agreement, dated October 18, 2012, between MusclePharm Corporation and John H. Bluher.	8-K	000-53166	10.3	October 23, 2012

10.20+	Amended and Restated Employment Agreement, dated October 18, 2012, between MusclePharm Corporation and Jeremy R. DeLuca.	8-K	000-53166	10.4	October 23, 2012

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10.21+	Amended and Restated Employment Agreement, dated October 18, 2012, between MusclePharm Corporation and Cory J. Gregory.	8-K	000-53166	10.5	October 23, 2012

21	Subsidiary of the Registrant.					X

23.1	Consent of Berman & Company, P.A.					X

23.2*	Consent of Jones & Keller, P.C. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereof).

*	To be filed by amendment.

+	Indicates management contract or compensatory plan.

II-11

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1), or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) for purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-12

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Denver, State of Colorado, on October 26, 2012.

MUSCLEPHARM CORPORATION

By:	/s/ Brad J. Pyatt
Name:	Brad J. Pyatt
Title:	Chief Executive Officer and President
(Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of MusclePharm Corporation hereby severally constitute and appoint Brad J. Pyatt and John H. Bluher, our true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brad J. Pyatt	Co-Chairman, Chief Executive Officer, President and Principal Executive Officer	October 26, 2012
Brad J. Pyatt

/s/ L. Gary Davis	Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer	October 26, 2012
L. Gary Davis

/s/ John H. Bluher	Co-Chairman, Executive Vice President and Chief	October 26, 2012
John H. Bluher	Operating Officer

/s/ Donald W. Prosser		October 26, 2012
Donald W. Prosser	Director

/s/ Gordon G. Burr		October 26, 2012
Gordon G. Burr	Director

/s/ James J. Greenwell		October 26, 2012
James J. Greenwell	Director

EXHIBIT INDEX

		Incorporated by Reference
Exhibit No.	Description	Form	SEC File No.	Exhibit	Filing Date	Filed Herewith	Furnished Herewith

1.1*	Form of Underwriting Agreement.

2.1	Agreement Concerning the Exchange of Securities by and Among Tone in Twenty and Muscle Pharm, LLC and the Security Holders of Muscle Pharm, LLC, dated February 1, 2010.	8-K	000-53166	2.1	February 2, 2010

3.1	Articles of Incorporation of MusclePharm Corporation (successor to Tone In Twenty).	SB-2	333-147111	3.1	November 2, 2007

3.2	Bylaws of MusclePharm Corporation (successor to Tone In Twenty). (Amended on March 1, 2010 to change fiscal year end to December 31 – set forth on Form 8-K filed on 03-03-2010.)	SB-2	333-147111	3.2	November 2, 2007

3.3	Amendment to the Articles of Incorporation.	SB-2	333-147111	3.3	November 2, 2007

3.4	Amendment to the Articles of Incorporation	8-K	000-53166	3.3	February 24, 2010

3.5	Certificate of Designation relating to the Series A Convertible Preferred Stock.	8-K	000-53166	3.4	February 24, 2010

3.6	Amendment to the Articles of Incorporation.	10-Q	000-53166	3.1	May 23, 2011

3.7	Certificate of Designation of Series B Convertible Preferred Stock.	10-Q	000-53166	3.1	August 16, 2011

3.8	Certificate of Designation of Series C Convertible Preferred Stock.	8-K	000-53166	3.1	November 4, 2011

3.9	Amendment to the Articles of Incorporation.	8-K	000-53166	3.1	November 23, 2011

3.10	Amendment to the Articles of Incorporation.	8-K	000-53166	3.1	January 27, 2012

3.11	Amendment to the Articles of Incorporation.	8-K	000-53166	3.1	March 30, 2012

4.1*	Specimen of certificate for MusclePharm Corporation Common Stock

4.2	Form of Promissory Note, dated July 13, 2012, issued by MusclePharm Corporation in favor of TCA Global Credit Master Fund LP.	8-K	000-53166	4.1	July 20, 2012

5.1*	Opinion of Jones & Keller, P.C.

10.1	Purchasing Agreement with General Nutrition Corporation dated December 16, 2009.	8-K	000-53166	10.2	February 24, 2010

10.2	Order Approving Stipulation for Settlement of Claim, dated December 8, 2010, between MusclePharm Corporation and Socius CG II, Ltd.	8-K	000-53166	10.1	December 9, 2010

10.3	Endorsement Agreement, dated July 20, 2011, between MusclePharm Corporation and Michael Vick, individually.	8-K	000-53166	10.1	July 22, 2011

10.4	Convertible Promissory Note between MusclePharm Corporation and Brad J. Pyatt, dated November 18, 2010.	S-1/A	333-176771	4.2	September 27, 2011

10.5	Convertible Promissory Note between MusclePharm Corporation and Brad J. Pyatt, dated November 23, 2010.	S-1/A	333-176771	4.3	September 27, 2011

10.6+	Amended and Restated Employment Agreement, dated November 14, 2011, between MusclePharm Corporation and Brad J. Pyatt.	10-Q	000-53166	10.6	November 14, 2011

10.7+	Amended and Restated Employment Agreement, dated November 14, 2011, between MusclePharm Corporation and Cory J. Gregory.	10-Q	000-53166	10.7	November 14, 2011

10.8+	Employment Agreement, dated September 15, 2011, by and between MusclePharm Corporation and John H. Bluher.	10-Q	000-53166	10.4	November 14, 2011

10.9+	Employment Agreement, dated November 14, 2011, by and between MusclePharm Corporation and Jeremy R. DeLuca.	10-Q	000-53166	10.5	November 14, 2011

10.10	Securities Purchase Agreement, dated July 10, 2012, between MusclePharm Corporation and Subscribers set forth therein.	8-K	000-53166	10.1	July 19, 2012

10.11	Consulting Agreement, dated July 12, 2012, between MusclePharm Corporation and Melechdavid, Inc.	8-K	000-53166	10.2	July 19, 2012

10.12	Consulting Agreement, dated July 12, 2012, between MusclePharm Corporation and GRQ Consultants, Inc.	8-K	000-53166	10.3	July 19, 2012

10.13	Form of Committed Equity Facility Agreement, dated July 13, 2012, between MusclePharm Corporation and TCA Global Credit Master Fund LP.	8-K	000-53166	10.1	July 20, 2012

10.14	Form of Registration Rights Agreement, dated July 13, 2012, between MusclePharm Corporation and TCA Global Credit Master Fund LP.	8-K	000-53166	10.1	July 20, 2012

10.15	Form of Security Agreement, dated July 13, 2012, between MusclePharm Corporation and TCA Global Credit Master Fund LP.	8-K	000-53166	10.1	July 20, 2012

10.16+	Form of Indemnification Agreement.	8-K	000-53166	10.1	August 27, 2012

10.17+	Amended and Restated Employment Agreement, dated October 18, 2012, between MusclePharm Corporation and Brad J. Pyatt.	8-K	000-53166	10.1	October 23, 2012

10.18+	Employment Agreement, dated October 18, 2012, between MusclePharm Corporation and L. Gary Davis.	8-K	000-53166	10.2	October 23, 2012

10.19+	Amended and Restated Employment Agreement, dated October 18, 2012, between MusclePharm Corporation and John H. Bluher.	8-K	000-53166	10.3	October 23, 2012

10.20+	Amended and Restated Employment Agreement, dated October 18, 2012, between MusclePharm Corporation and Jeremy R. DeLuca.	8-K	000-53166	10.4	October 23, 2012

10.21+	Amended and Restated Employment Agreement, dated October 18, 2012, between MusclePharm Corporation and Cory J. Gregory.	8-K	000-53166	10.5	October 23, 2012

21	Subsidiary of the Registrant.					X

23.1	Consent of Berman & Company, P.A.					X

23.2*	Consent of Jones & Keller, P.C. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereof).

*	To be filed by amendment.

+	Indicates management contract or compensatory plan.